   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1997

                                                REGISTRATION NO. 333-25577
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               NTL INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     4899                    52-1822078
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                          (I.R.S. EMPLOYER
     (STATE OR OTHER                                   IDENTIFICATION NUMBER)
      JURISDICTION
   OFINCORPORATION OR
      ORGANIZATION)

         110 EAST 59TH STREET NEW YORK, NEW YORK 10022 (212) 906-8440 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

 RICHARD J. LUBASCH, ESQ. SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY NTL INCORPORATED 110 EAST 59TH STREET NEW YORK, NEW YORK 10022 (212) 906-8440 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:

  THOMAS H. KENNEDY, ESQ. SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 919 THIRD
                AVENUE NEW YORK, NEW YORK 10022 (212) 735-3000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 22, 1997
PROSPECTUS

                             [LOGO] NTL INCORPORAED

                           OFFER FOR ALL OUTSTANDING
                   10% SENIOR NOTES DUE 2007 IN EXCHANGE FOR
                       10% SERIES B SENIOR NOTES DUE 2007
                                      AND
       13% SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK IN EXCHANGE FOR
          13% SERIES B SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK
                                       OF
                                NTL INCORPORATED

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON       ,
                             1997, UNLESS EXTENDED

  NTL Incorporated (formerly International CableTel Incorporated), a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letters of Transmittal (which together constitute the "Exchange Offer"), to exchange (i) an aggregate principal amount of up to $400,000,000 10% Series B Senior Notes Due 2007 (the "New Notes") of the Company for a like principal amount of the issued and outstanding 10% Senior Notes Due 2007 (the "Old Notes" and, together with the New Notes, the "Notes") and (ii) up to 100,000 shares of 13% Series B Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share (and up to an additional 150,000 shares of such stock issuable from time to time instead of cash dividends, the "New Preferred Stock" and, together with the New Notes, the "New Securities"), of the Company for a like number of shares of the issued and outstanding 13% Senior Redeemable Exchangeable Preferred Stock (including any additional shares of such stock issued from time to time instead of cash dividends, the "Old Preferred Stock" and, together with the New Preferred Stock, the "Preferred Stock") (the Old Preferred Stock together with the Old Notes, the "Old Securities" and, together with the New Securities, the "Securities"), in each case, from the respective holders thereof (the "Holders"). The terms of the New Notes and the New Preferred Stock are identical in all material respects to the Old Notes and the Old Preferred Stock, respectively, except that the New Securities do not include transfer restrictions, registration rights and special interest or dividend provisions included in the Old Securities.

  The Old Notes are, and the New Notes will be, senior unsecured obligations of the Company, ranking pari passu in right of payment of principal and interest with all other existing and future unsubordinated obligations of the Company and ranking senior to all other existing and future subordinated debt of the Company. The Subordinated Debentures, if and when issued, will be subordinated to all Senior Debt (as defined) of the Company. As of March 31, 1997, the Company had approximately $1,455 million of unsubordinated debt (all of which constitutes Senior Debt) outstanding. The Company is a holding company and, therefore, the Old Notes are, and the New Notes and the Subordinated Debentures (if and when issued) will be, effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, which effectively rank senior in right of payment to the Notes. As of March 31, 1997, such subsidiaries had approximately $619 million of total liabilities, including approximately $238 million of indebtedness, which effectively rank senior in right of payment to the Notes.

  The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from February 12, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 12, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 12, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding

                                                           (continued on page 2)

  SEE "RISK FACTORS" ON PAGE 15 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD SECURITIES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1997.

(continued from front cover page)

sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  The New Securities are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreements (as defined). Based on interpretations of the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that the New Notes and New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Notes and Old Preferred Stock, respectively, may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Securities are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Securities. The Company acknowledges and each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution of New Securities. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the New Securities to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Old Securities acquired for its own account as a result of market-making activities or other trading activities, and who receives New Securities in exchange for such Old Securities pursuant to the Exchange Offer, may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes and New Preferred Stock received in exchange for Old Notes and Old Preferred Stock, respectively, where such Old Security was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined) and ending at the close of business on the 180th day following the Expiration Date it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. Tenders of Old Securities pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Old Securities, the Company will promptly return Old Securities to the Holders thereof. See "The Exchange Offer."

  The Old Securities are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Prior to this Exchange Offer, there has been no public market for the Securities. Although the Initial Purchasers (as defined) have informed the Company that they intend to make a market in the New Securities, they are not obligated to do so and any such market-making may be discontinued at any time without notice. If a market for the Securities should develop, the New Notes and the New Preferred Stock could trade at a discount from its principal value and liquidation preference, respectively. The Company does not currently intend to list the New Securities on any securities exchange or to seek approval for quotations through any automated quotation systems. There can be no assurance that a market for the New Securities will develop.

  UNTIL . (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) DEALERS AFFECTING TRANSACTIONS IN THE NEW SECURITIES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             AVAILABLE INFORMATION

  The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. Any reports, proxy statements, information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 13th Floor, Seven World Trade Center, New York, New York 10048, and copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-4 (herein together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, dated March 28, 1997;

    (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, dated May 13, 1997;

    (c) the Company's Current Reports on Form 8-K dated January 23, 1997 (filed January 28, 1997), January 28, 1997 (filed January 30, 1997), February 13, 1997 (filed February 19, 1997), March 26, 1997 (filed March 27, 1997) and May 8, 1997 (filed May 9, 1997); and

    (d) the Company's definitive proxy statement for the Annual Meeting of its stockholders to be held on June 3, 1997 (filed April 28, 1997).

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON THE REQUEST OF SUCH PERSON TO: NTL INCORPORATED, 110 EAST 59TH STREET, 26TH FLOOR, NEW YORK, NEW YORK 10022, ATTENTION: RICHARD J. LUBASCH, ESQ.; TELEPHONE: (212) 906-8440. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE NO LESS THAN FIVE DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

                                ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ----------------

  In this Prospectus, references to "pounds sterling," "(Pounds)" "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "c" are to the lawful currency of the United States. Solely for the convenience of the reader, this Prospectus contains translations of certain pound sterling amounts into U.S. dollars. These translations should not be construed as representations that the pound sterling amounts actually represent such U.S. dollar amounts or could have been or could be or will be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of pounds sterling into U.S. dollars have been made at $1.6395 per (Pounds)1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customers purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on March 31, 1997. See "Exchange Rates" for information regarding the Noon Buying Rate for the past five fiscal years. On May 19, 1997, the Noon Buying Rate was $1.638 per (Pounds)1.00.

                                ----------------

  The New Securities exchanged pursuant to the Exchange Offer will be available initially only in book-entry form and will be issued in the form of Global Securities (as defined). The Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected through, records maintained by DTC and its Participants (as defined). Beneficial interests in the Notes (but not the Preferred Stock) may be held through the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). After initial issuance of the Global Securities, New Securities in certificated form will be issued in exchange for the Global Securities only in limited circumstances. See "Book-Entry; Delivery and Form" for further discussion of these matters and for definitions of certain of the capitalized terms used in this paragraph.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated in this Prospectus by reference. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Capitalized terms not defined in this Summary have the meanings given them elsewhere in this Prospectus. Certain technical terms used in this Prospectus are defined in the glossary which begins on page A-1 of this Prospectus.

                                  THE COMPANY

  NTL Incorporated, formerly known as International CableTel Incorporated (the "Company"), was incorporated in April 1993 under the laws of the State of Delaware. The Company entered the cable telephony/television and telecommunications market in the United Kingdom in 1993 and is the third largest operator of cable telephony/television systems in the United Kingdom in terms of the number of homes in the franchise areas operated by the Company. In the past twelve months, the Company has expanded its local telecommunications ("telecoms") and television services business to include a national telecoms network, national television and radio broadcast transmission services, and Internet service provision as well as other related communications businesses.

  In its franchise areas, which are clustered in five regional areas, the Company is constructing integrated, high capacity, high speed, full-service networks which allows the Company to offer customers residential telephone, cable television ("CATV") and business telecommunications services. The Company's local networks provide a two-way communications pathway which is also capable of delivering new services which may emerge from the convergence of telecommunications, information services and entertainment.

  In May 1996, the Company purchased NTL Group Limited and its subsidiaries ("NTL Group") which provides broadcast and broadband transmission and communications services on a nationwide basis in the United Kingdom. NTL Group's core business has been the transmission of television programming for the Independent Television ("ITV") (Channel 3) companies, Channel 4 and the Welsh Fourth Channel ("S4C"). NTL Group has also been awarded the contract for the transmission of the Channel 5 signal for Channel 5 Broadcasting Limited. Under contracts with those companies, the Company is responsible for operating, monitoring and maintaining a broadcast transmission service. NTL Group has enhanced its national infrastructure of over 1,200 owned and shared transmission sites throughout the United Kingdom to diversify beyond its core business and has expanded its national network to enter into the telecommunications and radio sectors. The Company, through NTL Group, now operates a national broadband microwave communications network which it uses to provide carrier and trunk services to telecommunications companies, provides independent radio signal transmission, leases and manages cell sites for wireless telephony operators, commissions and maintains emergency service radio systems, operates satellite earth stations that uplink video signals to satellites and designs and builds studio and broadcast facilities. Management believes that the combination of the Company's local, high capacity, full-service networks and NTL Group's national diversified network creates a variety of strategic benefits for the Company.

  In October 1996, the Company announced a new organizational structure integrating its local telephone, cable television and internet businesses with NTL Group's national telecommunications and television transmission businesses. Five business divisions were created for the combined organization: Local Telecoms and Television Services, National Telecoms Services, Broadcast Services, Internet and Information Services and National Media Services. In March 1997, the Company changed its name to NTL Incorporated to reflect this organizational structure and capitalize on NTL Group's legacy in the United Kingdom as a provider of reliable communications services. See "The Company."

                               THE EXCHANGE OFFER

                              Up to $400,000,000 principal amount of New Notes
Securities Offered..........  and 250,000 shares of New Preferred Stock comprised of up to 100,000 shares issuable in exchange for Old Preferred Stock and up to 150,000 additional shares issuable from time to time instead of cash dividends. The terms of the New Securities and the Old Securities are identical in all material respects, except that the terms of the New Securities do not include certain transfer restrictions, registration rights, and special interest or dividend provisions relating to the Old Preferred Stock, each as summarized below under "Registration Rights."

The Exchange Offer..........  The New Notes are being offered in exchange for a like principal amount of Old Notes that are properly tendered and accepted. The shares of New Preferred Stock are being offered in exchange for a like number of shares of Old Preferred Stock that are properly tendered and accepted. The issuance of the New Securities is intended to satisfy obligations of the Company contained in the Registration Rights Agreements (the "Registration Rights Agreements") each dated February 12, 1997, each by and among the Company and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchasers") as the initial purchasers with respect to the initial sale of the Old Securities. For procedures for tendering, see "The Exchange Offer."

Tenders, Expiration Date;     The Exchange Offer will expire at 5:00 p.m., New
   Withdrawal...............  York City time, on        , 1997, or such later
                              date and time to which it is extended (the
                              "Expiration Date"). Each holder tendering Old
                              Securities must acknowledge that it is not engaging in, nor intends to engage in, a distribution of the New Securities. The tender of Old Securities pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration
                              Date. Any Old Securities not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax            The exchange pursuant to the Exchange Offer
   Consequences.............  should not result in any income, gain or loss to holders of Old Securities exchanging the same for New Securities pursuant to the Exchange Offer or the Company for federal income tax purposes. See
                              "Certain Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agents.............  The Chase Manhattan Bank is serving as the
                              Exchange Agent for the Exchange Offer in respect of the Notes. Continental Stock Transfer & Trust Company is serving as the Exchange Agent for the Exchange Offer in respect of the Preferred Stock.

Shelf Registration            Under certain circumstances, certain holders of
   Statement................  Old Securities (including holders who may not participate in the Exchange Offer, or who may not freely resell New Securities received in the Exchange Offer) may require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Old Securities by such holders. See "Registration Rights."

    CONSEQUENCES OF EXCHANGING OLD SECURITIES PURSUANT TO THE EXCHANGE OFFER

  Based on interpretations by the staff of the Commission in no action letters issued to third parties, generally holders of Old Securities (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Securities for New Securities pursuant to the Exchange Offer may offer such New Securities for resale, resell such New Securities, and otherwise transfer such New Securities without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such New Securities are acquired in the ordinary course of the holders' business and such holders, other than brokers-dealers, are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of such New Securities.

  Each broker-dealer who holds Old Securities acquired for its own account as a result of market-making activities or other trading activities, and who receives New Securities in exchange for such Old Securities pursuant to the Exchange Offer, may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. See "Plan of Distribution."

  To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Securities prior to offering or selling such New Securities. The Company has agreed, pursuant to the Registration Rights Agreements and subject to certain specified limitations therein, to register or qualify the New Securities held by broker-dealers for offer or sale under the securities or blue sky laws of such jurisdictions as any such holder of such New Securities reasonably requests in writing. Unless the Company is so requested, the Company does not intend to register or qualify the sale of the New Securities in any such jurisdictions.

  If a Holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to provisions of the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer contained in the legend on the Old Notes. If a Holder of Old Preferred Stock does not exchange such Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend on the Old Preferred Stock certificates. In general, Old Securities may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will take any action to register Old Securities under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange" and "Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes do not include certain transfer restrictions, registration rights and Special Interest (as defined) provisions included in the Old Notes. See "Registration Rights."

Securities Offered..........  $400,000,000 principal amount of 10% Series B
                              Senior Notes Due 2007.

Maturity Date...............  February 15, 2007.

Interest....................  Interest on the Notes will accrue at the rate of
                              10% per annum and will be payable in cash semiannually on February 15 and August 15, commencing on August 15, 1997.

Ranking.....................
                              The New Notes will rank senior in right of payment to all subordinated indebtedness of the Company and will rank pari passu in right of payment with all existing and future unsubordinated obligations. The New Notes will rank pari passu with the Old Notes. As of March 31, 1997, the Company had approximately $1,455 million of unsubordinated debt outstanding. Such unsubordinated debt includes the Company's 10 7/8% Senior Deferred Coupon Notes Due 2003 (the "10 7/8% Notes"), its 12 3/4% Senior Deferred Coupon Notes Due 2005 (the "12 3/4% Notes") and its 11 1/2% Senior Deferred Coupon Notes Due 2006 (the "11 1/2% Notes" and, together with the 10 7/8% Notes and the 12 3/4% Notes, the "Deferred Coupon Notes"). In addition, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries including borrowings under the NTLIH Facilities (as defined) and, if obtained, the Proposed Credit Facilities (as defined). As of March 31, 1997, such subsidiaries had approximately $619 million of total liabilities, including approximately $238 million of indebtedness. See "Risk Factors--Potential Adverse Consequences of Leverage."

Optional Redemption.........  On or after February 15, 2002, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control...........  Upon the occurrence of a Change of Control
                              Triggering Event (as defined), the Company will be required to make an offer to purchase all of the Notes at 101% of principal amount thereof plus accrued and unpaid interest to the date of purchase. The Company may not have sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the Notes and other debt that may become repayable upon a Change of Control Triggering Event.

Certain Covenants...........  The indenture governing the Notes (the
                              "Indenture") will contain covenants relating to, among other things, the following matters: (i) restricted payments; (ii) incurrence of additional indebtedness and issuance of preferred stock; (iii) liens; (iv) dividend and other payment restrictions affecting subsidiaries; (v) mergers, consolidations and sales of assets; (vi) transactions with affiliates; (vii) payments for consent; and (viii) reports.

Registration Rights.........  Pursuant to the Registration Rights Agreement for
                              the Notes (the "Notes Registration Rights
                              Agreement"), if the Exchange Offer is not consummated or, if required pursuant to the provisions of the Registration Rights Agreement, a resale shelf registration statement is not declared effective on or before July 22, 1997, Special Interest will accrue and be payable semiannually until such time as an exchange offer is consummated or a resale shelf registration is declared effective, as the case may be. See "Registration Rights."

Form, Denomination and
 Registration of Notes......
                              New Notes exchanged for Old Notes are expected to be eligible for trading through the facilities of DTC. New Notes traded through the facilities of DTC will be represented by a global note or notes in definitive, fully registered form without interest coupons deposited with the trustee for the New Notes (the "Trustee") as custodian for and registered in the name of a nominee of DTC. New Notes exchanged for Old Notes which are in the form of registered definitive certificates will be issued in the form of registered definitive certificates until otherwise directed by the holders of such New Notes. See "Book-Entry; Delivery and Form."

                 SUMMARY DESCRIPTION OF THE NEW PREFERRED STOCK

  The terms of the New Preferred Stock and the Old Preferred Stock are identical in all material respects, except that the New Preferred Stock do not include certain transfer restrictions, registration rights and Special Dividend (as defined) provisions included in the Old Preferred Stock. See "Registration Rights."

Securities Offered..........  250,000 shares of 13% Series B Senior Redeemable
                              Exchangeable Preferred Stock, par value $0.01 per share, comprised of up to 100,000 shares to be issued in exchange for Old Preferred Stock and up to 150,000 additional shares issuable from time to time in lieu of cash dividends, and the Subordinated Debentures issuable upon the exchange of the Preferred Stock.

Liquidation Preference......  $1,000 per share.

Mandatory Redemption........  The Company is required, subject to certain conditions, to redeem all of the Preferred Stock outstanding on February 15, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption.

Optional Redemption.........  The Preferred Stock is redeemable, at the option of the Company, in whole or in part, at any time on or after February 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption.

Dividends...................
                              At a rate equal to 13% per annum of the
                              liquidation preference per share, accrued and, when declared, payable quarterly beginning May 15, 1997 and accruing from February 12, 1997 (the "Issuance Date"). Dividends accruing on or before February 15, 2004 may be paid, at the option of the Company, in cash, by issuing additional shares of Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends, or in any combination of the foregoing. Dividends accruing after February 15, 2004 must be paid in cash.

Dividend Payment Dates......  February 15, May 15, August 15 and November 15,
                              commencing May 15, 1997.

Voting......................  The Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein, including (i) amending certain rights of the holders of the Preferred Stock and (ii) the issuance of any class of equity securities that ranks on a parity with or senior to the Preferred Stock, other than additional shares of Preferred Stock issued in lieu of cash dividends or parity securities issued to finance the redemption by the Company of the Preferred Stock. In addition, if (i) dividends are in arrears for six quarterly periods (whether or not consecutive) or (ii) the Company fails to make a mandatory redemption or a Change of Control Offer (as defined) as required or fails to pay pursuant to such redemption or offer, holders of a majority of the outstanding shares of Preferred Stock, voting as a class, will be entitled to elect two directors to the Company's board of directors.

Exchange Provisions.........  On any scheduled dividend payment date, the
                              Company may, at its option, exchange all, but not less than all, of the shares of Preferred Stock then outstanding into the Company's 13% Series B Subordinated Exchange Debentures Due 2009 (such debentures, together with any such debentures issued from time to time in lieu of cash interest, the "Subordinated Debentures").

Ranking.....................  The Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, rank
                              (i) senior to all classes of common stock, the Junior Preferred Stock (as defined), the Series A Preferred Stock (as defined) and each other class of capital stock or series of preferred stock which specifically provides that such class or series will rank junior to the Preferred Stock or that does not specify its rank, (ii) on a parity with each class of capital stock or series of preferred stock that specifically provides that such class or series will rank on a parity with the Preferred Stock and (iii) junior to each other class of capital stock or series of preferred stock which specifically provides that such class or series will rank senior to the Preferred Stock. See "--Voting."

Change of Control Put and     In the event of a Change of Control Triggering
 Call.......................  Event (as defined), the Company will, subject to certain conditions, offer to purchase all outstanding shares of Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase; provided, however, that no holder shall have the right to require the Company to repurchase such holder's shares of Preferred Stock until the earlier of the dates on which all of the Deferred Coupon
                              Notes (as defined) have been repaid or matured.
                              There can be no assurance that the Company will be able to purchase all of the Preferred Stock in the event of a Change of Control Triggering
                              Event.

                              In addition, upon a Change of Control Call Event, the Company will have the option to redeem all of the outstanding shares of Preferred Stock at a redemption price equal to 100% of the liquidation preference thereof plus the Applicable Premium (as defined) and accrued and unpaid dividends to the date of repurchase.

Registration Rights.........  Pursuant to the Registration Rights Agreement for
                              the Preferred Stock (the "Preferred Stock
                              Registration Rights Agreement"), if the Exchange Offer is not consummated or, if required pursuant to the provisions of the Preferred Stock Registration Rights Agreement, a resale shelf registration statement is not declared effective on or before July 22, 1997, Special Dividends will accrue and be payable quarterly until such time as an exchange offer is consummated or a resale shelf registration is declared effective, as the case may be. See "Registration Rights."

Form, Denomination and
 Registration of Preferred
 Stock......................
                              New Preferred Stock exchanged for Old Preferred Stock is expected to be eligible for trading through the facilities of DTC. New Preferred Stock traded through the facilities of DTC will be represented by a global certificate or certificates in definitive, fully registered form deposited with the registrar for the New Preferred Stock (the "Registrar") as custodian for and registered in the name of a nominee of DTC. New Preferred Stock exchanged for Old Preferred Stock which is in the form of registered definitive certificates will be issued in the form of registered definitive certificates until otherwise directed by the holders of such New Preferred Stock. See "Book--Entry; Delivery and Form."

SUBORDINATED DEBENTURES:

Issue.......................  13% Series B Subordinated Exchange Debentures Due
                              2009 issuable in exchange for the Preferred Stock in an aggregate principal amount equal to the liquidation preference of the Preferred Stock so exchanged, plus accrued and unpaid dividends to the date (the "Exchange Date") fixed for the exchange thereof.

Maturity Date...............  February 15, 2009.

Interest....................  Interest will accrue at the rate of 13% per annum from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semiannually in arrears on each February 15 and August 15 commencing with the first such date after the Exchange Date. Interest accruing on or prior to February 15, 2004, may, at the option of the Company, be paid in cash, by issuing additional Subordinated Debentures, or in any combination of the foregoing. Interest accruing after February 15, 2004 must be paid in cash.

Ranking.....................
                              The Subordinated Debentures will be subordinated to all existing and future Senior Debt (including the Notes and the Deferred Coupon Notes (the "Senior Notes")) of the Company. As of March 31, 1997, the Company had approximately $1,455 million of Senior Debt outstanding. In addition, the Subordinated Debentures will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of March 31, 1997, such subsidiaries had approximately $619 million of total liabilities, including approximately $238 million of indebtedness. The Subordinated Debentures will rank pari passu with the

                              Convertible Subordinated Notes (as defined) and will rank pari passu with or senior to any class or series of Indebtedness that expressly provides that it ranks pari passu with or subordinate to the Subordinated Debentures, as the case may be.

Optional Redemption.........  On or after February 15, 2002, the Subordinated
                              Debentures will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.

Change of Control...........  In the event of a Change of Control Triggering
                              Event, the Company will be required to make an offer to purchase all outstanding Subordinated Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Company may not have sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the Subordinated Debentures and other debt that may become repayable upon a Change of Control Triggering Event.

Certain Covenants...........  The indenture governing the Subordinated
                              Debentures (the "Subordinated Debenture
                              Indenture") will contain certain covenants relating to, among other things, the following matters: (i) restricted payments; (ii) incurrence of additional indebtedness and issuance of preferred stock; (iii) mergers, consolidations and sales of assets; (iv) transactions with affiliates; (v) payments for consent; and (vi) reports.

                                  RISK FACTORS

  Holders of Old Securities should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before tendering their Old Securities in the Exchange Offer, although the risk factors (other than "--Consequences of Failure to Exchange Old Securities" and "--Requirements for Transfer of New Securities") are generally applicable to the Old Securities as well as the New Securities.

                                 RISK FACTORS

  Holders of Old Securities should consider carefully all of the information set forth in this Prospectus and incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Documents By Reference." Holders should particularly evaluate the following risks before tendering their Old Securities in the Exchange Offer, although the risk factors set forth below (other than the first two risk factors) are generally applicable to the New Securities as well as the Old Securities. Information contained in this Prospectus (including the documents incorporated by reference in this Prospectus) contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," "estimates," "projected," "contemplates" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. See, e.g., "Incorporation of Certain Documents By Reference," "Summary--The Company" and "The Company." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the economies of the United States and the United Kingdom, could also cause actual results to vary materially from the future results covered in such forward-looking statements.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Issuance of the New Notes and New Preferred Stock in exchange for the Old Notes and Old Preferred Stock, respectively, pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Certain Conditions to the Exchange Offer" and only after a timely receipt by the Note Exchange Agent (as defined) of such Old Notes or the Preferred Stock Exchange Agent (as defined) of such Old Preferred Stock, as the case may be, a properly completed and duly executed Letter of Transmittal in respect of such Old Security and all other required documents. Therefore, holders of Old Securities desiring to tender such Old Securities in exchange for New Securities should allow sufficient time to ensure timely delivery. Neither the Note Exchange Agent, the Preferred Stock Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tenders of Old Securities for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Notes, the existing restrictions upon transfer thereof set forth in the legend on the Old Notes and in the Offering Memorandum dated February 7, 1997 relating to the Old Securities (the "Offering Memorandum"). Old Preferred Stock that is not tendered or is tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof set forth in the legend of the Old Preferred Stock and in the Offering Memorandum. Except in certain limited circumstances with respect to certain types of holders of Old Securities (see "Registration Rights"), the Company will have no further obligation to provide for the registration under the Securities Act of such Old Securities. In general, Old Securities, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will take any action to register the Old Securities under the Securities Act or blue sky laws.

REQUIREMENTS FOR TRANSFER OF NEW SECURITIES

  Based on interpretations by the staff of the Commission, as set forth in no action letters issued to third parties, the Company believes that the New Notes and New Preferred Stock issued in exchange for the Old Notes and Old Preferred Stock, respectively, pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Securities are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of such New Securities. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of New Securities. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Securities to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each broker-dealer who holds Old Securities acquired for its own account as a result of market-making activities or other trading activities, and who receives New Securities in exchange for such Old Securities pursuant to the Exchange Offer, may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that starting on the Expiration Date and ending on the close of business of the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration nor qualification is available and is complied with. The Company has agreed, pursuant to the Registration Right Agreements and subject to certain specified limitations therein, to register or qualify the New Securities for offer or sale under the securities or blue sky laws of such jurisdiction as any holder of the Securities reasonably request in writing. Unless the Company is so requested, the Company does not intend to take any action to register or qualify the sale of the New Securities in any such jurisdictions. See "The Exchange Offer--Consequences of Exchanging Old Securities."

POTENTIAL ADVERSE CONSEQUENCES OF LEVERAGE

  The Company is and, following the consummation of the Exchange Offer will continue to be, highly leveraged. At March 31, 1997, the Company's total obligations under its Preferred Stock and long-term indebtedness was approximately $2.3 billion, representing 93% of total capitalization, including: (i) the Deferred Coupon Notes; (ii) $191.8 million principal amount of 7 1/4% Convertible Subordinated Notes Due 2005 (the "7 1/4% Convertible Notes"); (iii) $275 million principal amount of 7% Convertible Subordinated Notes Due 2008 (the "7% Convertible Notes" and, together with the 7 1/4% Convertible Notes, the "Convertible Notes"); and (iv) $237.9 million outstanding under the Term Loan Facility (as defined). As the Company's subsidiaries draw down amounts expected to be available under the Revolving Credit Facility (as defined), the Potential Credit Facilities (as defined) and other possible future financings, the amount of debt outstanding will increase further. The indentures governing the Notes, the Deferred Coupon Notes, the Convertible Notes and the Subordinated Debentures permit the Company and its subsidiaries to incur substantial additional indebtedness, and the terms of the Preferred Stock do not restrict the ability of the Company and its subsidiaries to incur additional indebtedness.

  The ability of the Company and its subsidiaries to make scheduled payments under present and future indebtedness (including the Notes) and cash dividends in respect of the Preferred Stock will depend on, among other things, the Company's and its subsidiaries' ability to complete the build out of the franchises on a timely and cost effective basis, the Company's ability to access the earnings of its subsidiaries (which may be subject to significant contractual and legal limitations), the future operating performance of the Company and its subsidiaries and the Company's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory and other factors that are beyond the

Company's and its subsidiaries' control. See "--Uncertainty of Construction Progress and Costs," "--Need for Additional Financing" and "--Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries."

  In addition, all or a substantial portion of the indebtedness of the Company (other than the Notes) matures prior to the maturity of the Securities. The Company's ability to make cash payments pursuant to the terms of the Securities may be dependent, in part, on the Company's ability to refinance that indebtedness which will depend, in part, on factors beyond the control of the Company. The mandatory redemption provisions of the Preferred Stock may have a material adverse effect on the Company's ability to refinance such indebtedness.

  The agreements and debt instruments in respect of the Company's indebtedness (including the NTLIH Facilities; see "Description of Certain Indebtedness--The NTLIH Facilities") contain, and the Potential Credit Facilities and other possible future financings are expected to contain, various covenants which, among other things, require the Company to maintain certain financial ratios, restrict or prohibit the payment of dividends and other distributions to the Company by its subsidiaries, restrict asset sales and dictate the use of proceeds from the sale of assets. Although the Company believes that it and its subsidiaries are in compliance with their respective covenants and restrictions, continued compliance with these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities and the ability of certain subsidiaries of the Company to make payments to the Company which might otherwise fund payments due on the Securities, the Subordinated Debentures and the Company's other obligations as they fall due. See "--Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries." There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs, to service and repay indebtedness (including, without limitation, the Notes and the Subordinated Debentures), to redeem, or make cash payments in respect of, the Preferred Stock or to engage in other business activities, such as acquisitions, which may be in the interest of the Company.

  The degree to which the Company is leveraged could have important consequences to holders of the Securities and the Subordinated Debentures, including the following: (i) increasing the Company's vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates; (ii) limiting the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, including the build out of the networks in the franchises and the development and expansion of its national telecommunications network; (iii) requiring a substantial portion of the Company's and its subsidiaries' cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for dividends, operations and future business opportunities; and (iv) increasing the Company's and its subsidiaries' exposure to increases in interest rates given that certain of the Company's and its subsidiaries' borrowings may be at variable rates of interest. In addition, the Company may under certain circumstances be obligated to offer to repurchase certain outstanding securities prior to maturity and there can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase those securities in such circumstances.

NEED FOR ADDITIONAL FINANCING

  The development, construction and operation of the Company's cable television and telecommunications network will require substantial capital. The proceeds of the offering of the Old Securities (the "Offering") alone will not be sufficient to fund the Company's projected requirements through completion of the network. Based on the information currently available to the Company, the Company currently estimates that, from January 1, 1997 through December 31, 2002 (the date by which the Company currently estimates that its network will have passed the total of 2,090,000 homes required by its regulatory build schedules) the aggregate cost of network construction (including the license payments in respect of the Northern Ireland LDL and the Glamorgan and Gwent LDL) will be approximately (Pounds)860 million (approximately $1.410 billion). The Company also estimates that, after giving effect to the issuance of the Securities, scheduled cash interest payments on and principal repayments of indebtedness of the Company and its subsidiaries (assuming no conversion of convertible debt or refinancing of existing indebtedness and no exchange of the Preferred Stock) from January 1, 1997 through

December 31, 2002 will be approximately $873 million and $237 million, respectively. In addition, the Company will require significant amounts of capital to finance the other capital expenditures and the cost of operations of the Company, its subsidiaries and joint ventures and meet all their other obligations as they fall due.

  The Company intends to fund the requirements referred to in the preceding paragraph from: (i) cash, cash equivalents and marketable securities on hand (approximately $788 million as of March 31, 1997); (ii) further equity and/or debt financings (including, but not limited to, the Potential Credit Facilities); and (iii) funds internally generated by the operations of the Company's subsidiaries (including from the revenues receivable by NTL Group under contracts, which have a projected total value of (Pounds)573 million). See "Description of Certain Indebtedness--The Potential Credit Facilities."

  The Company currently expects that cash, cash equivalents and marketable securities on hand as of March 31, 1997 of approximately $788 million should be sufficient to meet those obligations of the Company and its subsidiaries falling due in 1997 (including the costs of local network construction in its franchises, development and expansion of its national telecommunications network, debt service, joint venture obligations and the payment (the "Further Payment") of (Pounds)35 million deferred consideration in respect of the acquisition of NTL Group paid in May 1997).

  The Company estimates that, whether or not the Potential Credit Facilities are obtained and fully drawn, significant amounts of additional funding will be required to meet obligations of the Company and its subsidiaries falling due after 1997. The Company currently intends to obtain such additional funding from further debt and/or equity financings and funds internally generated by the operations of the Company's subsidiaries. The Company does not have any firm plans for any such further financings at this time. The substantial costs of network construction and debt service will result in negative cash flow until an adequate customer base is established.

  The information in the preceding paragraphs and elsewhere in this Prospectus includes projections; in reviewing such information it should be kept in mind that actual results may differ materially from those in such projections. These projections were based on various factors and were derived utilizing numerous assumptions. Important assumptions and factors that could cause actual results to differ materially from those in these projections include the Company's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services. The Company assumes no obligation to update these projections to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting such projections. There can be no assurance that: (i) the Potential Credit Facilities or any other financings will be obtained when required, on acceptable terms or at all; (ii) the Company or its subsidiaries will be able to access all amounts available under the terms of the Potential Credit Facilities or other financings; (iii) actual amounts required to complete the Company's planned build out will not exceed the amount estimated above (see "--Uncertainty of Construction Progress and Costs") or that additional financing substantially in excess of that amount will not be required; (iv) conditions precedent to advances under any such credit facility will be satisfied when funds are required; (v) the Company will not acquire additional franchises, licenses or other new businesses that would require additional capital; (vi) operating cash flow will meet expectations or that the Company will be able to access such cash from its subsidiaries' operations to meet any unfunded portion of its capital requirements when required or to satisfy the terms of the Securities, the Existing Notes or the Company's other debt instruments and agreements for the incurrence of additional debt financing (see "--Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries"); (vii) the Company's subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "--Currency Risk"); or (viii) that there will not be changes in applicable United States or United Kingdom tax laws.

  The inability of the Company to obtain the Potential Credit Facilities or secure additional financings could result in the Company and/or its subsidiaries defaulting on their respective obligations, all the indebtedness of the Company and its subsidiaries becoming immediately due and repayable and failure to comply with the minimum build milestones set forth in its licenses which could lead to the revocation of those licenses. See "--Requirement to Meet Build Milestones."

  The Company will continue to consider strategic acquisitions and combinations involving businesses operating, or owning licenses to operate, cable, telephone, television or telecommunications systems or services and related businesses principally in the United Kingdom, as attractive opportunities arise. The Company is currently involved in various stages of exploration, development and negotiation of certain transactions, some of which, if completed, would be significant and may involve the incurrence of substantial indebtedness or the raising of additional equity by the Company and its subsidiaries to finance such transactions. There can be no assurances that such transactions will occur. The indentures governing the Notes and the Deferred Coupon Notes permit indebtedness to be incurred to finance acquisitions only if such acquisitions are acquisitions of either tangible or intangible assets, licenses and computer software used in connection with a Cable Business (as defined in such indentures) or certain entities, directly or indirectly, engaged in a Cable Business if such entities meet certain qualifying criteria specified in such indentures.

  Furthermore, if the Company were to make additional investments or acquire additional franchises, funding would be needed in addition to the anticipated funding requirements described above. If the Company's bid for one or more of the digital terrestrial television ("DTT") multiplex licenses is successful, significant capital expenditures will be required to develop and implement DTT technology and equipment and to supply DTT services by July 1, 1998 or within one year of the grant of the license.

  The mandatory redemption provisions of the Preferred Stock may have a material adverse effect on the Company's ability to obtain additional financing.

RESTRICTIONS ON ABILITY TO PAY DIVIDENDS OR MAKE PAYMENTS ON PREFERRED STOCK

  The terms of the indentures governing the Deferred Coupon Notes and the Notes restrict the payment of cash dividends or other distributions on the Preferred Stock unless certain financial ratios are achieved. In addition, the Company may in the future incur additional indebtedness which contains similar restrictions.

  In addition to the limitations imposed on the payment of dividends by those indentures and any agreements governing indebtedness of the Company, under Delaware law the Company is permitted to pay dividends on its capital stock, including Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Preferred Stock.

  There can be no assurance that the Company will have the financial, legal or contractual ability to pay cash dividends on the Preferred Stock after February 15, 2004 or effect a mandatory redemption or change of control repurchase of the Preferred Stock.

HOLDING COMPANY STRUCTURE; DEPENDENCE UPON CASH FLOW FROM SUBSIDIARIES

  The Company is a holding company that conducts its operations through its direct and indirect wholly-owned subsidiaries and affiliated joint ventures. As a holding company, the Company holds no significant assets other than its investments in and advances to its subsidiaries and affiliated joint ventures. The Company is, therefore, dependent upon its receipt of sufficient funds from its subsidiaries and affiliated joint ventures to meet its own obligations. The ability of the Company and, therefore, the holders of the Securities, to benefit in the distribution of any assets of any of the Company's subsidiaries and affiliated joint ventures upon any liquidation of any such subsidiary or joint venture will be subject to the prior claims of the subsidiary's or joint venture's creditors, including trade creditors and, to the extent that such subsidiary or joint venture is not directly owned by the Company, to the prior claims of the creditors of any other persons directly or indirectly owning such subsidiary or joint venture.

  Each of the Company's subsidiaries that is a Delaware corporation may pay dividends, under the Delaware General Corporation Law (the "DGCL"), only out of its surplus, or, in the event that it has no surplus, out of its net profits for the fiscal year in which the dividend is declared or for the immediately preceding fiscal year. Each of the Company's subsidiaries that is a United Kingdom company is, under applicable United Kingdom law, prohibited from paying dividends unless such payments are made out of profits available for distribution (which consist of accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made). Other statutory and general English law obligations also affect the ability of directors of the Company's subsidiaries to declare dividends and the ability of the Company's subsidiaries to make payments to the Company on account of intercompany loans. In addition, the United Kingdom may impose a withholding tax on payments of interest and advance corporation tax on distributions (of interest, dividends or otherwise) by United Kingdom subsidiaries of the Company.

  In addition, the terms of existing and future indebtedness of the Company's subsidiaries (including the Potential Credit Facilities) may limit the payment of dividends, loans or other distributions to the Company. In particular, the loan facilities (the "NTLIH Facilities") arranged to finance the purchase price of NTL Group prohibit NTL Investment Holdings Limited ("NTLIH"), the wholly-owned subsidiary of the Company which purchased NTL Group, from paying dividends to the Company unless certain cash flow targets are met and, if such targets are met, require that 50% of all Excess Cash Flow of NTLIH and its subsidiaries must be applied to prepay amounts outstanding under the term loan facility of (Pounds)140 million (the "Term Loan Facility") comprising a part of the NTLIH Facilities. See "Description of Certain Indebtedness--The NTLIH Facilities."

  The New Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including borrowings under the NTLIH Facilities and any borrowings by the Company's subsidiaries under the Potential Credit Facilities. The total liabilities of the Company's subsidiaries at March 31, 1997 was approximately $619 million. In addition, the Indenture permits subsidiaries of the Company to incur additional Indebtedness (as defined in the Indenture) to finance the construction and working capital needs of a Cable Business and the acquisition of Cable Assets (as defined in the Indenture) or the acquisitions of certain entities, directly or indirectly, engaged in a Cable Business, if such entities meet certain qualifying criteria specified in the Indenture. In light of the Company's strategy of continued growth, in part through acquisitions, the Company and its subsidiaries may incur substantial indebtedness in the future. Borrowings under the NTLIH Facilities are, and a substantial portion of the Company's and its subsidiaries' existing and future indebtedness (including borrowings under the Potential Credit Facilities) is expected to be, secured by liens and other security interests over the assets of the Company's subsidiaries and the Company's equity interests in the Company's subsidiaries. In addition, the ability of the Company and, therefore, the holders of the Securities to benefit from distributions of assets of the Company's subsidiaries may be limited to the extent that the outstanding shares of any of its subsidiaries and such subsidiary's assets are pledged to secure other debt of the Company or its subsidiaries. Any right of the Company to receive assets of any subsidiary upon such subsidiary's liquidation or reorganization will be structurally subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as an unsubordinated creditor of such subsidiary. However, to the extent that the Company is so recognized, the claims of the Company would still be subject to any security interests in the assets of such subsidiary and any liabilities of such subsidiary senior to those held by the Company and may otherwise be challenged by third parties in a liquidation or reorganization proceeding. In addition, loan agreements may require, as in the case of the NTLIH Facilities, the Company to subordinate its right to repayment of indebtedness outstanding between it and the borrower under such agreement or any other subsidiary of the Company to the rights of the lenders under the agreement. In particular the rights of the Company and other subsidiaries to repayment of principal and interest lent by them to the borrower or other subsidiaries under the NTLIH Facilities have been and will be subordinated to the rights of the lenders under the NTLIH Facilities pursuant to subordination agreements with such lenders.

  The principal fixed assets of the Company's local telecoms business are cable headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment. The value of a substantial portion of these fixed assets is derived from their employment in the Company's and its subsidiaries' cable television and telecommunications businesses. In the case of the Company's national telecoms and broadcast businesses, the principal fixed assets are transmission towers, masts and antennas and the sites on which they are located. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that secured creditors seek to realize on the collateral securing debt of the Company's subsidiaries, these creditors would be likely to seek to sell the business as a going concern (possibly through a sale of pledged shares of subsidiaries), either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized.

  As a result of the restrictions referred to in the preceding paragraphs, there can be no assurance that the Company will be able to gain access to the cash flow of its subsidiaries in a timely manner or in amounts sufficient to make cash payments pursuant to the terms of the Securities and to pay interest on and to pay the principal of the Company's other indebtedness when due.

  Even if the Company is able to gain access to the cash flow of its subsidiaries, its ability to meet cash debt service and repayment obligations of the Company and its subsidiaries (including the Company's obligations under the Securities) will depend on the future operating performance and financial results of those subsidiaries, which will be subject, in part, to factors beyond the control of such subsidiaries, such as prevailing economic conditions and financial, business and other factors. In any event, management does not anticipate that the Company and its subsidiaries will generate sufficient cash flow from operations to repay at maturity the entire principal amount of the Notes and other indebtedness of the Company and its subsidiaries or to redeem all of the Preferred Stock on the mandatory redemption date. Accordingly, the Company will be required to consider a number of measures, including (i) refinancing all or a portion of such indebtedness and the Preferred Stock, (ii) seeking modifications of the terms of such indebtedness,
(iii) seeking additional debt financing, which would be subject to obtaining necessary lender consents, (iv) seeking additional equity financing, or (v) a combination of the foregoing. The particular measures the Company may undertake and the ability of the Company to accomplish those measures will depend on the financial condition of the Company and its subsidiaries at the time, as well as a number of factors beyond the control of the Company and its subsidiaries, including prevailing economic and market conditions and financial, business and other factors. No assurance can be given that any of the foregoing measures can be accomplished, or can be accomplished in sufficient time to make timely payments with respect to the Notes, the Company's other indebtedness or the Preferred Stock. In addition, there can be no assurance that any such measures can be accomplished on terms which are favorable to the Company and its subsidiaries.

DEPENDENCE UPON SITE SHARING ARRANGEMENT

  As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the British Broadcasting Corporation (the "BBC") and NTL Group made arrangements to share a large number of sites. Under the present arrangements, one of the parties (the "Station Owner") is the owner, lessee or licensee of each site and the other party (the "Sharer") is entitled to request a license to use certain facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005 (subject to title and to the continuation in force of the site sharing agreement) and provides that, if requested by the Sharer, it will be extended for further periods. The site sharing agreement and each site license provide for the Station Owner to be paid a commercial license fee and for the Sharer to be responsible, in normal circumstances, for the costs of accommodation and equipment used exclusively by it. These arrangements continue between the Castle Tower Corporation (as the successor to the BBC's Home Service transmission business) and NTL Group notwithstanding the privatization of the BBC's transmission business. Either party may terminate the agreement by 5 years notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005. Although the Company does not anticipate that the site sharing agreement or the site licenses will be terminated, there can be no assurance that such a termination will not occur. Termination of the site sharing arrangements would have a material adverse effect on the Company's business and would also result in an event of default under the NTLIH Facilities and the acceleration of the indebtedness outstanding thereunder. Each such event could have a material adverse effect on the Company. In particular, an acceleration of the indebtedness under the NTLIH Facilities could lead to defaults under the indentures governing the Notes, the Existing Notes and under the terms of other existing indebtedness of the Company and its subsidiaries. There can be no assurance that the Company would have sufficient resources to repay such indebtedness should it be accelerated.

DEPENDENCE UPON ITV AND OTHER CONTRACTS

  The Company's broadcast business is substantially dependent upon contracts with the ITV contractors, Channel 4, S4C and Vodafone for the provision of transmission services. The prices that the Company may charge these companies for television transmission services are subject to regulation by OFTEL. See "--Possible Changes in Government Regulation." The contracts with the ITV contractors, Channel 4 and S4C terminate on December 31, 2002. Although, historically, these companies have renewed their contracts with NTL Group, there can be no assurance that they will do so upon expiration of the current contracts, that they will not negotiate terms for the provision of transmission services on a basis less favorable to the Company or that they would not seek to obtain from third parties all or a portion of the transmission services currently provided by the Company. The loss of any one of these contracts could have a material adverse effect on the business of the Company.

OPERATING LOSSES; LIMITED FINANCIAL HISTORY

  The Company had net income (loss) for the three months ended March 31, 1997 and 1996 and years ended December 31, 1996, 1995, 1994, 1993 and 1992 of
$(85,761 million) and $(42,724 million), $(254.5 million), $(90.8 million),
$(29.6 million), $(11.1 million) and $1.2 million, respectively. As of March 31, 1997, the Company's accumulated deficit was $469.8 million. The development of the Company's business to date has resulted in significant expenditures and the continued construction and expansion of its network will require considerable additional expenditures. Construction and operating expenditures have resulted in negative cash flow, which is expected to continue at least until an adequate customer base is established. The Company also expects to incur substantial additional operating losses, and there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to become profitable could adversely affect the Company's ability to sustain operations and obtain additional required funds. See "-- Need for Additional Financing." Moreover, such a failure would adversely affect the Company's ability to pay the required payments on the Notes, the Company's other indebtedness and the Preferred Stock. See "--Potential Adverse Consequences of Leverage," "--Need for Additional Financing" and "--Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries."

DEFICIENCY OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  For the three months ended March 31, 1997 and 1996 and years ended December 31, 1993, 1994, 1995 and 1996, the Company's earnings were insufficient to cover fixed charges by approximately $85.4 million and $42.7 million, $10.4 million, $31.8 million, $105.4 million and $236.5 million, respectively. The ratio of earnings to fixed charges for the year 1992 was 81:1. The Company's earnings for the three months ended March 31, 1997 were inadequate to cover combined fixed charges and preferred stock dividends by $87.1 million. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The issuance of the Notes will have the effect of increasing the total amount of the Company's indebtedness and increasing its interest expense in subsequent periods.

REQUIREMENT TO MEET BUILD MILESTONES

  The telecommunications license for each franchise contains specific construction milestones. Under the terms of its current telecommunications licenses, from December 31, 1996 until the end of 2003, the Company is required to construct cable television systems passing an aggregate of approximately 1,296,000 additional premises (residential and business). OFTEL and the Department of Trade and Industry ("DTI") are the only bodies with the authority to modify the construction milestones in the licenses other than the Northern Ireland and Gwent and Glamorgan local delivery operator licenses ("LDLs") (in respect of which the Independent Television Commission (the "ITC") is the relevant authority for modifying construction milestones). Historically, the Company has constructed its network in accordance with and ahead of these construction milestones. As of December 31, 1996, the 1996 milestones had been met and exceeded. The Company believes it will be able to satisfy its milestones in the future, but there can be no assurance that such milestones will be met or that any application to modify those milestones would be accepted. See "--Need for Additional Financing" and "--Uncertainty of Construction Progress and Costs." If the Company is unable to meet the construction milestones required by any of its licenses and is unable to obtain modifications to the milestones, the relevant license or licenses could be revoked, which would have a material adverse effect on the Company and which could affect the continued availability of funding to the Company.

UNCERTAINTY OF CONSTRUCTION PROGRESS AND COSTS

  At March 31, 1997, construction of the Company's local network had passed approximately 48% of its final regulatory milestone requirements for all its franchises (including the Northern Ireland and Gwent and Glamorgan franchises). Successful construction and development of the Company's local network will depend on, among other things, the Company's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The exact amounts and timing of all of these expenditures are subject to a variety of factors which may vary greatly by market and be beyond the control of the Company. Accordingly, there can be no assurance that the actual costs of network construction will not exceed the aggregate cost of network construction estimated under "--Need for Additional Financing" above or that additional funding substantially in excess of that amount will not be required.

  In building its network, the Company is generally required by its licenses to use underground construction, which is more expensive and time consuming than aerial construction. Mechanized construction methods often cannot be used to install network infrastructure in the Company's franchise areas due to existing underground utility infrastructure. In addition, the Company is responsible for restoring the surface area after its underground construction is completed. Although the Company has recently been able to negotiate construction contracts at rates which it believes are competitive relative to the cable industry as a whole, construction costs could increase significantly over the next few years as existing contracts expire and as demand for cable construction services grows due to anticipated increases in the cable industry's overall construction activity. Accordingly, there can be no assurance that the Company will be able to construct its network in a timely manner or at a reasonable cost.

UNCERTAINTY OF CUSTOMER ACCEPTANCE

  The cable telephony/television and telecommunications industry has a limited operating history in the United Kingdom. Although initial acceptance of cable telephony/television services provided by the Company has been encouraging, the Company is unable to predict with certainty how consumer demand for the Company's local telecom services may develop over time. The Company's future revenue growth from its local telecoms and CATV services depends in large measure on (i) the development of significant consumer preference for CATV over other types of in-home entertainment and (ii) customer acceptance of the Company as an attractive alternative to its competitors as a provider of telephone and other telecommunications services. See "--Significant Competition." The inability of the Company to generate demand for its services could have a material adverse effect on the Company.

  To date, unlike other United Kingdom operators, the Company has not experienced significant churn (subscriber terminations) in its franchise areas although the Company expects churn rates to increase. There can be no assurance as to the Company's future churn rates. Higher levels of churn could have a material adverse effect on the financial condition and results of operations of the Company.

SIGNIFICANT COMPETITION

  The Company faces significant competition from established and new competitors in the areas of cable television, residential telephone and business telecommunications services. The Company believes that competition will intensify in each of these business areas, particularly business telecommunications.

  CATV. The Company's CATV systems compete with direct reception over-the-air broadcast television, direct-to-home ("DTH") satellite services and satellite master antenna systems ("SMATV"). Pay television and pay-per-view ("PPV") services anticipated to be offered by the Company will compete to varying degrees with other communications and entertainment media, including DTH services, home video, cinema exhibition of feature films, and live theater. In particular, the availability of recently released movies on videocassettes may affect the degree to which the Company is able to sell pay television and PPV services to its subscribers.

  National public telephone operators ("PTOs"), such as British Telecommunications plc ("BT"), may apply for the award of CATV licenses in respect of areas of the United Kingdom that have not already been licensed. In April 1997, another national PTO, Mercury Communications Limited, merged with three cable operators that hold such licenses: Nynex CableComms, Bell Cablemedia plc and Videotron Holdings plc to form Cable & Wireless Communications ("C&WC"), the largest cable operator in the United Kingdom. C&WC and certain companies associated with BT, therefore, hold licenses to provide cable telephone/television systems that cannot, under current ITC policy, be in any of the Company's franchises. This policy may be changed by further regulations which reflect changes in policy of relevant governmental authorities. See "--Possible Changes in Government Regulation." Any such change in policy could have a material adverse effect on the Company.

  On September 29, 1993, the ITC issued a statement pursuant to which it took the position (shared by OFTEL and DTI) that BT and the other national PTOs may provide "video-on-demand" service under their existing licenses. No assurance can be given that video-on-demand will not provide substantial competition to the Company within its markets in the future.

  The introduction of DTT and digital satellite television is expected to provide both additional programming opportunities as well as increased competition for the Company's multichannel CATV services. DTT is expected to provide an additional 18 or more new terrestrial channels serving between 60% and 90% of the United Kingdom's population. British Sky Broadcasting ("BSkyB") has announced its intention to launch a 200 channel digital satellite television service in the United Kingdom, combined with interactive services such as home banking and Internet access, in the spring of 1998 in conjunction with BT, Midland Bank and Matsushita, a Japanese electronics company. The primary function of the joint venture, which will be known as British Interactive Broadcasting, is to subsidize the purchase of digital decoders which will sit on television sets and receive the new services. There can be no assurance that the Company will have access to these new systems or that satisfactory (or any) terms of carriage will be obtained by the Company for DTT or digital satellite programs or channels.

  The full extent to which existing or future competitors using existing or developing media, including, but not limited to, DTT and digital satellite television, will compete with cable television systems cannot be predicted with certainty. There can be no assurance, however, that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render cable television systems less profitable or even obsolete.

  Residential Telephone Services. BT is the Company's principal competitor in providing local telephone services to residential customers. Because BT is the only end-to-end provider of telecommunications services in the United Kingdom and has resources substantially greater than those of the Company, BT is a formidable competitor to the Company in providing both business and residential telephone services. According to OFTEL, at February 1997, nearly 92% of all United Kingdom residential telephone exchange line customers were customers of BT. The Company's growth in telecommunications services, therefore, depends upon its ability to convince BT's customers to switch to the Company's telecommunications services. The Company believes that price is currently one of the most important factors influencing the decision of United Kingdom customers to switch to a cable telecommunications service. BT has, however, introduced price reductions in certain categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although the Company intends to remain competitive, in the future it may be unable to offer residential telephone services at rates lower than those offered by BT. In such case, the Company may experience a decline in its average per line residential telecommunications revenues, may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect the financial condition and results of operations of the Company and its subsidiaries.

  In addition to BT, other telecommunications competitors which may have substantially greater resources than those of the Company could prevent the Company from increasing its share of the residential telecommunications market. AT&T Communications (U.K.) Ltd. ("AT&T U.K.") was awarded a national PTO license in December 1994 and has announced an intention to enter both the business and residential markets. C&WC offers its services in both the markets. In addition, IONICA L3 Limited ("IONICA") began to offer telecommunications services via a fixed radio network in 1996. IONICA announced in November 1995 an arrangement with Scottish Power Telecommunications Limited ("Scottish Telecom"), a subsidiary of Scottish Power PLC, whereby Scottish Telecom will provide IONICA's service in Scotland. Liberty Communications Limited, the U.K.'s other licensed wireless local loop operator, is expected to launch its residential telephone service during 1997.

  In addition, on February 8, 1996, the DTI announced the award of two licenses to operate radio fixed access services in the 2 GHz band. These new licenses enable the two licensees, BT and RadioTEL Systems, to provide telecommunications services to customers living in defined remote rural areas mainly in Scotland, Wales and Northern Ireland and create potential additional competition for the Company's residential telephony services in certain remote rural areas of the Company's Northern Ireland franchise. The Company also competes with mobile networks such as those provided by Telecom Securicor Cellular Radio Limited (marketed under the name "Cellnet") (in which BT has a 60% interest) and Vodafone Group Plc, and with personal communications networks such as those provided by a joint venture between Cable & Wireless PLC and U S WEST, Inc. (marketed under the name "Mercury One-2-One") and Orange Personal Communications Services Limited (marketed under the name "Orange"). This technology could grow to become a competitive threat to the Company's networks, particularly if call charges are reduced further on the mobile networks. NTL's Radio Communications Division may enable the Company to benefit from the growth in this technology.

  The Company believes that it has a competitive advantage in the residential market because of its ability to offer integrated telephone, CATV, telecommunications services (including interactive and on line services) and dual product packages designed to encourage customers to subscribe to both services. However, there can be no assurance that this competitive advantage will continue. Indeed, BT, C&WC and other national PTOs will be entitled to convey CATV services from 2001 or, subject to a review by the Director General, possibly from sometime in 1998. See "--Possible Changes In Government Regulation." Moreover, C&WC will offer integrated telephone, CATV, telecommunications and multimedia services.

  BSkyB is reported from time to time to be in discussions with BT about the formation of cooperative arrangements. For example, BT and BSkyB have announced the formation of British Interactive Broadcasting, a joint venture which is intended to subsidize the provision of a digital television set top receiver and decoder. See "--CATV." In addition, BT and News International, an affiliate of BSkyB, have formed a joint venture to provide Internet services in the United Kingdom under the name Line One. Given the respective market positions of BT and BSkyB, the Company believes that, if the two companies successfully combine their respective market strengths, the resulting combination may provide significant competition to certain services provided by the Company. At present, however, it remains to be seen whether cooperative arrangements between these two parties and their affiliates will be successful and the extent to which they may be prohibited by EU antitrust regulations.

  There can be no assurance, therefore, that the Company will be able to compete successfully with BT or other telecommunications operators.

  Business Telecommunications. BT also is the Company's principal competitor in providing business telecommunications services. In addition, the Company competes with C&WC, Energis Communications Limited ("Energis") (a subsidiary of the National Grid Company plc), Scottish Telecom and Atlantic Telecom in Scotland and with other companies that have recently been granted telecommunications licenses such as MFS Communications Limited. In the future, the Company may compete with additional entrants to the business telecommunications market, such as AT&T U.K. Competition is based on price range and quality of services and the Company expects price competition to intensify as C&WC, Energis and other telecommunications operators compete aggressively. Most of these competitors have substantial resources and some, such as BT and C&WC, a well established business customer base. There can be no assurance, therefore, that these or other competitors will not expand their businesses in the Company's existing markets or that the Company will be able to continue to compete successfully with such competitors in the business telecommunications market.

  Broadcast Services. The Broadcast Services division of the Company may face increased competition for its business, particularly following the privatization of the BBC's transmission business.

LIMITED ACCESS TO PROGRAMMING

  The Company's ability to make a competitive offering of cable television services is dependent on the Company's ability to contract for and obtain access to programming at a reasonable cost. While various sources of programming are available to cable system operators in the United Kingdom, BSkyB is currently the most important supplier of cable programming and the exclusive supplier of certain programming. BSkyB provides the industry with a range of programming, including the most popular mainstream premium movie channels available in the United Kingdom and, currently, exclusive English premier league soccer games. BSkyB also competes with the Company by operating a DTH satellite service that provides programming, including programming that is also offered by the Company, to approximately 3.6 million subscribers in the United Kingdom. BSkyB's programming is important in attracting and retaining cable television subscribers and, in the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure.

  On August 18, 1995, the Office of Fair Trading ("OFT") announced that the Director General of Fair Trading ("DGFT") had reviewed and approved a revision by BSkyB of its wholesale price list (industry rate card) for the supply of programming to cable operators. The revised rate card sets wholesale primary discounts based upon the cable operator's pay-to-basic ratio and market penetration. This review was supplemented by a further review by the DGFT of BSkyB's position in the pay-TV market, including issues relating to the supply of programming and related services at the wholesale level. The final outcome of this review, announced in December 1996, was that the OFT approved the structure of the ratecard and made only minor amendments in response to the submissions made by the Cable Communications Association on behalf of the cable industry. BSkyB, therefore, brought the new ratecard into effect in February 1997. The Company estimates that, since the introduction of the revised ratecard in March 1995 through February 16, 1997, the overall aggregate increase in BSkyB's wholesale prices would have been between approximately 23% and 26% (although BSkyB has provided additional basic and bonus premium channels during this period). No assurance can be given, therefore, that, notwithstanding BSkyB's undertakings to the OFT and the OFT's regulatory role, BSkyB will not exploit its dominant market position in a manner which may have a material adverse effect on the Company's operating results.

  In addition, BSkyB announced in 1995 the conclusion of programming supply agreements with the two largest cable operators in the United Kingdom. Under these agreements, these two cable operators accepted significantly restrictive provisions in return for more favorable rates than those contained in the new BSkyB ratecard. BSkyB has, however, undertaken to suspend operation of certain anti-competitive restrictions contained in these agreements, while the DGFT considers further whether the agreements warrant investigation by the Restrictive Practices Court. The Company anticipates that, as these two cable operators together control approximately 40% of homes under franchise in the United Kingdom, the consequences of these agreements will make it substantially less viable for other cable operators (including the Company) to reduce their dependence on BSkyB as the principal source of programming supply by developing, through cooperative ventures among cable operators, their own PPV services, sports or movie channels and cable-exclusive programming.

  The Company obtains most of its programming through arrangements with BSkyB and other programming suppliers which are not reflected in signed written agreements. To date, the Company has not had a formal contract with BSkyB, although it has been in discussions with BSkyB for some time. There can be no assurance that the Company will be able to enter into a definitive agreement with BSkyB, that the terms of such definitive agreement will not be less favorable to the Company than the current arrangement, or that BSkyB will continue to supply programming to the Company on reasonable commercial terms or at all. Moreover, the Company has not, to date, entered into written contracts with many of its other program suppliers. The loss of BSkyB or other programming, a deterioration in the perceived quality of BSkyB or other programming, or a material increase in the price that the Company is required to pay for BSkyB or other programming could have a material adverse effect on the Company.

  The Company has recently introduced a new packaging and pricing structure to more attractively package its CATV and telephony offerings to customers. It has been publicly reported that several of the Company's programming suppliers have objected to this new structure. One supplier, Wire TV Limited, has obtained an injunction in the High Court prohibiting the Company from acting in breach of its program supply agreement with that supplier. The Court, however, stayed the effect of the injunction until June 17, 1997 so as to permit the Company to comply with its order. The Company expects to amend the new packaging and pricing structure to comply with the High Court order while preserving its marketing strategy and the integrity of the new structure, but the effect of these amendments may be subject to the further examination by the Court.

  Because of the factors described in the preceding paragraphs, there can be no assurance that its current programming will continue to be available to the Company on acceptable commercial terms, or at all.

POSSIBLE CHANGES IN GOVERNMENT REGULATION

  The principal business activities of the Company in the United Kingdom are regulated and supervised by various governmental bodies, the ITC, the Department of National Heritage, the Radio Communications Agency and OFTEL under the directions of the Director General and the DTI on behalf of the Secretary of State for Trade and Industry. Changes in laws, regulations or governmental policy (or the interpretations of such laws or regulations) affecting the Company's activities and those of its competitors, such as licensing requirements, changes in price regulation, deregulation of interconnection arrangements, acceleration of the date (which is scheduled for 2001 but is subject to review in 1998) from which BT and other national PTOs can convey broadcast entertainment services over their existing national networks or a change in policy allowing more than one cable licensee in a franchise area could have a material adverse effect on the Company's financial condition and results of operations. The Labour Party, which was elected as the governing party in May 1997, has stated its intention to remove the existing restrictions on the eligibility of BT and other national PTOs to compete with the Company's CATV business on a rolling basis from 1998 onwards.

  The new UK Labour Government is committed to levying a "Windfall Tax" on what it has described as the excess profits of privatized utilities. No detailed public statement on the proposed scope of the tax has been made, and the Company is therefore unable to determine whether, and to what extent, such a tax might be applicable to the core activities of NTL's TV transmission business. NTL would dispute any such application. Details of the new tax are likely to be announced in a forthcoming budget statement, due in late June 1997 or early July 1997.

  A substantial portion of the Company's broadcast services business is also subject to regulation. In particular, the prices that NTL may charge the ITV companies, Channel 4 and S4C for television transmissions services are subject to price controls imposed by OFTEL. On December 24, 1996, the Director General of OFTEL issued the formal modification to NTL's Telecommunications Act license to deal with the new price control for the television transmission services provided by NTL to the ITV companies, Channel 4 and S4C. Under the new arrangements, the total revenues receivable by NTL for such services (excluding certain insignificant items) may not exceed (Pounds)53.15 million in 1997 and, thereafter through 2002, will be adjusted annually by the Retail Prices Index ("RPI") minus 4. There is no assurance that these price controls will not be reviewed again by OFTEL prior to 2002 or that price controls for the years following December 31, 2002 will not have a material adverse effect on the revenues receivable from the ITV companies, Channel 4 and S4C.

  As the United Kingdom is a member of the European Union ("EU"), the Company may be subject to regulatory initiatives of the European Commission ("EC"). Changes promulgated in EU Directives, particularly to the extent that they require an EU television "production" and "programming" quota, may reduce the range of programs which can be offered and increase the costs of purchasing television programming. In addition, EU Directives may introduce provisions requiring the Company and its subsidiaries to provide access to its cable network infrastructure to other service providers, which could have a material adverse effect on its business.

MANAGEMENT OF GROWTH AND EXPANSION

  The Company has experienced rapid growth and development in a relatively short period of time and will continue to do so to meet its strategic objectives and regulatory milestones. The management of such growth will require, among other things, stringent control of construction and other costs, continued development of the Company's financial and management controls, increased marketing activities and the training of new personnel. Failure to manage its rapid growth and development successfully could have a material adverse effect on the Company's financial condition and operating results.

DEPENDENCE ON KEY PERSONNEL

  The Company's businesses are managed by a small number of key executive officers, the loss of certain of whom, such as Mr. George S. Blumenthal and Mr. J. Barclay Knapp, could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The Company has not entered into written employment contracts or non-compete agreements with, nor has it obtained life insurance policies covering, such key executive officers. Certain executive officers and other senior managers of the Company also serve as executive officers or members of senior management of other companies in the telecommunications business.

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic, coaxial or copper cabling technologies nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted.

  The Company believes that its advanced network design is sufficiently flexible to permit it to deliver a wide variety of existing entertainment, telecommunications and information services and will enable it to offer anticipated new services in the future. However, the cost of implementation of emerging and future technologies could be significant and the Company's ability to fund such implementation will depend on its ability to obtain additional financing. See "--Need for Additional Financing." Moreover, the effect of any emerging and future technological changes on the viability or competitiveness of the Company's network and services cannot be accurately predicted.

CURRENCY RISK

  To the extent that the Company obtains financing in United States dollars and incurs construction and operating expenses in British pounds sterling, it will encounter currency exchange rate risks. In addition, the Company's revenues are generated primarily in British pounds sterling while its interest and principal obligations with respect to most of the Company's existing indebtedness are payable in United States dollars. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions, or, if the Company decides to engage in such transactions, that they will be successful and that shifts in the currency exchange rates will not have a material adverse effect on the Company.

INSURANCE COVERAGE

  The Company obtains insurance of the type and in the amounts that it believes are customary in the United Kingdom for similar companies. Consistent with this practice, the Company does not insure the underground portion of its cable network. Any catastrophe affecting a significant portion of the Company's underground cable network could result in substantial uninsured losses.

LACK OF PUBLIC MARKET

  The Old Securities were offered to a small number of institutional buyers and are eligible for trading in the Private Offerings Resales and Trading through Automatic Linkages ("PORTAL") Market. The New Securities and, if and when issued, the Subordinated Debentures will be new securities and there is no existing trading market for them. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Securities. They are not obligated to do so, however, and any such market making may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Securities or the Subordinated Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the ongoing development or liquidity of any market for the Securities. If an active public market for the Securities does not develop or is interrupted, the market price and liquidity of the Securities may be adversely affected.

  In addition, the liquidity of, and trading markets for, the New Securities and, if and when issued, the Subordinated Debentures may be adversely affected by declines in the market for high-yield securities and or preferred stock generally. Such a decline may adversely effect liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

LOWERING OF CREDIT AGENCY RATINGS

  On April 3, 1997, Standard & Poor's lowered its ratings on the Company's securities by one gradation and removed the ratings from CreditWatch where they were placed February 6, 1997. The rating agency indicated that the rating outlook is stable and that the rating actions reflect a riskier financial profile than previously anticipated, with slower-than-expected improvement in credit measures over the medium term.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD SECURITIES

  The Old Securities were sold by the Company to the Initial Purchasers on February 12, 1997 pursuant to a Purchase Agreement, dated February 7, 1996. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letters of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Securities which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on    , 1997; provided however, that if the Company, in
its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $400,000,000 aggregate principal amount of the Old Notes and 100,000 shares of Old Preferred Stock were outstanding. This Prospectus, together with the Letters of Transmittal, is first being sent on or about the date of this Prospectus, to all Holders of Old Securities known to the Company. The Company's obligation to accept Old Securities for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Securities, by giving oral or written notice of such extension to the Holders thereof. During any such extension, all Old Securities previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Securities not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Securities as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD SECURITIES

  The tender to the Company of Old Securities by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal in respect of the Notes or Preferred Stock, as the case may be. Except as set forth below, a Holder (which term, for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facility (as defined) system whose name appears on a security position listing as the holder of such Old Securities) who wishes to tender Old Securities for exchange pursuant to the Exchange Offer must transmit the appropriate Letter of Transmittal, properly completed and duly executed, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message in lieu of such Letter of Transmittal, in the case of the Old Notes, to The Chase Manhattan Bank (the "Note Exchange Agent") at the address set forth below under "Note Exchange Agent" or, in the case of the Old Preferred Stock, to the Continental Stock Transfer & Trust Company (the "Preferred Stock Exchange Agent" and, together with the Note Exchange Agent, the "Exchange Agents") at the address set forth below under "Preferred Stock Exchange Agent," in each case, on or prior to the Expiration Date. In addition, either (i) certificates for such Old Securities must be received by the appropriate Exchange Agent along with the appropriate Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Securities, if such procedure is available, into the appropriate Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the appropriate Exchange Agent prior to the Expiration Date along with the appropriate Letter of Transmittal or an Agent's Message in lieu of a Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the appropriate Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and make the representations and warranties contained in, the appropriate Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

  THE METHOD OF DELIVERY OF OLD SECURITIES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD SECURITIES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Securities surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by such other Eligible Institution within the meaning of Rule 17 (A) (d)-15 of the Securities Exchange Act of 1934, as amended (collectively, "Eligible Institutions"). If Old Securities are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Securities surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Securities tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Security not properly tendered or to not accept any particular Old Security which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Security either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Securities in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Security either before or after the Expiration Date (including the appropriate Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Securities for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agents nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Securities for exchange, nor shall any of them incur any liability for failure to give such notification.

  If a Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Securities, such Old Securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Securities.

  If a Letter of Transmittal or any Old Securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  By tendering, each Holder will represent to the Company that, among other things, the New Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Securities, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Securities and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Securities to be acquired pursuant to the Exchange Offer, such Holders (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Old Securities acquired for its own account as a result of market-making activities or other trading activities, and who receives New Securities in exchange for such Old Securities pursuant to the Exchange Offer, may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; DELIVERY OF NEW SECURITIES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Securities properly tendered, issue the New Securities promptly after acceptance of the Old Securities and cause the New Notes to be authenticated by the Trustee and the New Preferred Stock to be countersigned by the Registrar. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Securities for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agents.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For each share of Old Preferred Stock accepted for exchange, the Holder of such Old Preferred Stock will receive one share of New Preferred Stock. If the Exchange Offer is not consummated by July 22, 1997, Special Payments will accrue (in addition to the stated interest on the Old Notes and dividends (if any) on the Old Preferred Stock) from and including July 23, 1997. The Special Interest will be payable in cash semiannually in arrears each February 15 and August 15, respectively, commencing August 15, 1997 to holders of record of the Old Notes on the immediately preceding February 1 and August 1, respectively, at a rate per annum equal to 0.50% of the principal amount of the Old Notes (determined daily). The Special Dividends will be payable, at the option of the Company, in cash or in additional shares of Preferred Stock or in any combination of cash or such shares quarterly in arrears each May 15, August 15, November 15 and February 15, commencing May 15, 1997. The aggregate amount of Special Payments (as defined) payable pursuant to the above provisions will in no event exceed 1.50% per annum of the principal amount of the Old Notes (determined daily) or the liquidation preference of the Old Preferred Stock, as the case may be.

  The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from February 12, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 12, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 12, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence.

Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Securities for Old Securities that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the appropriate Exchange Agent of certificates for such Old Securities or a timely Book-Entry Confirmation of such Old Securities into the appropriate Exchange Agent's account at the Book-Entry Transfer Facility, the appropriate Letter of Transmittal properly completed and duly executed or an Agent's message in lieu thereof and all other required documents. If any tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Securities are submitted for an amount or quantity greater than the Holder desires to exchange, such unaccepted or non-exchanged Old Securities will be returned without expense to the tendering Holder thereof (or, in the case of Old Securities tendered by book-entry transfer into the appropriate Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agents will request the establishment of accounts with respect to the Old Securities at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus unless an Exchange Agent already has established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into the appropriate Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer.

  ALTHOUGH DELIVERY OF OLD SECURITIES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER AT THE BOOK-ENTRY TRANSFER FACILITY, THE APPROPRIATE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF), WITH ANY REQUIRED SIGNATURE GUARANTEES OR AN AGENT'S MESSAGE IN LIEU THEREOF AND ANY OTHER REQUIRED DOCUMENTS, MUST, IN ANY CASE, BE TRANSMITTED TO AND RECEIVED BY THE APPROPRIATE EXCHANGE AGENT AT ONE OF THE ADDRESSES SET FORTH BELOW UNDER "NOTE EXCHANGE AGENT" OR "PREFERRED STOCK EXCHANGE AGENT," AS THE CASE MAY BE, ON OR PRIOR TO THE EXPIRATION DATE OR THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH.

GUARANTEED DELIVERY PROCEDURES

  If a Holder of the Old Securities desires to tender such Old Securities and the Old Securities are not immediately available, or time will not permit such Holder's Old Securities or other required documents to reach the Note Exchange Agent or the Preferred Stock Exchange Agent, as the case may be, before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the appropriate Exchange Agent received from such Eligible Institution the appropriate Notice of Guaranteed delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Securities and the amount of Old Securities tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Securities, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees, and any other documents required by the appropriate Letter of Transmittal will be deposited by the Eligible Institution with the appropriate Exchange Agent and (iii) the certificates for all physically tendered Old Securities, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or

Agent's Message in lieu thereof) with any required signature guarantees, and all other documents required by the appropriate Letter of Transmittal, are received by the appropriate Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Securities may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the appropriate Exchange Agent at the addresses set forth below under "Note Exchange Agent" or "Preferred Stock Exchange Agent," as the case may be. Any such notice of withdrawal must specify the name of the person having tendered the Old Securities to be withdrawn, identify the Old Securities to be withdrawn (including the principal amount in the case of such Old Notes or the number of shares in the case of the Old Preferred Stock), and (where certificates for Old Securities have been transmitted) specify the name in which such Old Securities are registered, if different from that of the withdrawing Holder. If certificates for Old Securities have been delivered or otherwise identified to the Note Exchange Agent or the Preferred Stock Exchange Agent, as the case may be, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Securities have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an Eligible Institution, unless such Holder is an Eligible Institution, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Securities and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Securities which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Securities tendered by book-entry transfer into the appropriate Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Securities) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Securities may be retendered by following one of the procedures described under "--Procedures for Tendering Old Securities" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Securities in exchange for, the Old Securities and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Securities for exchange or the exchange of the New Securities for such Old Securities any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Securities pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, on the sole judgement of the Company, might result in the holders of New Securities having obligations with respect to resales and transfers of New Securities which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the Old Securities or the New Securities;

which, in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance or exchange or with such exchange.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company (i) will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"), and (ii) will not accept for exchange any Old Preferred Stock tendered, and no New Preferred Stock will be issued in exchange for any such Old Preferred Stock, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

NOTE EXCHANGE AGENT

  The Chase Manhattan Bank (the "Note Exchange Agent") has been appointed as the Exchange Agent in respect of the Notes for the Exchange Offer. All executed Letters of Transmittal in respect of the Notes should be directed to the Note Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal in respect of the Notes and requests for Notices of Guaranteed Delivery should be directed to the Note Exchange Agent addressed as follows:

           Delivery To: The Chase Manhattan Bank, as Exchange Agent

   By Mail, By Hand and Overnight                     By Facsimile:
              Courier:

      The Chase Manhattan Bank                       (212) 638-7380
  Corporate Trust-Securities Window                  (212) 344-9367

      Room 234--North Building
           55 Water Street                        Confirm by Telephone:

      New York, New York 10041
                                             Carlos Esteves: (212) 638-0828
                                              Sharon Lewis: (212) 638-0454

DELIVERY OF THE LETTER OF TRANSMITTAL IN RESPECT OF THE NOTES TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL
 .

PREFERRED STOCK EXCHANGE AGENT

  Continental Stock Transfer & Trust Company (the "Preferred Stock Exchange Agent") has been appointed as the Exchange Agent in respect of the Preferred Stock for the Exchange Offer. All executed Letters of Transmittal in respect of Preferred Stock should be directed to the Preferred Stock Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal in respect of the Preferred Stock and requests for Notices of Guaranteed Delivery should be directed to the Preferred Stock Exchange Agent addressed as follows:

  Delivery To: Continental Stock Transfer & Trust Company, as Exchange Agent

   By Mail, By Hand and Overnight                     By Facsimile:
              Courier:                               (212) 509-5150
 Continental Stock Transfer & Trust
               Company
       2 Broadway, 19th Floor
      New York, New York 10004
                                                  Confirm by Telephone:


                                                (212) 509-4000 Ext. 535
                                            (for Eligible Institutions only)

DELIVERY OF THE LETTER OF TRANSMITTAL IN RESPECT OF THE PREFERRED STOCK TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000.

TRANSFER TAXES

  Holders who tender their Old Securities for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Securities in the name of, or request that Old Securities not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Securities who do not exchange their Old Securities for New Securities pursuant to the Exchange Offer will continue to be subject, (i) in the case of the Notes, to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend on the Old Notes and as described in the Offering Memorandum and (ii) in the case of the Old Preferred Stock, to the restrictions on transfer of such Old Preferred Stock set forth in the legend on the Old Preferred Stock and as described in the Offering Memorandum, in each such case as a consequence of the issuance of such Old Securities pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Securities may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will take any action to register the Old Securities under the Securities Act.

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes and New Preferred Stock issued in exchange of Old Notes and Old Preferred Stock, respectively, pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Securities are acquired in the ordinary course of such Holders' business and such Holders, other than brokers-dealers, are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of such New Securities. If any Holder has any arrangement or understanding with respect to the distribution of the New Securities to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Securities for its own account in exchange for Old Securities must acknowledge that such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Securities. See "Plan of Distribution."

  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the sale of the New Securities in any such jurisdictions.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the exchange of Old Notes and Old Preferred Stock for New Notes and New Preferred Stock, respectively, pursuant to the Exchange Offer. The approximately $485.6 million net proceeds to the Company from the sale of the Old Securities will be used, subject to the provisions of the indentures governing the Deferred Coupon Notes, to finance the construction and working capital requirements (including, without limitation, debt service and repayment obligations) of the Company. In addition, subject to the provisions of indentures governing the Deferred Coupon Notes, a portion of the net proceeds may also be used to make acquisitions of businesses or assets related to the Company's cable telephony/television and telecommunications business.

                                EXCHANGE RATES

  The following table sets forth, for the periods indicated, the Noon Buying Rate for pounds sterling expressed in U.S. dollars per (Pounds)l.00.

      YEAR ENDED DECEMBER 31,                 PERIOD END AVERAGE(1) HIGH   LOW
      1988...................................   $1.81      $1.78    $1.91 $1.66
      1989...................................    1.61       1.63     1.82  1.51
      1990...................................    1.93       1.79     1.98  1.59
      1991...................................    1.87       1.76     2.00  1.60
      1992...................................    1.51       1.76     2.00  1.51
      1993...................................    1.48       1.50     1.59  1.42
      1994...................................    1.57       1.53     1.64  1.46
      1995...................................    1.55       1.58     1.64  1.53
      1996...................................    1.71       1.56     1.72  1.49

     ---------------------
     (1) The average of the Noon Buying Rates on the last day of each month during the relevant period.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1997:

                                                           AS OF MARCH 31, 1997
                                                           --------------------
                                                              (IN THOUSANDS)
Cash, cash equivalents and marketable securities..........      $  787,633
                                                                ==========
Short-term borrowings, including current portion of long-
 term debt................................................      $    3,169
                                                                ==========
Long-term debt (excluding current portion):
  NTLIH Term Loan Facility................................      $  234,755
  10% Notes Due 2007 .....................................         400,000
  10 7/8% Notes Due 2003..................................         180,031
  12 3/4% Notes Due 2005..................................         190,788
  11 1/2% Notes Due 2006..................................         684,208
  7 1/4% Convertible Notes Due 2005.......................         191,750
  7% Convertible Notes Due 2008...........................         275,000
                                                                ----------
    Total long-term debt..................................       2,156,532
Senior redeemable exchangeable preferred stock, par value
 $0.01 per share, plus accreted dividends, liquidation
 preference $1,000 per share, 2,500,000 shares authorized,
 100,000 shares issued and outstanding....................         101,697
Shareholders' equity:
  Series preferred stock, $.01 par value, 2,500,000 shares
   authorized
    Series A convertible preferred stock $.01 par value,
     2,000 authorized, 780 shares, issued and
     outstanding..........................................             --
  Common stock, $.01 par value, 100,000,000 shares
   authorized, 32,097,000 issued and outstanding(1).......             321
  Additional paid-in capital..............................         547,398
  Cumulative translation adjustment.......................         100,004
  (Deficit)...............................................        (469,756)
                                                                ----------
    Total shareholders' equity............................         177,967
                                                                ----------
Total capitalization......................................      $2,436,196
                                                                ==========

---------------------

(1) Does not include an aggregate of 23,994,000 shares of Common Stock, consisting of: (i) 6,817,000 shares of Common Stock subject to options;
    (ii) 1,009,000 shares of Common Stock subject to warrants (including 164,000 shares of Common Stock issuable upon exercise of 164,000 warrants which were issued pursuant to the terms of the solicitation of the consents of the holders of the 10 7/8% Notes in January 1996); (iii) 6,957,000 shares of Common Stock issuable upon conversion of the 7 1/4% Convertible Notes; (iv) 7,261,000 shares of Common Stock issuable upon conversion of the 7% Convertible Notes; and (v) up to 1,950,000 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. See "Description of Capital Stock."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial information presented below under the captions Income Statement Data for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and Balance Sheet Data as of December 31, 1996, 1995, 1994, 1993 and 1992, were derived from the Consolidated Financial Statements of the Company audited by Ernst & Young LLP. The accompanying unaudited interim financial information as of March 31, 1997 and for the periods ended March 31, 1997 and 1996 include all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for such interim periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The following information should be read in conjunction with the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus. See "Incorporation of Certain Documents By Reference."

                           THREE MONTHS
                          ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                         ------------------  ------------------------------------------------
                           1997      1996     1996(1)     1995      1994    1993(2)    1992
                         --------  --------  ---------  --------  --------  --------  -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues................ $106,817  $ 18,434  $ 228,343  $ 33,741  $ 13,745  $ 10,078  $12,220
Costs and expenses
 Operating expenses.....   76,628    12,629    157,432    24,415     7,827     4,441    4,171
 Selling, general and
 administrative
 expenses...............   42,415    21,798    129,891    72,629    27,890     5,042    2,899
 Depreciation and
 amortization...........   33,005    12,190     98,653    29,823    17,916     6,206    4,495
                         --------  --------  ---------  --------  --------  --------  -------
   Total costs and
    expenses............  152,048    46,617    385,976   126,867    53,633    15,689   11,565
                         --------  --------  ---------  --------  --------  --------  -------
 Operating income
  (loss)................  (45,231)  (28,183)  (157,633)  (93,126)  (39,888)   (5,611)     655
Other income (expense)
 Interest, dividend and
 other income...........    7,401     7,763     33,634    21,185    18,403     5,182    1,594
 Interest expense.......  (47,609)  (24,711)  (137,032)  (28,379)  (11,410)   (2,950)     --
 Foreign currency
 transactions gains
 (losses)...............     (322)     (123)     2,408        84     2,062    (7,052)     --
                         --------  --------  ---------  --------  --------  --------  -------
Income (loss) before
 income taxes and
 minority interests.....  (85,761)  (45,254)  (258,623) (100,236)  (30,833)  (10,431)   2,249
Income tax benefit
(provision).............      --        (42)    (7,653)    2,477    (1,630)     (645)  (1,028)
                         --------  --------  ---------  --------  --------  --------  -------
Income (loss) before
minority interests......  (85,761)  (45,296)  (266,276)  (97,759)  (32,463)  (11,076)   1,221
Minority interests......      --      2,572     11,822     6,974     2,890       --       --
                         --------  --------  ---------  --------  --------  --------  -------
Net income (loss)....... $(85,761) $(42,724) $(254,454) $(90,785) $(29,573) $(11,076) $ 1,221
                         ========  ========  =========  ========  ========  ========  =======
Net income (loss) per
 common share(3)........ $  (2.73) $  (1.41) $   (8.20) $  (3.01) $   (.98) $   (.83) $   .13
                         ========  ========  =========  ========  ========  ========  =======
Weighted average number
 of common shares used
 in computation of net
 income (loss) per share
 including common stock
 equivalents(3).........   32,084    30,211     31,041    30,190    30,175    13,327    9,367
                         ========  ========  =========  ========  ========  ========  =======
Ratio of earnings to
 fixed charges and
 earnings to combined
 fixed charges and
 preferred stock
 dividends(4)...........      --        --         --        --        --        --      81:1

               SELECTED CONSOLIDATED FINANCIAL INFORMATION

                           AS OF
                         MARCH 31,               AS OF DECEMBER 31,
                         --------- ------------------------------------------------
                           1997     1996(1)      1995      1994     1993(2)  1992
                         --------- ---------- ---------- -------- --------  -------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......... $ 594,652 $  242,102 $   76,128 $251,544 $410,421  $28,750
Fixed assets, net....... 1,481,537  1,459,528    639,674  191,725   36,422   14,065
Total assets............ 2,841,474  2,454,611  1,010,669  664,366  594,976   45,647
Long-term debt ......... 2,156,532  1,732,168    513,026  143,488  130,553      --
Shareholders' equity....   177,967    328,114    339,257  436,534  452,402   43,260

--------

(1) In May 1996, the Company purchased NTL Group for an aggregate purchase price of approximately $439 million. The net assets and results of operations of NTL Group are included in the consolidated financial statements from the date of the acquisition.
(2) In 1993, the Company acquired certain of its United Kingdom subsidiaries in exchange for $3.1 million in cash, 5,831,416 shares of common stock, options to purchase an aggregate of 44,832 shares of common stock and the assumption of certain liabilities of Insight Communications Company U.K., LP. ("Insight U.K."). The aggregate purchase price including expenses was $127.8 million. In addition, the Company sold 15,333,333 shares of common stock, receiving proceeds of $290.0 million after expenses, and the Company issued $212.0 million principal amount of its 10 7/8% Notes, receiving proceeds of $119.9 million after original issue discount and expenses.
(3) After giving retroactive effect to the four-for-three stock split by way of stock dividend paid in August 1995.

(4) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The fixed charges coverage deficiency amounted to $85.4 million and $42.7 million, $236.5 million, $105.4 million, $31.8 million and $10.4 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994 and 1993, respectively. The combined fixed charges and preferred stock dividends coverage deficiency amounted to $87.1 million for the three months ended March 31, 1997.
The Company did not declare or pay any cash dividends during the years indicated.

                                  THE COMPANY

  The Company entered the cable telephony/television and telecommunications market in the United Kingdom in 1993 and is the third largest operator of cable telephony/television systems in the United Kingdom in terms of the number of homes in the franchise areas operated by the Company. In the past twelve months, the Company has expanded its local telecoms and television services business to include a national telecoms network, national television and radio broadcast transmission services and Internet service provision as well as other related communications businesses.

  In its franchise areas, the Company is constructing integrated, high capacity, high speed, full-service networks which allows the Company to offer customers residential telephone, CATV and business telecommunications services. The Company's local networks provide a two-way communications pathway which is also capable of delivering new services which may emerge from the convergence of telecommunications, information services and entertainment.

  In May 1996, the Company purchased the NTL Group which provides broadcast and broadband transmission and communications services on a nationwide basis in the United Kingdom. NTL's core business has been the transmission of television programming for the ITV (Channel 3) companies, Channel 4 and S4C. The NTL Group has also been awarded the contract for the transmission of the Channel 5 signal for Channel 5 Broadcasting Limited. Under contracts with those companies, NTL Group is responsible for operating, monitoring and maintaining a broadcast transmission service. NTL Group has enhanced its national infrastructure of over 1,200 owned and shared transmission sites throughout the United Kingdom to diversify beyond its core business and has expanded its national network to enter into the telecommunications and radio sectors. The Company, through NTL Group now operates a national broadband microwave communications network which it uses to provide carrier and trunk services to telecommunications companies, provides independent radio signal transmission, leases and manages cell sites for wireless telephony operators, commissions and maintains emergency service radio systems, operates satellite earth stations that uplink video signals to satellites and designs and builds studio and broadcast facilities. Management believes that the combination of the Company's local high capacity full-service networks and NTL Group's national diversified network creates a variety of strategic benefits for the Company.

  In October 1996, the Company announced a new organizational structure integrating its local telephone, cable television and internet businesses with its national telecommunications and television transmission businesses. Five business divisions were created for the combined organization: Local Telecoms and Television Services, National Telecoms Services, Broadcast Services, Internet and Information Services and National Media Services.

  In March 1997, the Company changed its name to NTL Incorporated to reflect the integration of the services provided by the Company and NTL Group to create a national telecommunications company in the United Kingdom and to capitalize on NTL Group's legacy in the United Kingdom as a provider of reliable communications services.

BUSINESS DIVISIONS

  LOCAL TELECOMS AND TELEVISION SERVICES

  The Local Telecoms and Television Services division consists of the Company's core business of offering residential telephony, residential CATV and business telephony services in the Company's franchise areas in the United Kingdom.

  The Company has clustered 16 separate franchises into five distinct geographic regions (the "Regional Areas"). These Regional Areas give the Company an operating presence not only in England, but in Scotland, Wales and Northern Ireland. In 1996, the Company acquired the remaining minority interests in its Suburban London and South Wales Regional Areas and now has 100% ownership interests in the licenses in all of its franchise areas.

  Summary information for the franchises in each of the Regional Areas at March 31, 1997 is set forth below:

                                                                       TOTAL
                                                         OWNERSHIP    HOMES IN
          REGIONAL AREA                 FRANCHISES       PERCENTAGE FRANCHISE(1)
Central Scotland................. N.W. Glasgow/Clydebank    100%       128,000
                                  Greater Glasgow           100        254,000
                                  Bearsden/Milngavie        100         14,000
                                  Paisley/Renfrew           100         73,000
                                  Inverclyde/Eastwood       100         30,000
                                                                     ---------
                                                                       499,000
                                                                     ---------
South Wales...................... Cardiff/Penarth           100%       103,000
                                  Newport                   100         85,000
                                  Swansea/Neath             100        122,000
                                  Glamorgan/Gwent(2)        100        230,000
                                                                     ---------
                                                                       540,000
                                                                     ---------
Suburban London.................. Surrey/Hampshire          100%       136,000
                                  Central Hertfordshire     100        102,000
                                  East Hertfordshire        100         56,600
                                  North Bedfordshire        100         95,000
                                  South Bedfordshire        100         95,000
                                                                     ---------
                                                                       484,600
                                                                     ---------
West Yorkshire................... Huddersfield/Dewsbury     100%       138,400
                                                                     ---------
Northern Ireland(3)..............                           100%       428,000
                                                                     ---------
  FRANCHISE TOTALS...............                                    2,090,000
                                                                     =========

---------------------
(1) Total Homes in Franchise represents the Company's regulatory milestones which were derived from the 1981 census (being the census statistics at the date each license was granted).
(2) The final regulatory milestone for the Gwent and Glamorgan LDL is 230,000 homes of the total of 330,000 homes in the LDL.
(3) The final regulatory milestone for the Northern Ireland LDL is 428,000 homes of the total of 530,000 homes in the LDL.

  NATIONAL TELECOMS SERVICES

  The National Telecoms Services division includes the national telecoms, radio communications and satellite services business units.

   This division builds and operates digital networks for customers, typically covering capacities of 2 Mbit/sec. to 155 Mbit/sec., and provides managed bandwidth for video, audio, voice and data signals to various regions of the United Kingdom. Access to a national telecoms network represents one of the primary potential strategic benefits of the NTL Group acquisition for the Company. The Company intends to connect its local broadband networks in its five Regional Areas to the national telecoms network in order to become a fully integrated national telecoms provider. The Company believes that it can maximize its return on its investment in its integrated full-service network by successfully combining its strategies for developing, operating and marketing "last mile" telephony/cable systems with the national transmission network to provide high-quality voice, data and communications services throughout the United Kingdom.

  The Company expects all seven local switches to be connected to the national telecommunications network during 1997 and 1998. The Company expects to begin carrying a portion of its own long distance traffic and expects to begin offering switched telecommunications services by the end of 1997. The Company has also implemented a microwave-to-fiber network enhancement program as a result of increased customer demand.

  Management believes that the integration of its local networks with the national network creates strategic advantages for the Company's telephony business. This integration will allow the Company to carry telecommunications traffic between each of its Regional Areas and throughout the United Kingdom and, therefore, achieve significant savings on the interconnection fees it is currently paying other carriers. In addition, using the national telecoms network gives the Company greater pricing flexibility and, therefore, will enable the Company to design and offer new telephony service packages to its customers, which management believes should have a positive effect on the Company's penetration rates. The Company's network infrastructures are separate from those of British Telecommunications plc ("BT") and Mercury and expected to be capable of delivering national long distance services in the United Kingdom in competition with BT and Mercury.

  The Company also offers a range of satellite uplinking services including uplinks for a variety of entertainment channels to a number of satellites including ASTRA 1C, Intelsat, Eutelsat and Orion, and an international gateway service, which is capable of providing long distance and corporate communications. The Company provides connections to a number of satellites for clients requiring video, digital audio and data services.

  The National Telecoms Services division also includes the Company's Radio Communications group ("RadioComms") which offers the provision of infrastructure and support services to customers with "mission critical" communication needs. RadioComms is involved in two main activities--mobile communications maintenance support and facilities leasing. RadioComms includes the business operations of DTELS, the emergency services communications business that NTL Group acquired from the Home Office of the United Kingdom Government in 1994. In addition to network maintenance, the Company provides a range of installation and commissioning services for new network design and build projects. The Company has recently been engaged by Ericsson Telecommunications Ltd. to assist in the design, planning and procuring of radio sites for the Mercury One-2-One mobile telephone network in the United Kingdom.

  BROADCAST SERVICES

  The Company's Broadcast Services division includes the original core transmission services of NTL Group providing television and radio broadcasters with broadcast services. This division designs, installs, operates and maintains new transmitter networks and has a spectrum planning service to plan the coverage of television and radio networks. It operates a national infrastructure in the United Kingdom of over 1,200 owned and shared transmission sites which deliver broadcast signals for ITV, Channel 4, S4C, Teletext and many of the United Kingdom's independent radio broadcasters. In addition, in 1996 NTL Group entered into a ten-year contract to build the transmission system and broadcast the signal for Channel 5, the United Kingdom's fifth terrestrial channel, which began broadcasting in March 1997. In addition to transmission services, the Broadcast Services division markets added value services to its existing television customers including additional monitoring services, reserve system services and contribution/ distribution services.

  The Broadcast Services division also offers a range of services to radio broadcasting licensees in the United Kingdom including: target service area planning; site location, installation and construction; and equipment selection, procurement, operation, monitoring and maintenance. This division offers total broadcast contract services ("TBCs"), where it designs, builds, owns and maintains the operator's transmission facilities, and facility management contract services ("FMCs"), where it maintains customer-owned equipment and administers the operation of the transmission service.

  The Broadcast Services division also includes NTL International, which provides services associated with the design and construction of radio and television studio centers and technical facilities. These services include installation, commissioning, equipment procurement, training and consultancy for projects ranging from production and post production studio facilities to full turnkey systems involving transmitter network planning and installation.

  INTERNET AND INFORMATION SERVICES

  In 1995, the Company launched its Internet access service, Cable Online, as a national service throughout the United Kingdom. This service provides access to the World Wide Web, via the Company's telephone switches, to customers in and outside its Regional Areas. Cable Online provides Internet service on a wholesale basis to other Internet service providers as well as on a retail basis. In 1996, the Company established the Virgin Net joint venture with Virgin Communications Limited ("Virgin"), which began offering service in November 1996 under the name Virgin.net. The joint venture is owned 49% by a Company subsidiary and 51% by Virgin and is intended to offer Internet access and interactive services to United Kingdom consumers and small office/home users. In addition, Virgin Net has contracted Cable Online to provide the dial-up national network and back office structure necessary for access to Virgin Net and the Internet.

  During the third quarter and early fourth quarter of 1996, Cable Online launched residential Internet access service under the Cable Online brand name in all of its local franchises and launched business Internet access service nationally under the Enablis brand name. Cable Online has signed agreements to provide wholesale Internet network services to Virgin, Diamond Cable Communications PLC and Telecential. Internet network services cover a range of services which allow the customer to act as an Internet service provider.

  As with the Company's telephony business, access to the national telecoms network will have strategic benefits for Cable Online and the Company's Internet services businesses. Utilizing the national telecoms network is expected to reduce the operating costs, increase the flexibility and national reach and improve the overall marketing and product opportunities of Cable Online.

  NATIONAL MEDIA SERVICES

  The most developmental of the Company's new divisions, National Media Services, combines Company-wide efforts in programming, content, digital technology and interactive services. For example,this division oversees the weekly television listing guides inserted in local newspapers in certain of the Company's franchise areas. This division also coordinates the Company's efforts in the areas of digital terrestrial television, local cable channels, digital cable and alternative interactive service opportunities for the United Kingdom.

                             DESCRIPTION OF NOTES

GENERAL

  The Old Notes were issued pursuant to an Indenture dated as of February 12, 1997 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The New Notes will also be issued pursuant to the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended ("TIA"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes include those stated in the Indenture (including the form of New Notes) and those made part of the Indenture by reference to the TIA. The New Notes are subject to all such terms, and holders of the New Notes are referred to the Indenture and the TIA for a statement of those terms. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." In this "Description of Notes," the term "Company" refers to International CableTel Incorporated and not any of its Subsidiaries. As used in this section, references of the "Notes" refer to the Old Notes and the New Notes, unless the context requires otherwise.

  The Notes will be unsecured obligations of the Company, ranking pari passu in right of payment with all senior unsecured Indebtedness and senior in right of payment to all subordinated Indebtedness of the Company.

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of such Subsidiaries.

  The Notes will accrue interest at the rate per annum shown on the cover page of this Prospectus from February 12, 1997, or from the most recent interest payment date to which interest has been paid or duly provided for. Interest will be payable semiannually on February 15 and August 15 of each year, beginning on August 15, 1997, to the holders of record on the immediately preceding February 1 and August 1, respectively. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the rate borne by the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to the Company and the Trustee. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will mature on February 15, 2007 and will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  Except as referred to herein under "--Covenants--Additional Amounts; Optional Tax Redemption," the Notes are not redeemable at the Company's option prior to February 15, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  105.000%
      2003...........................................................  103.333%
      2004...........................................................  101.667%
      2005 and thereafter............................................  100.000%

MANDATORY REDEMPTION

  Except as set forth below under "--Change of Control" and "--Asset Sales," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control Triggering Event, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 40 days following any Change of Control Triggering Event, the Company shall mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Notes not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

  The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control Triggering Event.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted (or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to the Company and the Paying Agent) payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The Indenture contains covenants which may afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Merger, Consolidation or Sale of Assets" below. Each such covenant is, however, subject to certain exceptions which may permit the Company to be involved in such a highly leveraged transaction that may adversely affect the holders of the Notes.

  The Change of Control Offer requirement of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control Offer requirement, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control Offer requirement is a result of negotiations between the Company and the Initial Purchasers. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The indentures for the 10 7/8% Notes, in an aggregate principal amount at maturity of $212,000,000, the 12 3/4% Notes, in an aggregate principal amount at maturity of $277,803,500, and the 11 1/2% Notes in an aggregate principal amount at maturity of $1,050,000,000, which rank pari passu with the Notes, contain change of control provisions. The indentures for the Convertible Notes, which are subordinated to the Notes, also contain change of control provisions.

  The Company's ability to pay cash to the holders of Notes pursuant to a Change of Control Offer may be limited by the Company's then existing financial resources. See "Risk Factors--Potential Adverse Consequences of Leverage" and "--Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries." Any future credit agreements or other agreements relating to indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. Moreover, the events that constitute a Change of Control Triggering Event or require an Asset Sale Offer under the Indenture may also constitute events of default under future debt instruments or credit agreements of the Company or the Company's subsidiaries (including the Potential Credit Facilities). Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of the Company's subsidiaries. Any such enforcement may limit the Company's ability to raise cash to repay or repurchase the Notes.

  It is not intended that the Change of Control Offer will be made in the event the Company enters into a transaction with management or their affiliates. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

ASSET SALES

  The Indenture will provide that the Company will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless (i) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale, (ii) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (iii) (a) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of Cash Equivalents or (b) the consideration therefor received by the Company or such Restricted Subsidiary is Cable Assets, or Capital Stock in a Qualified Subsidiary, the sole assets of which are Cable Assets, that are determined in the resolution referred to in (ii) above to be substantially comparable in type to the assets being sold or (c) the Company or such Restricted Subsidiary receives Capital Stock in a Cable Controlled Subsidiary (or an entity that will become a Cable Controlled Subsidiary after giving effect to such transaction) as consideration therefor, provided that the aggregate fair market value measured at such time of Capital Stock so received, and still held pursuant to all transactions under this clause (c), plus the aggregate fair market value of Capital Stock, if any, retained after the applicable 60 day period in all transactions under clause
(d) below, will be no more than the proceeds that would be received from the sale of Equity Interests in a Cable Business (in which the Company has an Equity Interest) representing 5% of the Company's Net Households immediately prior to such transaction or (d) the Company or such Restricted Subsidiary receives as consideration therefor, Capital Stock in a company engaged in a Cable Business which is publicly traded either in the United Kingdom or in the United States, provided that (i) the aggregate fair market value measured at such time of Capital Stock so received will be no more than the proceeds that would be received from the sale of Equity Interests in a Cable Business (in which the Company has an Equity Interest) representing 10% of the Company's Net Households immediately prior to such transaction and (ii) within 60 days of an Asset Sale pursuant to this clause (d), the Company or such Restricted Subsidiary Monetizes an amount of such Capital Stock having a fair market value equal to the difference between (x) the aggregate fair market value measured at such time of Capital Stock received and still held in all transactions pursuant to this clause (d), plus the aggregate fair market value of Capital Stock, if any, received and still held in all transactions under clause (c) above, and (y) the proceeds that would be received from the sale of Equity Interests in a Cable Business (in which the Company has an Equity Interest) representing 5% of the Company's Net Households immediately prior to such transaction; provided, however, that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents (to the extent of the Cash Equivalents received in such conversion) for purposes of this clause (iii).

  For purposes of the Indenture, the phrase "comparable in type" shall include, without limitation and irrespective of the asset being sold, a Qualified Cable Asset.

  Within 360 days after any Asset Sale, the Company (or the Restricted Subsidiary, as the case may be) will cause the Net Proceeds from such Asset Sale (i) to be used to permanently reduce Indebtedness of a Restricted Subsidiary or (ii) to be invested or reinvested in a Cable Controlled Property. Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, the Company will make an offer (an "Asset Sale Offer") to all holders of Notes and Other Qualified Notes to purchase the maximum principal amount of Notes and Other Qualified Notes (determined on a pro rata basis according to the accreted value or principal amount, as the case may be, of the Notes and the Other Qualified Notes; provided, however, that the Asset Sale Offer must be made first to the holders of the Applicable Notes) that may be purchased out of the Excess Proceeds, if any, remaining after the consummation of the aforementioned Asset Sale Offer to the holders of the Applicable Notes (x) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes and (y) with respect to the Notes, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount or accreted value, as the case may be, of Notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, if any, remaining after the consummation of the aforementioned Asset Sale Offer to the holders of the Applicable Notes, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount or accreted value, as the case may be, of Notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, if any, remaining after the consummation of the aforementioned Asset Sale Offer to the holders of the Applicable Notes, then such remaining Excess Proceeds will be allocated pro rata according to accreted value or principal amount, as the case may be, to the Notes and each issue of the Other Qualified Notes and, the Trustee will select the Notes to be purchased from the amount allocated to the Notes on the basis set forth under "Selection and Notice" below. Upon completion of such offers to purchase each of the Applicable Notes and the Notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero. No such Asset Sale Offer to purchase the Notes and Other Qualified Notes shall be required to be made by the Company pursuant to the foregoing provisions if there are no Excess Proceeds remaining after the consummation of the Asset Sale Offer made to holders of the Applicable Notes.

  Notwithstanding the foregoing, the Company and its Subsidiaries may (i) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by the Company or any Subsidiary in a sale-and-leaseback transaction so long as the proceeds of such sale are immediately applied to permanently reduce Indebtedness of a Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in a Cable Controlled Property within 360 days after such sale, lease, transfer, conveyance or disposition, (ii)(x) swap or exchange assets or property with a Cable Controlled Subsidiary or (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of the Company's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding such transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company may be 0.5 greater than such ratio immediately preceding such transaction and
(B) either (I) the assets so contributed consist solely of a license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by the Company and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate cable and telephone systems held by the Company and its Restricted Subsidiaries immediately prior to such transaction or (II) the assets so contributed consist solely of Cable Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock, (iii) sell or transfer Long Distance/Microwave Assets so long as the Net Proceeds of such sale or transfer are applied in accordance with the provisions of the preceding paragraph, or
(iv) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests in any Cable Controlled Subsidiary if (A) the only consideration received therefor other than Cash Equivalents is Cable Assets and (B) within 270 days of such disposition the Company or such Subsidiary, as the case may be, commits to invest the cash (or Cash Equivalents) proceeds therefrom in a Cable Controlled Property and actually so invests such proceeds in a Cable Controlled Property within 15 months of such disposition; provided, however, that in connection with each transaction under clauses (ii) and (iv) above, the Company delivers to the Trustee: (1) with respect to any such transaction where the aggregate value of all the consideration received by the Company and its Subsidiaries exceeds $1 million or any series of such transactions where the aggregate value of all the consideration so received exceeds $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such disposition is approved by a majority of the disinterested directors on the Board of Directors, and (2) with respect to any such transaction or any series of transactions where the aggregate value of all the consideration received by the Company and its Subsidiaries exceeds $10 million, an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with clause (2) of this proviso.


SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, in the absence of such requirements or if the Notes are not so listed, on a pro rata basis, provided that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS

Restricted Payments

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Subsidiary or (y) dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company, or (z) pro rata dividends or pro rata distributions payable by a Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses
  (ii) through (ix) of the next succeeding paragraph), is less than the sum of (x) the difference between Cumulative EBITDA and 1.5 times Cumulative Interest Expense plus (y) Capital Stock Sale Proceeds plus (z) cash received by the Company or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); provided, however, that to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of (A) the cash received with respect to such sale, liquidation or repayment of such Restricted Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary or (y) an Investment in any Person, in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests (other than any Disqualified Stock) of the Company provided that the Company delivers to the Trustee: (1) with respect to any transaction involving in excess of $1 million, a resolution of the Board of

Directors set forth in an Officers' Certificate certifying that such transaction is approved by a majority of the directors on the Board of Directors; and (2) with respect to any transaction involving in excess of $10 million, an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2); (iii) Investments by the Company or any Restricted Subsidiary in a Non-Controlled Subsidiary which (A) has no Indebtedness on a consolidated basis other than Indebtedness incurred to finance the purchase of equipment used in a Cable Business, (B) has no restrictions (other than restrictions imposed or permitted by the Indenture or the indentures governing the Other Qualified Notes or the Applicable Notes or any other instrument governing unsecured indebtedness of the Company which is pari passu with the Notes) on its ability to pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries, (C) is or will be a Cable Business and (D) uses the proceeds of such Investment for constructing a Cable Business or the working capital needs of a Cable Business; (iv) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the Notes (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, (A) Equity Interests of the Company or (B) Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; (v) Investments by the Company or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $80 million in the aggregate plus the sum of (x) cash received by the Company or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary) to the extent such cash has not been utilized to permit Investments pursuant to (vi) below and (y) Capital Stock Sale Proceeds (excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes) to the extent such Proceeds have not been utilized to permit a Restricted Payment pursuant to clause (b) in the immediately preceding paragraph; (vi) Investments by the Company or any Restricted Subsidiary in a Controlled Subsidiary or Non-Controlled Subsidiary that is or will be a Cable Related Business in an amount not to exceed $40 million plus cash received by the Company or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary) to the extent such cash has not been utilized to permit Investments pursuant to (v) above; (vii) the extension by the Company or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $10 million at any one time; (viii) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designation therefor; and (ix) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.

  Any Investment in a Subsidiary that becomes a Non-Restricted Subsidiary shall become a Restricted Payment made on such date in the amount of the greater of (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary and (y) the fair market value of such Subsidiary on such date as determined (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $10 million and (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $10 million.

  Not later than the date of making any Restricted Payment (other than those referred to in sub-clause (vii) of the second paragraph preceding this paragraph), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any

Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that the Company may incur Indebtedness or issue shares of Disqualified Stock and any of its Subsidiaries may issue shares of preferred stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of (x) Indebtedness of the Company and its Subsidiaries, on a consolidated basis, (y) the liquidation value of outstanding preferred stock of Subsidiaries and (z) the aggregate amount payable by the Company and its Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y) shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.

  The foregoing limitations will not apply to (a) the issuance by any Subsidiary of preferred stock (other than Disqualified Stock) to the Company, any Restricted Subsidiary of the Company or the holders of Equity Interests in any Controlled Subsidiary on a pro rata basis to such holders, (b) the incurrence of Indebtedness or the issuance of preferred stock by the Company and its Subsidiaries the proceeds of which are (or the credit support provided by any such Indebtedness is), in each case, used to finance the construction and working capital needs of a Cable Business (including, without limitation, payments made pursuant to any License), the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary, (c) the incurrence by the Company and its Subsidiaries of additional Indebtedness in an aggregate principal amount not to exceed $50 million, (d) the incurrence by the Company or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund Existing Indebtedness or Indebtedness referred to in clauses (a), (b) or (c) above (the "Refinancing Indebtedness"); provided, however, that (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded (plus the amount of reasonable expenses incurred in connection therewith); (2) the Refinancing Indebtedness shall have a (A) Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, and (B) a stated maturity no earlier than the stated maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (3) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (e) the incurrence of Non-Recourse Debt by a Non-Restricted Subsidiary, (f) the issuance of the Preferred Stock or the incurrence by the Company of Indebtedness represented by the Subordinated Debentures upon (1) the exchange of the Preferred Stock in accordance with the Certificate of Designation therefor or (2) issued in lieu of payment of cash interest on the Subordinated Debentures, (g) Indebtedness under Exchange Rate Contracts (the approval for which is evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee), provided that such Exchange Rate Contracts are entered into in connection with transactions entered into in the ordinary course of business and hedge not more than the aggregate principal amount of the Notes and the Deferred Coupon Notes, (h) Indebtedness under Interest Rate Agreements (the approval for which is evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee), provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Indebtedness otherwise permitted to be incurred pursuant to this paragraph, (i) the incurrence of Indebtedness between the Company and any Controlled Subsidiary, between or among Controlled Subsidiaries and between any Controlled Subsidiary and other holders of Equity Interests of such Controlled Subsidiary (or other persons providing funding on their behalf) on a pro rata basis and on substantially identical principal financial terms, provided, however, that if any such Controlled Subsidiary ceases to be a Controlled Subsidiary or transfers such Indebtedness (other than to the Company or a Controlled Subsidiary of the Company), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company or by a Controlled Subsidiary, as the case may be, at the time of such event, and (j) Indebtedness of the Company and/or any Subsidiary in respect of performance bonds of the Company or any Subsidiary or surety bonds provided by the Company or any Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.

Liens

  The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except: (i) Permitted Liens; (ii) Liens securing Indebtedness and related obligations incurred under clauses (a), (b) and (c) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; (iii) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and (iv) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of the Company or any of its Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.

Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries or (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the Issuance Date, (ii) the Indenture and the Notes, (iii) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b) or (c) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (a) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes but provided further that: (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause
(a) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and (y) any such agreement may nevertheless contain restrictions limiting the payment of dividends or the making of any other distributions to all or a portion of excess cash-flow (or any similar formulation thereof) and subordination provisions governing Indebtedness owed to the Company or any Restricted Subsidiary, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided that the EBITDA of such person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (vi) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) customary provisions of joint venture or stockholder agreements, provided that such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements, (viii) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business, or (ix) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation or Sale of Assets

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, person or entity unless (i) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of England and Wales or of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations (including the due and punctual payment of Additional Amounts (as defined in the Indenture) if the surviving corporation is a corporation organized or existing under the laws of England and Wales) of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company or any entity or person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company may be 0.5 greater than such ratio immediately preceding such transaction; and (v) such transaction would not result in the loss of any material authorization or Material License of the Company or its Subsidiaries.

Additional Amounts; Optional Tax Redemption

  The Indenture will provide that the "Payment of Additional Amounts" provision therein, relating to United Kingdom withholding and other United Kingdom taxes, and the "Optional Tax Redemption" provision therein, relating to the Company's option to redeem the Notes under certain circumstances if Additional Amounts (as defined in the Indenture) are payable, apply to the Notes. The Indenture will provide that Additional Amounts will only become payable if the Company becomes, or a successor to the Company is, a corporation organized or existing under the laws of England and Wales and, subject to certain exceptions to be specified in the Indenture, any deduction for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom shall be required in respect of any amounts to be paid by the Company under the Notes.

Transactions with Affiliates

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors and (ii) with respect to any Affiliate Transaction or any series of Affiliate Transactions involving aggregate payments in excess of $10 million, an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (ii); provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate
Transactions: (i) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or its predecessor or such Subsidiary; (ii) transactions between or among the Company and/or its Restricted Subsidiaries;
(iii) transactions permitted by the provisions of the Indenture described above under the covenant

"Restricted Payments"; (iv) Liens permitted under the Liens covenant which are granted by the Company or any of its Subsidiaries to an unrelated person for the benefit of the Company or any other Subsidiary of the Company; (v) any transaction pursuant to an agreement in effect on the Issuance Date; and (vi) the incurrence of Indebtedness by a Controlled Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Controlled Subsidiary on a pro rata basis and on substantially identical principal financial terms.

Reports

  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the holders of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or the equivalent thereof in the event the Company becomes a corporation organized under the laws of England and Wales), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, in each case, as required by the rules and regulations of the Commission as in effect on the Issuance Date.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest (and Additional Amounts, if applicable) on the Notes; (ii) default in payment when due of principal on the Notes; (iii) failure by the Company to comply with the provisions described under the covenants "Change of Control," "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock";
(iv) failure by the Company for 60 days after notice to comply with certain other covenants and agreements contained in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more; (vi) failure by the Company or any Restricted Subsidiary of the Company to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries; and (viii) the revocation of a Material License.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

  No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any Obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

  If the Company irrevocably deposits, or causes to be deposited, in trust with the Trustee or the Paying Agent, at any time prior to the stated maturity of the Notes or the date of redemption of all the outstanding Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, (without reinvestment thereof) to pay timely and discharge the entire principal of the then outstanding Notes and all interest due thereon to maturity or redemption, the Indenture shall cease to be of further effect as to all outstanding Notes ("Defeasance") (except, among other things, as to (i) remaining rights of registration of transfer and substitution and exchange of the Notes, (ii) rights of holders to receive payment of principal of and interest on the Notes, and (iii) the rights, obligations and immunities of the Trustee).

  In order to exercise Defeasance: (i) the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (ii) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (iii) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (iv) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (v) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (vi) the deposit shall not result in the Company, the Trustee or the trust being subject to the Investment Company Act of 1940; (vii) holders of the Notes will have a valid, perfected and unavoidable (under applicable bankruptcy or insolvency laws), subject to the passage of time referred to in clause (iv) above, first priority security interest in the trust funds; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the

Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a default in the payment of principal of or interest on any Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes, (vii) waive a redemption payment with respect to any Note or (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  The Chase Manhattan Bank is also the trustee for all of the Existing Notes and is expected to be the trustee for the Subordinated Debentures, if issued.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company, 110 East 59th Street, New York, New York 10022, Attention: Richard J. Lubasch, Esq., Senior Vice President, General Counsel and Secretary.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merged with or into or became a Subsidiary of such specified person, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person.

  "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

  "Annualized Pro Forma EBITDA" means, with respect to any person, such person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

  "Applicable Notes" means the Company's 10 7/8% Senior Deferred Coupon Notes Due 2003.

  "Asset Sale" means (i) any sale, lease, transfer, conveyance or other disposition of any assets (including by way of a sale-and-leaseback) other than the sale or transfer of inventory or goods held for sale in the ordinary course of business (provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company shall be governed by the provisions of the Indenture described under the captions "Change of Control" or "Merger, Consolidation or Sale of Assets") or
(ii) any issuance, sale, lease, transfer, conveyance or other disposition of any Equity Interests of any of the Company's Restricted Subsidiaries to any person; in either case other than (A) to (w) the Company, (x) any Wholly Owned Subsidiary, or (y) any Controlled Subsidiary which is a Subsidiary of the Company on the Issuance Date provided that at the time of and after giving effect to such issuance, sale, lease, transfer, conveyance or other disposition to such Controlled Subsidiary, the Company's ownership percentage in such Controlled Subsidiary is equal to or greater than such percentage on the Issuance Date or (B) the issuance, sale, transfer, conveyance or other disposition of Equity Interests of a Controlled Subsidiary in exchange for capital contributions made on a pro rata basis by the holders of the Equity Interests of such Controlled Subsidiary.

  "Cable Assets" means tangible or intangible assets, licenses (including, without limitation, Licenses) and computer software used in connection with a Cable Business.

  "Cable Business" means any person directly or indirectly operating, or owning a license to operate, a cable and/or television and/or telephone and/or telecommunications system or service principally within the United Kingdom and/or the Republic of Ireland.

  "Cable Controlled Property" means a Cable Controlled Subsidiary or a Cable Asset held by a Cable Controlled Subsidiary.

  "Cable Controlled Subsidiary" means any Controlled Subsidiary which is a Cable Business.

  "Cable Related Business" means a person which directly or indirectly owns or provides a service or product used in a Cable Business, including, without limitation, any television programming, production and/or licensing business or any programming guide or telephone directory business or content or software related thereto.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

  "Capital Stock Sale Proceeds" means the aggregate net sale proceeds (including the fair market value of property, other than cash, as determined by an independent appraisal firm) received by the Company from the issue or sale (other than to a Subsidiary) by the Company of any class of its Capital Stock after October 14, 1993 (including Capital Stock of the Company issued after October 14, 1993 upon conversion of or in exchange for other securities of the Company).

  "Cash Equivalents" means (i) United States dollars or British pounds sterling, (ii) securities issued or directly and fully guaranteed or insured by the United States or United Kingdom government or any agency or instrumentality thereof having maturities of not more than six months and one day from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States, the United Kingdom or the Republic of Ireland having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper rated P-1 or the equivalent thereof by Moody's or A-1 or the equivalent thereof by S&P and in each case maturing within six months and one day after the date of acquisition.

  "Change of Control" means (i) the sale, lease or transfer of all or substantially all of the assets of the Company to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), (ii) the approval by the requisite stockholders of the Company of a plan of liquidation or dissolution of the Company, (iii) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of the Company is substantially the same immediately after such transaction as it was immediately prior to such transaction, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

  "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

  "Consolidated Interest Expense" means, for any person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such person and its Subsidiaries (other than Non-Restricted Subsidiaries) during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries (other than Non-Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,
(ii) the Net Income of any person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,
(iii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Controlled Subsidiary" means any Restricted Subsidiary of the Company in which the Company has significant influence over budgetary, dividend and capitalization decisions.

  "Convertible Subordinated Notes" means the Company's 7 1/4% Convertible Subordinated Notes issued pursuant to an indenture dated as of April 20, 1995, between the Company and The Chase Manhattan Bank (formerly known as Chemical
Bank), as trustee, and the Company's 7% Convertible Subordinated Notes issued pursuant to an indenture dated as of June 12, 1996 also between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee.

  "Cumulative EBITDA" means the cumulative EBITDA of the Company from and after the Issuance Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero; provided, however, that EBITDA of Non-Restricted Subsidiaries shall not be included.

  "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Company from the Issuance Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Deferred Coupon Notes" means the Applicable Notes, the 12 3/4% Notes and the 11 1/2% Notes.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

  "EBITDA" means, for any person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash item reducing Consolidated Net Income for such period, minus (B) all non-cash items increasing Consolidated Net Income for such period, all for such person and its Subsidiaries determined in accordance with GAAP consistently applied.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Indebtedness that is convertible into, or exchangeable for Capital Stock).

  "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the Issuance Date, until such amounts are repaid, including, without limitation, the Existing Notes.

  "Existing Notes" means the Deferred Coupon Notes and the Convertible Subordinated Notes.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases and sale-and-leaseback transactions) or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than obligations under an Exchange Rate Contract or an Interest Rate Agreement) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition.

  "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

  "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall be permitted to select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

  "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances and loans, joint property ownership and other arrangements, in each case, made to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Issuance Date" means the date on which the Notes are first authenticated and issued.

  "License" means any license issued or awarded pursuant to the Broadcasting Act 1990, the Cable and Broadcasting Act 1984, the Telecommunications Act 1984 or the Wireless Telegraphy Act 1948 (in each case, as such Acts may, from time to time be, amended, modified or re-enacted) (or equivalent statutes of any jurisdiction) to operate or own a Cable Business.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Long Distance/Microwave Assets" means any assets, tangible or intangible, choate or inchoate, primarily used in the business conducted by OCOM Corporation in the United States as of the Issuance Date.

  "Material License" means a License held by the Company or any of its Subsidiaries which License at the time of determination covers a number of Net Households which equals or exceeds 5% of the aggregate number of Net Households covered by all of the Licenses held by the Company and its Subsidiaries at such time.

  "Material Subsidiary" means (i) OCOM, Cable Tel UK Group, Inc. (formerly known as OCOM Sub II, Inc.), NTLIH, NTL Group Limited, CableTel Surrey Limited, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and (ii) any other Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act of 1933 and the Exchange Act, as amended (as such Regulation is in effect on the date hereof).

  "Monetize" means a strategy with respect to Capital Stock that generates an amount of cash equal to the fair value of such Capital Stock.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Households" means the product of (i) the number of households covered by a License in the United Kingdom and (ii) the percentage of the entity holding such License which is owned directly or indirectly by the Company.

  "Net Income" means, with respect to any person for a specific period, the net income (loss) of such person during such period, determined in accordance with GAAP, excluding, however, any gain (but not loss) during such period, together with any related provision for taxes on such gain (but not loss), realized during such period in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions), and excluding any extraordinary gain (but not loss) during such period, together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a

Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

  "Non-Controlled Subsidiary" means an entity which is not a Controlled Subsidiary.

  "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness (a) as to which none of the Company, nor any of Restricted Subsidiary: (i) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); (ii) is directly or indirectly liable; or (iii) constitutes the lender; and (b) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Non-Restricted Subsidiary" means a Subsidiary that (a) at the time of its designation as a Non-Restricted Subsidiary has not acquired any assets (other than as specifically permitted by the "Restricted Payments" covenant), at any previous time, directly or indirectly from the Company or any of its Subsidiaries, (b) has no Indebtedness other than Non-Recourse Debt and (c) that at the time of such designation, after giving pro forma effect to such designation, the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding such designation, provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding such designation is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company may be 0.5 greater than such ratio immediately preceding such designation.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Other Qualified Notes" means any outstanding senior indebtedness of the Company issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the Indenture (including, without limitation, the Company's 12 3/4% Notes and the Company's 11 1/2% Notes).

  "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such person.

  "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

  "Permitted Investments" means (a) any Investments in the Company or in a Cable Controlled Property or in a Qualified Subsidiary (including, without limitation, (i) Guarantees of Indebtedness of the Company, a Cable Controlled Subsidiary or a Qualified Subsidiary, (ii) Liens securing such Indebtedness or Guarantees or (iii) the payment of any balance deferred and unpaid of the purchase price of any Qualified Subsidiary); (b) any Investments in Cash Equivalents; (c) Investments by the Company in Indebtedness of a counter-party to an Exchange Rate Contract for hedging British pounds sterling/U.S. dollars exchange risk that are made, for purposes other than speculation, in connection with such contract to hedge not more than the aggregate principal amount of the Notes and the Deferred Coupon Notes; and (d) Investments by the Company or any Subsidiary of the Company in a person, if as a result of such Investment (i) such person becomes a Cable Controlled Subsidiary or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company.

  "Permitted Liens" means (a) Liens in favor of the Company; (b) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any of its Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation; (c) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being contested in good faith and by appropriate proceedings;
(d) Liens existing on the Issuance Date; (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (f) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title that, in the aggregate, are not material in amount, and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries.

  "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such person as determined on a consolidated basis in accordance with GAAP after giving effect to the following: (i) if, during or after such period, such person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such person or any of its Subsidiaries completes an acquisition of any person or business which immediately after such acquisition is a Subsidiary of such person or whose assets are held directly by such person or a Subsidiary of such person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such person or business; and provided further that, with respect to the Company, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of the Company.

  "Qualified Cable Asset" shall mean an asset used in a cable system or a telephone system using a cable infrastructure.

  "Qualified Subsidiary" means a Wholly Owned Subsidiary, or an entity that will become a Wholly Owned Subsidiary after giving effect to the transaction being considered, that at the time of and after giving effect to the consummation of the transaction under consideration, (i) is a Cable Business or holds only Cable Assets, (ii) has no Indebtedness (other than Indebtedness being incurred to consummate such transaction) and (iii) has no encumbrances or restrictions (other than such encumbrances or restrictions imposed or permitted by the Indenture, the indentures governing the Deferred Coupon Notes or any other instrument governing unsecured indebtedness of the Company which is pari passu with the Notes) on its ability to pay dividends or make any other distributions to the Company or any of its Subsidiaries.

  "Rating Agencies" means (i) S&P, (ii) Moody's and (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

  "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories) and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB to BB-, as well as from BB- to B+, will constitute a decrease of one gradation).

  "Rating Date" means that date which is 90 days prior to the earlier of (x) a Change of Control and (y) public notice of the occurrence of a Change of Control or of the intention by the Company or any Permitted Holder to effect a Change of Control.

  "Ratings Decline" means the occurrence of any of the following events on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention of the Company or any Person to effect a Change of Control (which period shall be extended so long as the rating of any of the Company's debt securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event that any of the Company's debt securities rated by both of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by either of the Rating Agencies shall be below Investment Grade, (b) in the event that any of the Company's debt securities are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by both of the Rating Agencies shall be below Investment Grade, or
(c) in the event any of the Company's debt securities are rated below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of such securities by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

  "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary of the Company which is not a Non-Restricted Subsidiary.

  "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such preferred stock.

  "S&P" means Standard & Poor's Ratings Group and its successors.

  "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which (except directors' qualifying shares) is at the time owned directly or indirectly by the Company.

          DESCRIPTION OF PREFERRED STOCK AND SUBORDINATED DEBENTURES

                              THE PREFERRED STOCK

  The designations, preferences and relative, participating, optional or other special rights, qualifications and restrictions (collectively, the "Designations") of the Old Preferred Stock are set forth in a Certificate of Designation in respect of the Preferred Stock dated February 12, 1997 (the "Certificate of Designation"). A copy of the Certificate of Designation has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Designations of the New Preferred Stock are also set forth in the Certificate of Designation, and holders of the New Preferred Stock are referred to the Certificate of Designation for a statement thereof. The summary contained herein of certain provisions of the New Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designation relating thereto, the form of which may be obtained from the Company.

  As used in this "Description of Preferred Stock and Subordinated Debentures," the "Company" means NTL Incorporated (formerly International CableTel Incorporated) and not any of its Subsidiaries and "Preferred Stock" refers to the Old Preferred Stock and the New Preferred Stock, unless the context otherwise requires.

GENERAL

  The Company is authorized to issue 2,500,000 shares of preferred stock, $0.01 par value per share. As of the date this Prospectus, 780 shares of 5% Non-voting Convertible Preferred Stock, Series A (the "Convertible Preferred Stock") and 100,000 shares of Old Preferred Stock are outstanding. The Certificate of Incorporation of the Company authorizes the Board of Directors of the Company, without stockholder approval, to issue preferred stock from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors. The Board of Directors of the Company has adopted resolutions for the issuance of 100,000 shares of Old Preferred Stock (and any additional shares of such stock issued from time to time in lieu of cash dividends) and filed on February 12, 1997 the Certificate of Designation with the Secretary of State of the State of Delaware as required by Delaware law. Subject to certain conditions, the Preferred Stock will be exchangeable for Subordinated Debentures at the option of the Company on any Dividend Payment Date (as defined). The New Preferred Stock, when issued in exchange for Old Preferred Stock in accordance with the terms of the Exchange Offer, will be fully paid and non-assessable, and the holders of New Preferred Stock will not have any subscription or preemptive rights related thereto. Continental Stock Transfer & Trust Company has agreed to be the transfer agent and registrar for the Preferred Stock (the "Registrar").

  Each share of Preferred Stock has a liquidation preference of $1,000. The liquidation preference of the Preferred Stock is not necessarily indicative of the price at which shares of the Preferred Stock will actually trade after their issuance, and the Preferred Stock may trade at prices below its liquidation preference. The market price of the Preferred Stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities.

RANKING

  With respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, the Preferred Stock ranks: (i) senior to (a) all classes of common stock of the Company, (b) the Junior Preferred Stock, (c) the Series A Preferred Stock and (d) each other class of capital stock or series of preferred stock issued by the Company after the Issuance Date the terms of which specifically provide that such class or series will rank junior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding up and dissolution of the Company or junior to or on a parity with any class of common stock of the Company or which do not specify their rank (the securities described in this clause (i), collectively "Junior Securities"); (ii) on a parity with each class of capital stock or series of preferred stock issued by the Company after the Issuance Date the terms of which specifically provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon liquidation, winding up and dissolution of the Company (the securities described in this clause (ii), collectively "Parity Securities"); and (iii) junior to each other class of capital stock or other series of preferred stock issued by the Company after the Issuance Date the terms of which specifically provide that such series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding up and dissolution of the Company (the securities described in this clause (iii), collectively "Senior Securities"). The Preferred Stock is subject to the issuance of Junior Securities, Parity Securities and Senior Securities; provided, however, that the Company may not issue any Parity Securities or Senior Securities without the approval of the holders of a majority of the shares of Preferred Stock then outstanding, voting as a separate class, except that without the approval of any holders of Preferred Stock, the Company may issue or have outstanding shares of Parity Securities (other than Disqualified Capital Stock) issued from time to time in exchange for, or all of the proceeds of which are used to redeem or repurchase, any or all of the shares of Preferred Stock.

DIVIDENDS

  Holders of outstanding shares of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the Preferred Stock, at a rate equal to 13% per annum ($130 per share). Dividends will accrue from the Issuance Date and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date"), commencing on May 15, 1997. Dividends, whether or not earned or declared, will accrue without interest until declared and paid, which declaration may be for all or part of the accrued dividends. Dividends accruing on or prior to February 15, 2004 may, at the option of the Company, be paid (i) in cash, (ii) by the issuance of such number of additional fully paid and nonassessable shares (including fractional shares) of Preferred Stock equal to the amount of such dividends then payable divided by $1,000 or (iii) in any combination of the foregoing. The Company does not expect to pay dividends on the Preferred Stock in cash on or prior to February 15, 2004. The Company's ability to pay cash dividends on the Preferred Stock is limited by the indentures governing the Deferred Coupon Notes and may be subject to limitations placed by the Potential Credit Facilities and any other future agreements of the Company. See "Risk Factors--Restrictions on Ability to Pay Dividends or Make Payments on Preferred Stock." In the event that the Company fails to pay dividends (including any special dividends described under "Registration Rights"), the sole remedy available to holders of Preferred Stock will be the election of directors as set forth under "--Voting Rights."

  Each dividend on the Preferred Stock will be payable to the holders of record of the Preferred Stock as they appear on the stock books of the Company on such record date as may be fixed by the Board of Directors of the Company, which record date will not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date. All dividends paid with respect to shares of Preferred Stock shall be paid pro rata to the holders thereof. Dividends will cease to accrue in respect of shares of the Preferred Stock on the Exchange Date (as defined below) or on the date of their earlier redemption or repurchase by the Company, unless the Company fails to issue the appropriate aggregate principal amount of Subordinated Debentures in respect of the Preferred Stock on the Exchange Date or fails to pay the relevant redemption or repurchase price on the date fixed for redemption or repurchase.

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless all accrued dividends have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash is set apart sufficient for such payment on the Preferred Stock. If all accrued dividends have not been so paid, the Preferred Stock will share dividends pro rata with the Parity Securities based upon the relative liquidation preference of the outstanding shares of the Preferred Stock and such Parity Securities. No dividends may be declared or paid, nor may funds be set aside for such payment, on Junior Securities, except dividends on Junior Securities which are paid in additional Junior Securities (other than Disqualified Capital Stock), and no Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment, if all accrued dividends have not been paid (or deemed to have been paid) on the Preferred Stock. For purposes of this Description of Preferred Stock and Exchange Debentures, "Disqualified Capital Stock" means any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to February 15, 2009.

  Accrued dividends may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record, not more than sixty
(60) days prior to payment thereof, as may be fixed by the Board of Directors of the Company.

  Dividends payable on the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

REDEMPTION OF PREFERRED STOCK

  Optional. The Preferred Stock is redeemable for cash (subject to legal availability of funds therefor), at the option of the Company, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentages of the liquidation preference thereof) if redeemed during the 12-month period commencing on February 15 of the year set forth below, plus, in each case, all accrued and unpaid dividends (including an amount in cash equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date):

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2002...........................................................  106.500%
      2003...........................................................  104.333%
      2004...........................................................  102.167%
      2005 and thereafter............................................  100.000%

  In the event of a partial redemption of the Preferred Stock, the shares to be redeemed will be selected on a pro rata basis, except that the Company may redeem all shares of Preferred Stock held by any holder of fewer than 10 shares (or all shares of Preferred Stock owned by any holder who would hold less than 10 shares as a result of such redemption), as determined by the Company. No partial redemption of the Preferred Stock may be authorized or made unless prior thereto all accrued dividends thereon shall have been paid in cash or declared and a sum set apart for such payment. The indentures governing the Deferred Coupon Notes restrict the Company's ability to redeem the Preferred Stock, and the Potential Credit Facilities and any other future agreements of the Company may contain similar provisions.

  The Company may also redeem all of the Preferred Stock upon a Change of Control Call Event. See "--Change of Control Put and Call."

  Mandatory. On February 15, 2009, the Company will be required, subject to legal availability of funds therefor, to redeem all outstanding shares of Preferred Stock at a price equal to the liquidation preference thereof plus an amount in cash equal to all accrued and unpaid dividends (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the date of redemption). The indentures governing the Deferred Coupon Notes restrict the Company's ability to redeem the Preferred Stock at maturity. The Potential Credit Facilities and other future agreements of the Company may prohibit the Company from redeeming the Preferred Stock at maturity. See "Risk Factors--Restrictions on Ability to Pay Dividends or Make Payments on Preferred Stock."

  Procedure for Redemption. On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price (or the related accrued and unpaid dividends), dividends will cease to accrue with respect to shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price (and the related accrued and unpaid dividends) without interest. The Company will send a written notice of redemption by first class mail, postage prepaid, at least 15 days and not more than 60 days prior to the date fixed for any redemption to each holder of record at its registered address on the record date fixed for such redemption; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. If any Preferred Stock is to be redeemed in part only, the notice of redemption that relates to such Preferred Stock will state the number of shares thereof to be redeemed. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, will (upon compliance with any applicable provisions of Delaware law) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that such shares may not be reissued or sold as shares of the Preferred Stock (other than in payment of dividends on the Preferred Stock).

EXCHANGE

  On any Dividend Payment Date, the Company may, at its option, subject to certain conditions, exchange the Preferred Stock, in whole but not in part, for the Subordinated Debentures. See "--The Subordinated Debentures" below for a summary of the terms of the Subordinated Debentures. Holders of Preferred Stock so exchanged will be entitled to receive $1.00 in principal amount of Subordinated Debentures for each $1.00 of liquidation preference of Preferred Stock held by such holder at the time of exchange. In connection with any such exchange, dividends on shares of Preferred Stock exchanged which have accrued on or prior to February 15, 2004 which have not been paid as of the Exchange Date will be paid, at the Company's option, in cash or in additional Subordinated Debentures in an equivalent principal amount of such accrued and unpaid dividends. Dividends on any shares of Preferred Stock accruing after February 15, 2004 which have not been paid as of the Exchange Date must be paid in cash on the Exchange Date. Interest will accrue on Subordinated Debentures from the Exchange Date. On the date fixed for exchange, all dividends on the Preferred Stock will cease to accrue, the rights of the holders of the Preferred Stock as stockholders of the Company with respect to the shares exchanged will cease and the person or persons entitled to receive the Subordinated Debentures issuable upon exchange will be treated as the registered holder or holders of such Subordinated Debentures. Subordinated Debentures issued in exchange for Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts of less than $1,000 so that each holder of Preferred Stock will receive certificates representing the entire amount of Subordinated Debentures to which its shares of Preferred Stock entitle it; provided, however, that the Company may, at its option, pay cash in lieu of issuing a Subordinated Debenture in a principal amount less than $1,000. The Company will mail to each holder of record of the shares of Preferred Stock written notice of its intention to exchange the Preferred Stock for Subordinated Debentures at least 30 and not more than 60 days prior to the Exchange Date. Each notice must state (i) the Exchange Date, (ii) the place or places where certificates for shares of Preferred Stock are to be surrendered for exchange into Subordinated Debentures, (iii) that dividends on the shares of Preferred Stock to be exchanged will cease to accrue on the Exchange Date and (iv) that interest on the Subordinated Debentures shall accrue from the Exchange Date whether or not certificates for shares of Preferred Stock are surrendered for exchange on such Exchange Date.

  Under applicable provisions of the Federal bankruptcy law or comparable provisions of state fraudulent transfer law, if at the time of the Company's payment of dividends on, redemption of, or issuance of Subordinated Debentures in exchange for, Preferred Stock, (i) the Company is insolvent or rendered insolvent by reason thereof or (ii) the Company is engaged in a business or transaction for which the Company's remaining assets constitute unreasonably small capital or (iii) the Company intends to incur or believes that it will incur debts beyond its ability to pay such debts as they mature, then the relevant distribution to holders of Preferred Stock could be avoided in whole or in part as a fraudulent conveyance and such holders could be required to return the same or equivalent amounts to or for the benefit of existing or future creditors of the Company. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

  The indentures governing the Deferred Coupon Notes limit the Company's ability to exchange the Preferred Stock for Subordinated Debentures, and the Potential Credit Facilities and any other future agreements of the Company may contain similar provisions.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Preferred Stock then outstanding will be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount in cash equal to the liquidation preference thereof, plus an amount in cash equal to accrued and unpaid dividends thereon, if any, to the date fixed for liquidation, dissolution or winding up (including an amount in cash equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up), before any distribution is made on any Junior Securities, including, without limitation, any common stock of the Company. Except as provided in the preceding sentence, holders of Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the application of all amounts available for payments with respect to the Preferred Stock and all other Parity Securities would not result in payment in full of the Preferred Stock and such other Parity Securities, holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment in full of the liquidation preference to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations will itself be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

  The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of the Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value thereof, and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value.

CHANGE OF CONTROL PUT AND CALL

  The Certificate of Designation provides that, upon the occurrence of a Change of Control Triggering Event, the Company shall notify each holder of Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") such holder's shares of Preferred Stock at a purchase price in cash (the "Change of Control Offer Price") equal to 101% of the liquidation preference of the Preferred Stock plus accrued and unpaid dividends (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the Change of Control Payment Date (as defined herein)). For purposes of this section, "Change of Control Triggering Event" has substantially the same meaning as in the Indenture.

  The Certificate of Designation provides that not later than 90 days following the date upon which the Change of Control Triggering Event occurred, the Company must send, by first class mail, a notice to holders of

Preferred Stock at their last registered address, with a copy to the Registrar, which notice shall govern the terms of the Change of Control Offer. Notice of an event giving rise to a Change of Control Triggering Event shall be given on the same date and in the same manner to all holders of Preferred Stock. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"); provided, however, that there shall be no right of any holder to require the Company to repurchase such holder's shares of Preferred Stock until the earlier of the date on which all of the Deferred Coupon Notes have been repaid or have matured. Each Change of Control Offer is required to remain open for at least 20 business days or such longer period as may be required by law.

  Notwithstanding the foregoing, prior to the mailing of the notice of a Change of Control Offer referred to above, the Company shall (i) within 60 days following a Change of Control Triggering Event, either (a) repay in full all Indebtedness, and terminate all commitments, under the Potential Credit Facilities to the extent required upon a change of control pursuant to the terms thereof (or offer to repay in full all such Indebtedness and terminate all such commitments and repay all such Indebtedness owed to each lender which has accepted such offer and terminate all such commitments of each such lender), or (b) obtain the requisite consents under the Potential Credit Facilities to permit the repurchase of the Preferred Stock as provided above and (ii) within 90 days following a Change of Control Triggering Event, purchase all Senior Notes (or permitted refinancings thereof) which it is required to purchase by reason of such change of control pursuant to the provisions of the indenture therefor. The Company shall first comply with the covenant described in the immediately preceding sentence before it shall be required to repurchase Preferred Stock pursuant to the provisions described above.

  None of the provisions in the Certificate of Designation relating to a Change of Control Offer are waivable by the Board of Directors of the Company. The Company could in the future enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control Triggering Event under the Preferred Stock, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control Triggering Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for the Preferred Stock that the Company is required to purchase. In the event that the Company is required to purchase outstanding shares of Preferred Stock pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, the Company will be prohibited under the indentures governing the Deferred Coupon Notes from purchasing the Preferred Stock pursuant to a Change of Control Offer.

  The Company must comply with Rules 13e-4 and 14e-4 and 14e-1 under the Exchange Act and other provisions of state and federal securities laws and regulations thereunder to the extent applicable in connection with a Change of Control Offer.

  In addition, upon a Change of Control Call Event, the Company will have the option to redeem all (but not less than all) of the outstanding shares of Preferred Stock at a redemption price equal to 100% of the liquidation preference thereof plus the Applicable Premium, plus accrued and unpaid dividends to the date of repurchase; provided, however, no such redemption shall be consummated except contemporaneously with or after the merger, consolidation or business combination referred to in the definition of Change of Control Call Event. Notice of any such redemption pursuant to this paragraph must be given no later than 90 days following the date upon which the Change of Control Call Event occurred (or no later than 10 days after the date on which a notice of a Change of Control Offer must be mailed pursuant to provisions described above if the events giving rise to the Change of Control Call Event also give rise to a Change of Control Triggering Event), and the purchase date must be within 30 days of the date of notice.

  "Applicable Premium" means, with respect to any share of Preferred Stock, the greater of (x) 1.0% of the liquidation preference thereof and (y) the excess, if any, of (a) the present value of dividends accruing until and including February 15, 2002 (assuming payment thereof in cash on the applicable dividend payment date) and the liquidation preference and any applicable optional redemption premium therefor payable on such date for such share (in each case assuming payment thereof on February 15, 2002), computed using a discount rate equal to the Treasury Rate plus 100 basis points over (b) the sum of the liquidation preference of such share plus accrued and unpaid dividends to the redemption date.

  "Change of Control Call Event" means the entering by the Company into a binding agreement providing for a merger, consolidation or business combination of the Company with another corporation, association or other entity, which agreement provides that upon consummation thereof that the holders of the Company's common stock will own less than 80% of the voting and economic power of the entity, if any, in which holders of the Company's common stock will hold equity interests immediately following consummation of any such transaction.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption of the Preferred Stock (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining period to the date scheduled for the mandatory redemption of the Preferred Stock; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period to the date scheduled for the mandatory redemption of the Preferred Stock is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

VOTING RIGHTS

  Holders of the Preferred Stock will have no general voting rights, except as otherwise required under Delaware law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if (a) dividends on the Preferred Stock are in arrears and unpaid (or if after February 15, 2004, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), (b) the Company fails to effect a redemption of the Preferred Stock when required by, and in accordance with, the provisions described under "Redemption of Preferred Stock--Mandatory" or (c) the Company fails to make an offer to purchase all of the outstanding shares of Preferred Stock following a Change of Control Triggering Event, if such offer to purchase is required by the provisions set forth above under "--Change of Control Put and Call," or fails to purchase all of the shares of Preferred Stock validly tendered pursuant thereto (each such event described in clauses (a) through (c) above being referred to herein as a "Voting Rights Triggering Event"), then the number of directors constituting the Board of Directors of the Company will be increased by two and the holders of the majority of the then outstanding shares of Preferred Stock, voting separately as a class, will be entitled to elect the two additional directors. Such voting rights will continue until such time as, in the case of a default under clause (a), all accrued dividends on the Preferred Stock are paid in full and, in all other cases, any failure, breach or default referred to in clause (b) or (c) is remedied, at which time the term of any directors elected pursuant to the provisions of this paragraph shall immediately terminate. Any vacancy occurring in the office of a director elected by holders of the Preferred Stock may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by such holders. Regardless of the number of Voting Rights Triggering Events, in no event shall the holders of Preferred Stock have the right to elect and have serve more than two members of the Board of Directors of the Company at any one time.

  In any case in which the holders of Preferred Stock shall be entitled to vote as described herein or pursuant to Delaware law, each holder of shares of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held.

  The Certificate of Designation also provides that the Company shall not, without the affirmative vote or consent of holders of a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, (i) create, authorize or issue any class of Senior Securities or Parity Securities or (ii) amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of Preferred Stock or authorize the issuance of any additional shares of Preferred Stock (other than in payment of dividends on the Preferred Stock); provided, however, that the Company may, without the approval of any holders of Preferred Stock, issue or have outstanding shares of Parity Securities (other than Disqualified Capital Stock) issued from time to time in exchange for, or all of the proceeds of which are used to redeem or repurchase, any or all of the shares of Preferred Stock. The holders of a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, may waive compliance with any provision of the Certificate of Designation.

  The Certificate of Designation also provides that, except as set forth in the preceding paragraph, neither (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities, including the designation of a series thereof within the existing class of Preferred Stock, nor (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall require the consent of any holders of Preferred Stock or shall be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Preferred Stock.

  Without the affirmative vote or consent of holders of a majority of the issued and outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class, the Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless:
(A) either (i) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company as an entirety or substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately prior to such transaction; and (C) the Company has delivered to the transfer agent for the Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  Under Delaware law, the holders of Preferred Stock are entitled to vote separately as a class upon a proposed amendment to the Certificate of Designation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of the Preferred Stock so as to affect them adversely.

REPORTS

  The provisions of the Certificate of Designation relating to reports are substantially the same as the provisions of the Indenture relating to such matters. For a description thereof, see "Description of Notes--Certain Covenants--Reports."

                          THE SUBORDINATED DEBENTURES

GENERAL

  The Subordinated Debentures will, if and when issued, be issued under an indenture (the "Subordinated Debenture Indenture"), to be dated as of the date of first issuance (the "Exchange Date") of the Subordinated Debentures, between the Company and The Chase Manhattan Bank, as trustee (the "Subordinated Debenture Trustee"). The following summary of certain provisions of the Subordinated Debenture Indenture does not purport to be complete and is qualified in its entirety by reference to the Subordinated Debenture Indenture, including the definitions of certain terms therein. Capitalized terms not defined herein have substantially the same meanings as under "Description of Notes."

PRINCIPAL, MATURITY AND INTEREST

  The Subordinated Debentures will accrue interest at 13% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or duly provided for. Interest will be payable semiannually on February 15 and August 15 of each year, beginning on the first such date to occur after the Exchange Date, to the holders of record on the immediately preceding February 1 and August 1, respectively. Interest on the Subordinated Debentures accruing on or prior to February 15, 2004 may, at the option of the Company, be paid in cash, by issuing additional Subordinated Debentures in an aggregate principal amount equal to the amount of such interest or in any combination thereof. Interest on the Subordinated Debentures accruing after February 15, 2004 must be paid in cash. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the rate borne by the Subordinated Debentures. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Subordinated Debentures will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Subordinated Debentures at their respective addresses set forth in the register of holders of Subordinated Debentures or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to the Company and the Subordinated Debenture Trustee. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Subordinated Debenture Trustee maintained for such purpose. The Subordinated Debentures will mature on February 15, 2009 and will be issued in registered form, without coupons.

OPTIONAL REDEMPTION

  Except as referred to herein under "--Covenants--Additional Amounts; Optional Tax Redemption," the Subordinated Debentures are not redeemable at the Company's option prior to February 15, 2002. Thereafter, the Subordinated Debentures will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below.

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  106.500%
      2003...........................................................  104.333%
      2004...........................................................  102.167%
      2005 and thereafter............................................  100.000%

CHANGE OF CONTROL

  The portions of the Subordinated Debenture Indenture relating to a Change of Control Offer upon a Change of Control Triggering Event will be substantially the same as the provisions of the Indenture relating to such matters. For a summary description of those provisions and potential limitations on the Company's ability to consummate a Change of Control Offer, see "Description of Notes--Change of Control."

SELECTION AND NOTICE

  If less than all of the Subordinated Debentures are to be redeemed at any time, selection of Subordinated Debentures for redemption will be made by the Subordinated Debenture Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Subordinated Debentures are listed, or, in the absence of such requirements or if the Subordinated Debentures are not so listed, on a pro rata basis, provided that no Subordinated Debentures of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. If any Subordinated Debenture is to be redeemed in part only, the notice of redemption that relates to such Subordinated Debenture shall state the portion of the principal amount thereof to be redeemed. A new Subordinated Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Subordinated Debenture. On and after the redemption date, interest ceases to accrue on Subordinated Debentures or portions of them called for redemption.

SUBORDINATION

  The Subordinated Debentures will be subordinate in right of payment to all existing and future Senior Debt. At December 31, 1996, after giving effect to the Offering, the Company would have had approximately $2,132 million of Senior Debt outstanding.

  The payment of the principal of, interest on or any other amounts due on the Subordinated Debentures will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. No payment on account of principal, redemption, interest or any other amounts due on the Subordinated Debentures, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the Subordinated Debentures may be made unless (i) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the Subordinated Debenture Indenture will provide that if any of the holders of any issue of Senior Debt notify (the "Payment Blockage Notice") the Company and the Subordinated Debenture Trustee that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest or any other amounts due on the Subordinated Debentures and no purchase, redemption or other acquisition of the Subordinated Debentures will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

  Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Subordinated Debentures because of an Event of Default, all Senior Debt must be paid in full before the holders of the Subordinated Debentures are entitled to any payments whatsoever.

  If payment of Subordinated Debentures is accelerated because of an Event of Default, the Company or the Subordinated Debenture Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the Subordinated Debentures until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Subordinated Debentures only if the subordination provisions of the Subordinated Debenture Indenture otherwise permit payment at that time.

  As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Subordinated Debentures may recover ratably less than general creditors of the Company.

  "Senior Debt" means the principal of, interest on and other amounts due on
(i) Indebtedness of the Company, whether outstanding on the date of the Subordinated Debenture Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Subordinated Debenture Indenture, for money borrowed from banks or other financial institutions; (ii) Indebtedness of the Company, whether outstanding on the date of the Subordinated Debenture Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Subordinated Debenture Indenture, including, without limitation, the Senior Notes and (iii) Indebtedness of the Company under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (i) or (ii) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Subordinated Debentures. Senior Debt includes, with respect to the obligations described in clause (i) and (ii) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; or (b) Indebtedness of the Company to a Subsidiary of the Company.

  "Senior Notes" means the Deferred Coupon Notes and the Notes.

  In addition, the Subordinated Debentures, if and when issued, will be effectively subordinated to all then existing and future indebtedness and commitments of the Company's subsidiaries. As of December 31, 1996, such subsidiaries had approximately $626 million of total liabilities including approximately $240 million of indebtedness.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

  The provisions of the Subordinated Debenture Indenture relating to Restricted Payments will be substantially the same as the provisions of the Indenture relating to such matters, except that the Subordinated Debenture Indenture will permit any Restricted Payment if any of the Senior Notes or Designated Notes is outstanding and such Restricted Payment is then permitted under the indenture for each issue of Senior Notes and Designated Notes outstanding. For a summary of those provisions, see "Description of Notes-- Certain Covenants--Restricted Payments."

  "Designated Notes" means any issue of notes originally issued in a registered public offering or an offering pursuant to Rule 144A under the Securities Act in an aggregate principal amount of not less than $100 million, which notes were issued to refinance, replace or refund any of the Senior Notes.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

  The provisions of the Subordinated Debenture Indenture relating to incurrence of Indebtedness and issuance of Preferred Stock will be substantially the same as the provisions of the Indenture relating to such matters, except that (i) the Subordinated Debenture Indenture will permit any such incurrence or issuance if any of the Senior Notes or Designated Notes is outstanding and such Restricted Payment is then permitted under the indenture for each issue of Senior Notes and Designated Notes outstanding and (ii) the Annualized Pro Forma EBITDA ratio test in the Subordinated Debenture Indenture will be 8.0 instead of 7.0 as in the Indenture. For a summary of those provisions, see "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

 TRANSACTIONS WITH AFFILIATES

  The provisions of the Subordinated Debenture Indenture relating to transactions with Affiliates will be substantially the same as the provisions of the Indenture relating to such matters. For a summary of those provisions, see "Description of Notes--Certain Covenants--Transactions with Affiliates."

 MERGER, CONSOLIDATION OR SALE OF ASSETS

  The provisions of the Subordinated Debenture Indenture relating to merger, consolidation or sale of all or substantially all assets will be substantially the same as the provisions of the Indenture relating to such matters. For a summary of those provisions, see "Description of Notes--Certain Covenants-- Merger, Consolidation or Sale of Assets."

 REPORTS

  The provisions of the Subordinated Debenture Indenture relating to reports will be substantially the same as the provisions of the Indenture relating to such matters. For a summary of those provisions, see "Description of Notes-- Certain Covenants--Reports."

 ADDITIONAL AMOUNTS; OPTIONAL TAX REDEMPTION

  The provisions of the Subordinated Debenture Indenture relating to additional amounts and optional tax redemption will be substantially the same as the provisions of the Indenture relating to such matters. For a summary of those provisions, see "Description of Notes--Certain Covenants--Additional Amounts; Optional Tax Redemption."

EVENTS OF DEFAULT AND REMEDIES

  The provisions of the Subordinated Debenture Indenture relating to events of default and remedies will be substantially the same as the provisions of the Indenture relating to such matters. For a summary of those provisions, see "Description of Notes--Events of Default and Remedies."

OTHER

  The subsections "No Personal Liability of Directors, Officers, Employees and Shareholders," "Defeasance and Discharge of the Indenture and the Notes," "Transfer and Exchange," "Amendment, Supplement and Waiver," "Concerning the Trustee" and "Additional Information" in the "Description of Notes" apply to the Subordinated Debentures, the Subordinated Debenture Indenture and the Subordinated Debenture Trustee mutatis mutandis.

                              REGISTRATION RIGHTS

  The following summary of the registration rights provided in the Registration Rights Agreements, the Old Notes and the Certificate of Designation does not purport to be complete. It is qualified in its entirety by reference to the terms of the registration rights set forth in the Registration Rights Agreements, the Old Notes and the Certificate of Designation.

  Holders of New Securities are not generally entitled to any registration rights with respect to such New Securities. Pursuant to the Registration Rights Agreements, holders of Old Securities are entitled to certain registration rights. Under the Registration Rights Agreements, the Company agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes and Old Preferred Stock for New Notes and New Preferred Stock, respectively, registered under the Securities Act with terms substantially identical to those of the Old Notes and Old Preferred Stock, respectively. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer, who are able to make certain representations with respect to the Notes or the Preferred Stock, the opportunity to exchange their Transfer Restricted Securities for New Securities. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Securities acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Securities acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement (a "Shelf Registration Statement") to cover resales of the applicable Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable Registration Statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Security until (i) the date on which such Old Security has been exchanged by a person other than a broker-dealer for an Exchange Security in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Security for a New Security, the date on which such New Security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Old Security is distributed to the public pursuant to Rule 144 under the Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Act or (v) the date upon which such Old Security ceases to be outstanding.

  The Registration Rights Agreements provide that (i) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or before June 12, 1997, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or before July 22, 1997, New Securities in exchange for all Old Securities tendered prior thereto in the Exchange Offer and (iii) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission as promptly as practicable after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or before July 22, 1997. If (a) the Exchange Offer Registration Statement is not declared effective on or before June 12, 1997 or (b) the Company fails to consummate the Exchange Offer or a Shelf Registration Statement is not declared effective, in each case, on or before July 22, 1997 (each such event referred to in clauses (a) and (b) above, a "Registration Default"), then the Company will pay special interest pursuant to provisions of the Old Notes (the "Special Interest") or special dividends pursuant to provisions in the Certificate of Designation the "Special Dividends" and, together with the Special Interest, the "Special Payments"), as the case may be, to each holder of the applicable Old Securities. Special

Interest or Special Dividends, as the case may be, will accrue from and including (i) June 13, 1997 in the case of clause (a) above, and (ii) July 23, 1997 in the case of clause (b) above (each period after those dates being an "Accrual Period"), at a rate per annum equal to 0.50% of the principal amount or liquidation preference, as applicable, of the Old Securities (determined daily). The amount of the Special Interest or Special Dividends, as applicable, will increase by an additional 0.50% of the principal amount or liquidation preference, as applicable, of the Old Securities with respect to each subsequent applicable Accrual Period until all Registration Defaults have been cured, up to a maximum amount of Special Interest or Special Dividends, as applicable, of 1.50% per annum of the principal amount or liquidation preference, as applicable, (determined daily). All accrued Special Interest or Special Dividends, as applicable, will be paid by the Company on each Interest Payment Date or Dividend Payment Date, as applicable, to the applicable Global Security holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of special interest or special dividends will cease.

  If a Shelf Registration Statement is declared effective pursuant to the terms of the Registration Rights Agreements, and the Company fails to keep such Registration Statement continuously effective for the period required by the Registration Rights Agreements, then from such time as the Shelf Registration Statement is no longer effective until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective, (ii) February 12, 2000 or (iii) the date as of which all of the Transfer Restricted Securities are sold pursuant to the Shelf Registration Statement, Special Interest pursuant to provisions of the Old Notes or Special Dividends pursuant to provisions in the Certificate of Designation, as applicable, shall accrue at a rate per annum equal to 0.50% of the principal amount or liquidation preference, as applicable, of the Old Securities (determined daily) (1.00% thereof if the Shelf Registration Statement is no longer effective for 30 days or more). Such Special Interest or Special Dividends, as the case may be, shall be payable in cash semiannually in arrears on each February 15 and August 15, commencing August 15, 1997, to the holders of record on the immediately preceding February 1 and August 1, respectively, in the case of the Old Notes and in cash or in additional shares of Preferred Stock or a combination thereof quarterly in arrears in the case of the Old Preferred Stock on each February 15, May 15, August 15, and November 15, commencing May 15, 1997, to the holders of record on the immediately preceding February 1, May 1, August 1 and November 1, respectively. The Company is permitted to suspend use of the prospectus that is part of any Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with Commission and similar events.

  Holders of Old Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreements) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreements in order to have their Old Securities included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest pursuant to provisions of the Old Notes or Special Dividends pursuant to provisions in the Certificate of Designation, as set forth above.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following summarizes the principal terms of certain indebtedness of the Company (other than the Notes). It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture or agreement governing the relevant indebtedness, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

                                 7%               7 1/4%            11 1/2%            12 3/4%
                             CONVERTIBLE       CONVERTIBLE      SERIES B SENIOR    SERIES A SENIOR         10 7/8%
                            SUBORDINATED       SUBORDINATED     DEFERRED COUPON    DEFERRED COUPON     SENIOR DEFERRED
                                NOTES             NOTES              NOTES              NOTES           COUPON NOTES
                          ----------------- ------------------ ------------------ ------------------ -------------------
Net Proceeds ($)........     267,437,000       186,065,000        582,000,000        145,125,000         119,797,000
Issue Date..............    June 12, 1996     April 20, 1995    January 30, 1996    April 20, 1995    October 14, 1993
Issue Price (1).........        100%               100%             57.155%            53.995%             58.873%
Aggregate Principal
 Amount ($).............     275,000,000       191,750,000       1,050,000,000       277,803,500         212,000,000
Maturity Date...........    June 15, 2008     April 15, 2005    February 1, 2006    April 15, 2005    October 15, 2003
Interest Rate (2).......         7%               7 1/4%            11 1/2%            12 3/4%             10 7/8%
Interest Payment Dates..      June 15 &         April 15 &       February 1 and      April 15 and       April 15 and
                          December 15 from   October 15 from     August 1 from     October 15 from     October 15 from
                          December 15, 1996  October 15, 1995   August 11, 2001    October 15, 2000    April 15, 1999
Earliest Optional
 Redemption Date (3)....    June 15, 1999     April 15, 1998    February 1, 2001    April 15, 2000    October 15, 1998
Redemption Price (4)....  104.9% in 1999 to 105.08% in 1998 to 105.75% in 2001 to 103.64% in 2000 to 103.107% in 1998 to
                            100% in 2006     100.73% in 2004      100% in 2003       100% in 2002       100% in 2000
Conversion Price ($)
 (5)....................       37.875             27.56               N/A                N/A                 N/A
Senior/Subordinated.....    Subordinated       Subordinated          Senior             Senior             Senior

--------
(1) Percent. of Aggregate Principal Amount at maturity.
(2) Percent. per annum.
(3) Earliest Optional Redemption Date is the first date when the notes are redeemable at the Company's option.
(4) Expressed as a percentage of principal amount plus, in each case, accrued and unpaid interest thereon to the applicable redemption date.
(5) This is the conversion price per share of the Company's common stock, adjusted for the four-for-three stock split in August 1995 and subject to further adjustments in certain events.

  The following five paragraphs summarize the principal provisions of the indentures governing the Deferred Coupon Notes and the Convertible Notes. These paragraphs should be read in conjunction with the table that appears above. Capitalized terms used in these paragraphs refer, with respect to any series of notes, to the item specified opposite the relevant capitalized term under the column for that series of notes. "Relevant Indenture" means the indenture (as amended) governing a series of notes.

THE DEFERRED COUPON NOTES

  The Deferred Coupon Notes were issued on their Issue Date at a discount to their Aggregate Principal Amount equal to the Issue Price to generate the Net Proceeds. The Deferred Coupon Notes accrete at a rate equal to the Interest Rate, compounded semi-annually, to the Aggregate Principal Amount by the fifth anniversary of the Issue Date. Cash interest on the Deferred Coupon Notes does not accrue until the fifth anniversary of the Issue Date. Thereafter, the Deferred Coupon Notes accrue interest in cash at the Interest Rate on the principal amount of the Deferred Coupon Notes and is payable semiannually on the Interest Payment Dates, to holders of record on the fifteenth day immediately preceding the relevant Interest Payment Date. The Deferred Coupon Notes mature on the Maturity Date. The Deferred Coupon Notes are redeemable, at the option of the Company at any time, in whole or in part, on or after the Earliest Optional Redemption Date at the redemption prices set forth in the Relevant Indenture, plus any accrued unpaid interest to the date of redemption. The 12 3/4% Notes and the 11 1/2% Notes may also be redeemed at the option of the Company, in whole but not in part, in certain circumstances where Additional Amounts (as defined in the Relevant Indenture) are payable. In those circumstances, the Deferred Coupon Notes to be repurchased must be repurchased at 100% of Accreted Value (as defined in the Relevant Indenture) if they are redeemed before the Earliest Option at Redemption Date or at the principal amount of the Deferred Coupon Notes if they redeemed after the Earliest Optional Payment Date plus, in each case, accrued and unpaid interest. Upon a Change of Control (as defined in the Relevant Indenture), holders of the Deferred Coupon Notes will have the right to require the Company to repurchase all or any part of the Deferred Coupon Notes at a repurchase price equal to 101% of the Accreted Value (as defined in the Relevant Indenture) on any repurchase date before the fifth anniversary of the Issue Date or 101% of the principal amount thereof plus accrued and unpaid interest to any repurchase date on or after that fifth anniversary, if any. Subject to certain conditions, the Company will be obligated to offer to purchase the Deferred Coupon Notes and Other Qualified Senior Notes (as defined in the Relevant Indenture) with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the Accreted Value on any purchase date before the fifth anniversary of the Issue Date or 100% of the principal amount thereof plus, in each case, accrued and unpaid interest to any purchase date on or after that fifth anniversary, if any. Such an offer is required to be made, first, to the holders of the 10 7/8% Notes and, second, to all holders of the 12 3/4% Notes, the 11 1/2% Notes and Other Qualified Notes on a pro rata basis according to their respective accreted values or, as the case may be, their respective principal amounts. The Relevant Indenture contains certain restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional indebtedness, the creation of certain liens, certain sales of assets, transactions with subsidiaries and other affiliates and mergers and consolidations. Each Relevant Indenture contains provisions regarding events of default, acceleration and remedies that are substantially similar to the corresponding provisions relating to the Old Notes and the New Notes. See "Description of Notes--Events of Default and Remedies."

  Each series of Deferred Coupon Notes are senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company and rank senior to all other existing and future subordinated debt of the Company, including, without limitation, the Convertible Notes.

THE CONVERTIBLE NOTES

  Cash interest on the Convertible Notes is payable semiannually on the Interest Payment Date. The Convertible Notes mature on the Maturity Date. The Convertible Notes are convertible at the option of the holder thereof at any time after 90 days following the Issue Date and prior to the Maturity Date, unless previously redeemed, into shares of Common Stock of the Company, at the Conversion Price, subject to further adjustment in certain events. The Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after the Earliest Optional Redemption Date, at the redemption prices set forth in the Relevant Indenture. Upon a Change of Control (as defined in the Relevant Indenture) holders of the Convertible Notes will have the right to require the Company to purchase all or any part of the Convertible Notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The Relevant Indentures contain certain restrictions with respect to, among other things, certain Asset Sales (as defined in the Relevant Indenture), payment of Additional Amounts (as defined in the Relevant Indenture) and mergers and consolidations. Each Relevant Indenture contains provisions regarding events of default, acceleration and remedies that are substantially similar to the corresponding provisions relating to the Old Notes and the New Notes. See "Description of Notes--Events of Default and Remedies."

  Each series of Convertible Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in the Relevant Indenture) of the Company including, without limitation, the Senior Notes.

  On July 18, 1995, the Commission declared effective the Company's shelf registration statement (Registration No. 33-92792) relating to the resale of the 7 1/4% Convertible Notes and the Common Stock issuable upon conversion the 7 1/4% Convertible Notes. On September 13, 1996, the Commission declared effective the Company's shelf registration statement (Registration No. 333-07879) relating to the resale of the 7% Convertible Notes and the Common Stock issuable upon conversion thereof by the holders thereof.

THE NTLIH FACILITIES

  The following summary of the principal terms of the NTLIH Facilities Agreement (as defined below) does not purport to be complete and is, therefore, qualified in its entirety by reference to the NTLIH Facilities Agreement, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part.

  General. On March 28, 1996, NTLIH entered into an agreement (the "NTLIH Facilities Agreement") with Chase Investment Bank Limited as arranger of a syndicate of lenders (the "Lenders") and The Chase Manhattan Bank, N.A., a predecessor of The Chase Manhattan Bank (the "Facility Agent"), pursuant to which the Lenders agreed, subject to the terms thereof, to lend NTLIH up to (Pounds)165 million aggregate principal amount. The NTLIH Facilities are comprised of a term loan facility of (Pounds)140 million (the "Term Loan Facility" and any loans thereunder, the "Term Loans") and a revolving credit facility of up to (Pounds)25 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "NTLIH Facilities"). The Term Loans were made available to finance the acquisition of NTL Group, acquisition costs and expenses; the Revolving Credit Facility may be used to finance capital expenditure and working capital requirements of the NTLIH group. Up to (Pounds)2 million is available under the Revolving Credit Facility by way of standby letters of credit to guarantee overdraft and other working capital facilities made available by any clearing bank to NTLIH. The Revolving Credit Facility is subject to certain drawdown conditions including, in particular, the receipt of matching subordinated debt or equity from the Company or any of its subsidiaries or any other person (other than a member of the NTLIH group).

  Repayment and Interest. Any amounts outstanding under the Revolving Credit Facility on December 31, 1997 (the end of the availability period) will be converted to Term Loans.

  The amount outstanding under the Term Loan Facility at December 31, 1997 must be repaid at the rate of a quarter of: (i) 5% of such amount on each quarterly payment date during 1998; (ii) 20% of such amount on each quarterly payment date during 1999; (iii) 22% of such amount on each quarterly payment date during 2000; (iv) 25% of such amount on each quarterly payment date during 2001; and (v) 28% of such amount on each quarterly payment date during 2002.

  Loans under the NTLIH Facilities bear interest at an annual rate equal to LIBOR plus a margin that varies from 0.75% per annum to 1.75% per annum, based on certain financial ratios of the Purchaser and certain of its subsidiaries.

  The NTLIH Facilities require that amounts outstanding thereunder be prepaid and the commitment of its Lenders thereunder be reduced in certain circumstances. In particular, the NTLIH Facilities require that 50% of any Excess Cash Flow (as defined in the NTLIH Facilities Agreement) of NTLIH and its subsidiaries shall be applied to prepay amounts outstanding under the Term Loan Facility. NTLIH may prepay the Term Loan Facility at any time subject to certain notice requirements and reimbursing the Lenders for any funding losses and certain breakage costs.

  Security. All principal, interest and other obligations of NTLIH in respect of loans under the NTLIH Facilities will be secured by, among other things, guarantees given by NTL Group Limited and certain of its subsidiaries and first ranking fixed and floating charges over present and future assets (subject to certain exceptions) of NTLIH, NTL Group Limited and certain of its subsidiaries. The NTLIH Facilities do not, therefore, provide for the Lenders to have recourse to the assets of the Company other than the assets of NTLIH and its subsidiaries including without limitation, an unsecured right of NTLIH against the Company under the undertaking relating to the Further Payment referred to above under "--Repayment and Interest."

  Covenants. The NTLIH Facilities Agreement contains various financial and other covenants, including covenants with respect to NTLIH and certain of its subsidiaries relating to maximum Total Debt to Operating Cash Flow (as defined in the NTLIH Facilities Agreement), fixed charge coverage, net worth and pro-forma debt service ratios. The NTLIH Facilities Agreement also includes covenants which restrict the ability of NTLIH to pay dividends or make other distributions to its shareholders to 50% of Excess Cash Flow, provided no event of default or potential event of default has occurred and remains unremedied. The covenants further include other customary restrictions for facilities of this nature including a requirement for all amounts invested by the Company or any of its subsidiaries in NTLIH's group to be subordinated on the terms of subordination agreements to the claims of the Lenders. NTLIH's ability to borrow under the Revolving Credit Facility is subject to, among other things, its compliance with such covenants and the failure to comply with such covenants could result in all amounts under the NTLIH Facilities becoming immediately due and payable.

  Conditions Precedent. NTLIH's ability to draw under the Revolving Credit Facility is subject to the satisfaction of certain conditions precedent including, among other things, no breach of representation, and no event of default or potential event of default by certain members of NTLIH's group.

  Events of Default. The NTLIH Facilities Agreement contains various events of default for, among other things, non-payment of amounts due under the facilities, breach of covenants or representations, cross default to certain other indebtedness, breach of the covenants regarding the financial condition of the NTLIH and certain of its subsidiaries, a change of control of NTLIH, termination of the BBC site sharing agreements, licenses and certain material commercial contracts, the occurrence of a material adverse change in the business, assets, financial or trading position of the NTLIH or failure by the Company to comply with its undertakings to the Lenders and NTLIH. The occurrence of any event of default could result in all amounts outstanding under the NTLIH Facilities becoming immediately due and payable.

THE POTENTIAL CREDIT FACILITIES

  The Company has recently resumed discussions with commercial banks regarding the arrangement of certain potential credit facilities (the "Potential Credit Facilities") to provide up to an aggregate of approximately (Pounds)500 million (approximately $782 million) additional credit for the working capital and construction needs of the existing business of the Company and its subsidiaries. The Company is also discussing with the same commercial banks the arrangement of additional credit to finance capital expenditure which may be incurred if the Company secures contracts to transmit DTT. The arrangement of the Potential Credit Facilities is subject to the satisfaction of a number of significant conditions, including, among other things, (i) reaching an agreement in principle regarding the terms of the Potential Credit Facilities,
(ii) the banks' credit committee approval, (iii) the negotiation and execution of definitive credit agreements and related documents satisfactory to the Company and the banks, (iv) the completion of due diligence satisfactory to the banks and (v) nothing occurring or arising which might adversely affect the banks' ability to syndicate the Potential Credit Facilities. The Company can give no assurance that any such conditions will be satisfied or that the Potential Credit Facilities will be entered into on acceptable commercial terms or at all. See "Risk Factors--Potential Adverse Consequences of Leverage," and "Risk Factors--Need for Additional Financing."

  The Company expects that the Potential Credit Facilities will contain various covenants, including financial covenants restricting changes of control (or making such an event an event of default) and limiting various other activities that the borrowing group may otherwise engage in, in particular, restricting the payment of dividends or distributions by the borrowing group to the Company and its other subsidiaries if an event of default under the Potential Credit Facilities has occurred and is continuing and restricting the payments of such dividends to a portion of excess cash flow. Indebtedness under each of the Potential Credit Facilities is expected to be incurred by each member of the relevant borrowing group and to be secured and guaranteed in a manner to be agreed with the banks.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company (other than the Preferred Stock) does not purport to be complete. It is qualified in its entirety by reference to: (i) the Company's Restated Certificate of Incorporation, as amended, (the "Charter"); (ii) to the Company's By-laws and the Rights Agreement (as defined); and (iii) the Company's Certificate of Designations in respect of the Convertible Preferred Stock dated October 7, 1996. Each of the foregoing may be obtained from the Company.

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of the Company consists of 102,500,000 shares, of which 2,500,000 are shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 100,000,000 are shares of Common Stock.

  As of March 31, 1997 there were approximately 32,097,000 shares of Common Stock outstanding. As of March 31, 1997 approximately 6,958,000 additional shares of Common Stock were reserved for issuance upon the conversion of the 7 1/4% Convertible Notes, approximately 7,261,000 additional shares of Common Stock were reserved for issuance upon the conversion of the 7% Convertible Notes, approximately 6,817,000 additional shares of Common Stock were reserved for issuance upon exercise of options and approximately 1,010,000 additional shares of Common Stock were reserved for issuance upon exercise of warrants. In addition, up to 1,950,000 shares of Common Stock are issuable upon conversion of the Convertible Preferred Stock issued by the Company on October 7, 1996 in connection with the Newport Acquisition.

  As of March 31, 1997, 2,000 shares of Convertible Preferred Stock have been authorized for issuance, 780 of which were issued in connection with the Company's purchase of all the interests that it did not already own in CableTel Newport. See "--The Convertible Preferred Stock." No shares of Junior Preferred Stock have been issued, although one million shares of Junior Preferred Stock have been designated and reserved for issuance in connection with a Rights Agreement, dated as of October 13, 1993 (the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as rights agent (the "Rights Agent"). See "--Stockholder Rights Plan."

COMMON STOCK

  The Common Stock is traded on the NNM under the symbol "NTLI." All issued and outstanding shares of Common Stock are fully paid and nonassessable, and the holders thereof do not have preemptive rights.

  Subject to Delaware law and the Charter, all shares of Common Stock participate equally in dividends payable to holders of Common Stock when, as and if declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share rateably in all assets remaining after the payment of liabilities and preferred distribution to any class of preferred stock. Each share of Common Stock has one vote per share on all matters submitted to a vote of the Company stockholders and do not have cumulative voting rights in the election of directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

  The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as are permitted by the DGCL.

THE CONVERTIBLE PREFERRED STOCK

  On October 7, 1996, the Board of Directors created and authorized for issuance, pursuant to the authority referred to in the immediately preceding paragraph, 2,000 shares of 5% Non-voting Convertible Preferred Stock, Series A (the "Convertible Preferred Stock"), of which 780 such shares were initially issued to Swalec Telco Investments Limited in exchange for all the interests in CableTel Newport that the Company did not already own. The powers, preferences and rights of the Convertible Preferred Stock are set forth in a Certificate of Designations of Preferred Stock dated October 7, 1996. Each share of the Convertible Preferred Stock has a stated value of $100,000 (the "Stated Value"), subject to certain exceptions.

  Voting Rights. The holders of the Convertible Preferred Stock do not have any voting rights, except as required by law and except that the consent of holders representing not less than a majority of the Convertible Preferred Stock is required before the Company can (i) amend any provision of the Certificate of Designation or the Charter so as to adversely affect the preferences, rights or powers of the Convertible Preferred Stock or (ii) reclassify the outstanding shares of the Convertible Preferred Stock into another class or series of capital stock. In particular, no such consent is necessary for the creation of any class or series of capital stock of the company ranking senior to or on a parity with the Convertible Preferred Stock as to dividend rights, rights of redemption or rights on liquidation.

  Dividend Rights. The holders of the Convertible Preferred Stock are entitled to receive cumulative dividends, in preference to dividends on any junior stock (which include any shares of Common Stock and any shares of Junior Preferred Stock issuable upon exercise of the Rights), from the fifth anniversary of their issue date at the rate per annum of 5% of the Stated Value, payable semi-annually in arrears, subject to certain exceptions. Dividends on the outstanding shares of Convertible Preferred Stock accrue on a daily basis (without interest or compounding). Accrued but unpaid dividends accrue additional dividends, from the dividend payment date on which they were due, at the rate of 7% per annum.

  Dividends on the Convertible Preferred Stock may be paid, in the sole discretion of the Board of Directors: (i) in cash out of funds legally available for such cash dividends; (ii) through the delivery of shares of Common Stock; or (iii) through the delivery of additional shares of Convertible Preferred Stock. If the Board does not declare any dividend payment in cash, then the Board is required to declare and pay that dividend through the delivery of Common Stock or additional Convertible Preferred Stock. If the Company elects to make any dividend payment by delivery of shares of Common Stock, the number of shares of Common Stock deliverable is determined by reference to the average closing price of the Common Stock for the period of 20 consecutive trading days ending on the second trading day immediately preceding the calculation date (the "Average Market Price").

  Subject to certain exceptions specified in the Certificate of Designations, as long as any shares of Convertible Preferred Stock are outstanding, no dividends may be paid or declared in cash on junior stock, nor may any shares of junior stock be purchased, redeemed or otherwise acquired by the Company unless, among other things, full dividends have been paid, or declared and set aside for payment, on the Convertible Preferred Stock and any other class or series of the Company's capital stock with ranks on a parity basis with the Convertible Preferred Stock (collectively, "Parity Stock"). In addition, subject to certain exceptions specified in the Certificate of Designations, as long as any shares of Convertible Preferred Stock are outstanding, dividends or other distributions may not be paid or declared on any Parity Stock, nor may any shares of Parity Stock be purchased, redeemed or otherwise acquired by the Company unless, among other things, full dividends on all Parity Stock have been paid, or declared and set aside for payment, pro rata on the Convertible Preferred Stock and each other share of Parity Stock.

  The Company's Redemption Rights. The Company has the right, exercisable at any time, to redeem all or some of the Convertible Preferred Stock at a price equal to the aggregate Stated Value of the shares to be redeemed, together with an amount equal to all dividends accrued but unpaid thereon (the "Redemption Price"). The Company may satisfy the Redemption Price by delivering a number of shares of Common Stock equal to the product of the Redemption Price divided by the Average Market Price of the Common Stock on the redemption date.

  Conversion Rights. A holder of Convertible Preferred Stock has the right, prior to 5 days before a redemption date, to convert shares of the Convertible Preferred Stock into such number of shares of Common Stock as is equal to the aggregate Stated Value of the shares of Convertible Preferred Stock surrendered for conversion divided by the greater of (i) $40.00 (as adjusted pursuant to the antidilution provisions of the Convertible Preferred Stock, the "Fixed Price") and (ii) the Average Market Price of the Common Stock on the conversion date.

  Mandatory Conversion. If a change of control of the Company occurs, then all the Convertible Preferred Stock shall be deemed to have automatically converted, effective immediately preceding such change of control, into such number of shares of Common Stock as is equal to the aggregate Stated Value of the Convertible Preferred Stock divided by the amount per share of Common Stock, equal to the lesser of (i) the Fixed Price and (ii) the value of the consideration per share of Common Stock receivable by a holder of Common Stock by reason of the change of control or, if no such consideration is receivable, then the closing price of a share of Common Stock as of such time.

  Liquidation Rights. If there is any liquidation, dissolution, or winding up of the Company (other than a Non-Change Reorganization (as defined below)), then the holders of Convertible Preferred Stock, after payment, or provision for payment of the debts and other liabilities of the Company and the payment or provision for payment of any distribution on any shares of senior preferred stock, and before any distribution to the holders of junior preferred stock, are entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount per share of Convertible Preferred Stock in cash equal to the amount equal to (i) Stated Value per share of the Convertible Preferred Stock plus (ii) all dividends accrued but unpaid (the "Liquidation Preference"). If the assets of the Company available for distribution to the holders of Convertible Preferred Stock upon any dissolution, liquidation or winding up of the Company are insufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of Convertible Preferred Stock and the liquidation preference payable to all other parity preferred stock, then the holders of Convertible Preferred Stock and of all other shares of parity preferred stock shall share ratably in such distribution of assets.

  Antidilution Adjustments. The Fixed Price is subject to adjustment from time to time upon the occurrence of certain events specified in the Certificate of Designations for the Convertible Preferred Stock. Such events include, subject to the limitations of the Certificate of Designations: (i) dividends or distributions on the Common Stock in shares of Common Stock, splits, subdivisions or combinations of the Common Stock, (ii) certain issuances of options or convertible securities to substantially all the holders of Common Stock, (iii) distributions of stock other than Common Stock, indebtedness or other assets to holders of Common Stock, and (iv) distributions of cash to holders of Common Stock in excess of the aggregate amount of 10% of the product of the Average Market Price of the Common Stock times the number of shares of Common Stock (excluding treasury shares).

  Non-Change Reorganizations. If a Non-Change Reorganization occurs, and there is determinable for the entirety of each Reorganization Unit (as defined in the Certificate of Designations) an Applicable Price (that is, in brief, an average trading price on an established market), then the Company is required to make, as a condition precedent to such Non-Change Reorganization, proper provision so that each share of Convertible Preferred Stock, or each share of convertible preferred stock (having the same Stated Value and substantially the same rights, benefits and privileges as a share of Convertible Preferred Stock) of the Company or its successor by merger or consolidation which is issuable to each holder of Convertible Preferred Stock in exchange or substitution therefor, becomes convertible or redeemable upon and from and after the occurrence of such Non-Change Reorganization into, instead of Common
Stock: (i) upon conversion at the option of the holder, that number of Reorganization Units determined by dividing the Stated Value of such share by the higher of (x) the Fixed Price on the conversion date and (y) the Applicable Price of a Reorganization Unit on the conversion date; (ii) upon conversion resulting from a change of control, that number of Reorganization Units determined by

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

dividing the Stated Value of such share by the lesser of (x) the Fixed Price as of the change of control; and (y) the Applicable Price of a Reorganization Unit as of the time of the change of control; and (iii) upon redemption, that number of Reorganization Units determined by dividing the Stated Value of such share by the Applicable Price of a Reorganization Unit on the redemption date.

  If a Non-Change Reorganization occurs, and any Reorganization Unit issuable in connection with that Non-Change Reorganization does not have in whole or in part a determinable Applicable Price, then the Company must redeem all the shares of Convertible Preferred Stock prior to the occurrence of such Non-Change Reorganization and on a basis such that the holders of Convertible Preferred Stock shall be holders of Common Stock for all purposes of the Non-Change Reorganization.

  A "Non-Change Reorganization" includes the following events which do not also constitute a change of control of the Company: (i) a consolidation or merger of the Company with another entity (other than a merger or consolidation in which the Company is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), (ii) the sale or other transfer of all or substantially all of its assets, (iii) certain reorganizations or reclassifications of the Common Stock or other equity securities of the Company, or (iv) a statutory exchange of any shares of capital stock of the Company with another corporation (other than a merger or consolidation in which the Company is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged).

CERTAIN SPECIAL PROVISIONS

  The Charter of the Company as currently in effect contains the provisions described below. Such charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued Common Stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover making it more difficult to remove or change the composition of the Company's incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

  Classified Board and Filling of Vacancies on the Board of Directors. The Charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on the Board of Directors that may occur between annual meetings may be filled by the Board of Directors. In addition, this provision specifies that any director elected to fill a vacancy on the Board will serve for the balance of the term of the replaced director.

  Removal of Directors. The Charter provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of the combined voting power of the Company.

  Voting Requirement for Certain Business Combinations. The Charter also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of the voting power of the Company shall be necessary to approve any "Business Combination" (as defined) proposed by an "Interested Stockholder" or any affiliate of an Interested Stockholder (as defined). The additional voting requirements will not apply, however, if:
(i) the Business Combination was approved by not less than a majority of the Continuing Directors (as defined) or (ii) a series of conditions are satisfied requiring (in summary) (a) that the consideration to be paid to the Company's stockholders in the Business Combination must be at least equal to the higher of (i) the highest per-share price paid by the Interested Stockholder in acquiring any shares of Common Stock during the two years prior to the announcement date of the Business Combination or in the transaction in which it became an Interested Stockholder (the "Determination Date"), whichever is higher or (ii) the fair market value per share of Common Stock on the announcement date or Determination Date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event (non-cash consideration is treated similarly) and (b) certain "procedural" requirements are complied with, such as the solicitation of proxies pursuant to the rules of the Commission and no decrease in regular dividends (if any) after the interested Stockholder became an Interested Stockholder (except as approved by a majority of the Continuing Directors).

  An "Interested Stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than the Company and any employee stock plans sponsored by the Company, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an Interested Stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested Stockholders participate fully in all stockholder voting.

  A "Business Combination" includes the following transactions: (a) merger or consolidation of the Company or any subsidiary with an Interested Stockholder or with any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder; (b) the sale or other disposition by the Company or a subsidiary of assets having a fair market value of $5,000,000 or more if an Interested Stockholder (or an affiliate thereof) is a party to the transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company or for any amendment to the Company's By-laws (or an affiliate thereof); or (d) any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of the outstanding stock (or securities convertible into stock) of the Company or a subsidiary owned by an Interested Stockholder (or an affiliate thereof). Determinations of the fair market value of non-cash consideration are made by a majority of the Continuing Directors.

  The term "Continuing Directors" means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an affiliate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an affiliate or associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

  Voting Requirements for Certain Amendments to the Restated Certificate of Incorporation. The Charter provides that the provisions set forth in the Charter relating to the Business Combinations described above may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than two-thirds of the voting power of the Company. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of CableTel from avoiding the requirements of the provisions discussed above by simply amending or repealing such provisions.

  Stockholder Rights Plan. The following description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, a copy of which may be obtained as described under "Available Information."

  On August 27, 1993, the Board of Directors adopted the Rights Agreement. The Rights Agreement provides that one right (a "Right") will be issued with each share of the Common Stock issued (whether originally issued or from the Company's treasury) on or after October 13, 1993 and prior to the Rights Distribution Date (as hereinafter defined). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on October 13, 2003 unless previously redeemed by the Company as described below. When exercisable, each Right entitles the owner to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $100.00.

  Except as described below, the Rights will be evidenced by the Common Stock certificates. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of the Company Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. The Rights Agreement exempts Insight U.K. and its partners (including Sidney R. Knafel) from the definition of Acquiring Person provided Insight U.S. or such partners, as the case may be, do not acquire additional shares of Common Stock.

  After the Rights Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Rights Distribution Date and thereafter the separate Rights certificates alone will represent the Rights.

  The Junior Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock other than one payable in Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share plus accrued and unpaid dividends and will be entitled to an aggregate payment of 100 times the payment made per share of the Common Stock. Each share of Junior Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of the Common Stock are changed or exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of the Company Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Junior Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Common Stock.

  In the event that a person becomes an Acquiring Person (except pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person, to be (i) at a price which is fair to the Company stockholders and (ii) otherwise in the best interests of the Company and its stockholders (a "Qualifying Offer")), each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person (or certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements) or (ii) 50 percent or more of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the $.01 redemption price.

  Until a Right is exercised, the holder thereof, as such, shall have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. The effect of the Rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company's stockholders.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a discussion of the material U.S. federal income tax consequences associated with (i) the exchange of the Old Notes and Old Preferred Stock for the New Notes and the New Preferred Stock, respectively, and (ii) the purchase, ownership and disposition of New Preferred Stock and Subordinated Debentures to initial holders of New Preferred Stock. In respect of the foregoing clause (ii), this summary only addresses the tax consequences to a person that acquires New Preferred Stock in the Exchange Offer and that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. This summary does not address all tax consequences that may be applicable to a holder of New Preferred Stock or Subordinated Debentures, nor does it address the tax consequences to (a) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (b) persons that will hold New Preferred Stock or Subordinated Debentures as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes or (c) persons that do not hold New Preferred Stock or Subordinated Debentures as capital assets.

  This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of New Preferred Stock or Subordinated Debentures. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of New Preferred Stock or Subordinated Debentures may differ from the treatment described below. No rulings have been or will be sought from the IRS regarding any matter discussed below.

  EACH HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OF NEW SECURITIES FOR OLD SECURITIES PURSUANT TO THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, PREFERRED STOCK OR SUBORDINATED DEBENTURES.

EXCHANGE OF OLD SECURITIES FOR NEW SECURITIES

  There should be no federal income tax consequences to Holders who exchange Old Notes and Old Preferred Stock for New Notes and New Preferred Stock, respectively, pursuant to the Exchange Offer, and any such Holder should have the same tax basis and holding period in the New Notes or New Preferred Stock, as the case may be, as such Holder had in the Old Notes or Old Preferred Stock, as the case may be, immediately before such exchange.

CLASSIFICATION OF PREFERRED STOCK

  Although the characterization of an instrument as debt or equity involves a facts and circumstances determination that cannot be predicted with certainty, the Preferred Stock should be treated as stock for federal income tax purposes. Accordingly, the Company intends to treat the Preferred Stock as stock for federal income tax purposes, and the remainder of this discussion assumes that such treatment will be respected.

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

DISTRIBUTION ON PREFERRED STOCK

  Distributions on the Preferred Stock, whether paid in cash or in additional shares of Preferred Stock (the "Dividend Shares") will be taxable as ordinary dividend income to the extent the cash amount or fair market value of the Dividend Shares on the date of distribution does not exceed the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of a distribution on the Preferred Stock exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), the distribution will be treated as a return of capital, thus reducing the holder's tax basis in such Preferred Stock. The amount of any such excess distribution that is greater than the holder's adjusted tax basis in the Preferred Stock will be taxed as capital gain and will be long-term capital gain if the holder's holding period for such Preferred Stock exceeds one year. There can be no assurance that the Company will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions on the Preferred Stock in 1997 or thereafter to be treated as dividends for federal income tax purposes. Current projections made by the Company, which cannot be relied upon with certainty, indicate that the Company will not have sufficient earnings and profits for distributions on the Preferred Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of allocable earnings and profits, unless the context indicates otherwise.

  A stockholder's initial tax basis in any Dividend Shares distributed by the Company will be equal to the fair market value of such Dividend Shares on their date of distribution. A stockholder's holding period for such Dividend Shares will not include such stockholder's holding period for the shares of Preferred Stock with respect to which the Dividend Shares were distributed.

  Dividends received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deduction, including those contained in Sections 246 and 246A of the Code and the corporate alternative minimum tax. The 70% dividends-received deduction may be reduced if a holder's shares of Preferred Stock are debt-financed. Under
Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to dividends on stock that is held for 45 days or less (90 days in the case of a dividend on preferred stock attributable to a period or periods aggregating more than 366 days). The length of time that a holder is deemed to have held stock for these purposes is reduced for periods during which the holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246(c) also denies the 70% dividends-received deduction to the extent that a corporate holder is under an obligation with respect to substantially similar or related property to make payments corresponding to the dividend received.

  Under Section 1059 of the Code, the tax basis of Preferred Stock that has been held by a corporate shareholder for two years or less (ending on the earlier of the date on which the Company declares, announces or agrees to the payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must increase the amount of gain recognized on the ultimate sale or exchange of such Preferred Stock. Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds 5% of the holder's adjusted basis in the Preferred Stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in the Preferred Stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of the Preferred Stock as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests.

  Special rules exist with respect to extraordinary dividends for "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return of such stock for the period the stock has been held by the holder receiving the dividend exceeds 15%. Corporate stockholders are urged to consult their tax advisors with respect to the possible application of Section 1059 of the Code to their ownership and disposition of Preferred Stock.

PREFERRED STOCK DISCOUNT

  The Preferred Stock is subject to mandatory redemption on February 15, 2009 (the "Mandatory Redemption"). In addition, subject to certain restrictions, the Preferred Stock is redeemable at any time on or after February 15, 2002 at the option of the Company at specified redemption prices (the "Optional Redemption"). See "Description of Preferred Stock and Subordinated Debentures--Optional Redemption." Pursuant to Section 305(c) of the Code, holders of Preferred Stock may be required to treat a portion of the difference between the Preferred Stock's issue price and its redemption price as constructive distributions of property includable in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are treated separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

  Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of such preferred stock on an economic accrual basis. Preferred stock generally is considered to have redemption premium for this purpose if the price at which it must be redeemed (the "Redemption Price") exceeds its issue price (its fair market value on the date of its issuance) by more than a de minimis amount. For this purpose, such excess (the "Preferred Stock Discount") will be treated as zero if it is less than 1/4 of 1% of the Redemption Price multiplied by the number of complete years from the date of issuance of the stock until the date the stock must be redeemed. Preferred Stock Discount is taxable as a constructive distribution to the holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the preferred stock using a constant interest rate method similar to that described below for accruing original issue discount ("OID"). See "--Original Issue Discount."

  Since the issue price of the Preferred Stock (including any Dividend Shares) will be equal to its fair market value on the date of its issuance, it is possible, depending on the Preferred Stock's value at that time, that the Preferred Stock will be issued with a redemption premium in excess of the de minimis safe harbor. In such event, as noted above, holders of Preferred Stock (including any Dividend Shares) would be required to treat such premium as a constructive distribution (subject to possible inclusion in income as described above) in advance of receiving cash attributable to such income.

  Pursuant to Section 305(c) of the Code and the regulations thereunder, Preferred Stock Discount will arise due to the Optional Redemption feature only if, based on all of the facts and circumstances as of the date the Preferred Stock is issued, redemption pursuant to the Optional Redemption were more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if this redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of the changes in economic or market conditions over which neither the issuer nor the holder has control, such as changes in prevailing dividend rates. The regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if the issuer and the holder are unrelated, there are no arrangements that effectively require the issuer to redeem the stock and exercise of the option to redeem would not reduce the yield of the stock. The Company does not believe that the Optional Redemption would be treated as more likely than not to be exercised under these rules.

  Dividend Shares received by holders of Preferred Stock may bear Preferred Stock Discount depending upon the issue price of such shares (i.e., the fair market value of the Dividend Shares on the date of their issuance). If shares of Preferred Stock (including Dividend Shares) bear Preferred Stock Discount, such shares generally will have different tax characteristics from other shares of Preferred Stock and might trade separately, which might adversely affect the liquidity of such shares.

CLASSIFICATION OF SUBORDINATED DEBENTURES

  Although the characterization of an instrument as debt or equity involves a facts and circumstances determination that cannot be predicted with certainty, the Subordinated Debentures should be treated as debt for federal income tax purposes. Accordingly, the Company intends to treat the Subordinated Debentures as debt for federal income tax purposes, and the remainder of this discussion assumes such treatment will be respected.

REDEMPTION AND EXCHANGE OF PREFERRED STOCK

  A redemption of shares of Preferred Stock for cash or in exchange for Subordinated Debentures will be a taxable event.

  A redemption of shares of Preferred Stock for cash generally will be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the redeemed Preferred Stock. If a holder does own, actually or constructively, such other stock (including Preferred Stock not redeemed), a redemption of Preferred Stock may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not apply if the redemption were "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any ownership of Common Stock and any stock constructively owned) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

  If the redemption of the Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption will result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Preferred Stock redeemed.

  A redemption of Preferred Stock in exchange for Subordinated Debentures will be subject to the same general rules as a redemption for cash, except that the holder would have capital gain or loss equal to the difference between the issue price of the Subordinated Debentures received and the holder's adjusted tax basis in the Preferred Stock redeemed. If neither the Preferred Stock nor the Subordinated Debentures are regularly traded on an established securities market, gain realized on the redemption of Preferred Stock may qualify for installment sale treatment. The issue price of the Subordinated Debentures would be determined in the manner described below for purposes of computing original issue discount (if any) on the Subordinated Debentures. See the discussion below under "--Original Issue Discount."

  If a redemption of Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Subordinated Debentures, as the case may be, received by the holder. The holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any ownership in the Company, the holder may lose such basis entirely. Under the "extraordinary dividend" provision of Section 1059 of the Code, a corporate holder may, under certain circumstances, be required to reduce its basis in its remaining shares of stock of the Company (and possibly recognize gain upon a disposition of such shares) to the extent the holder claims the 70% dividends-received deduction with respect to the dividend.

  Depending upon a holder's particular circumstances, the tax consequences of holding Subordinated Debentures may be less advantageous than the tax consequences of holding Preferred Stock because, for example, payments of interest on the Subordinated Debentures will not be eligible for any dividends-received deduction that may be available to corporate holders assuming sufficient earnings and profits.

ORIGINAL ISSUE DISCOUNT

  In the event that Preferred Stock is exchanged for Subordinated Debentures, and the stated redemption price at maturity of such Subordinated Debentures exceeds their issue price by more than a de minimis amount, the Subordinated Debentures will be treated as having OID equal to the entire amount of such excess. If the Subordinated Debentures are deemed to be traded on an established securities market on or at any time during the 60-day period ending 30 days after their issue date, the issue price of the Subordinated Debentures will be their fair market value as determined as of their issue date. Subject to certain limitations described in regulations, the Subordinated Debentures will be deemed to be traded on an established securities market if, among other things, price quotations are readily available from dealers, brokers or traders. Similarly, if the Preferred Stock, but not the Subordinated Debentures issued and exchanged therefor, is deemed to be traded on an established securities market at the time of the exchange, then the issue price of each Subordinated Debenture should be the fair market value of the Preferred Stock exchanged therefor at the time of the exchange. The Preferred Stock generally will be deemed to be traded on an established securities market, if it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the Preferred Stock nor the Subordinated Debentures are deemed to be traded on an established securities market, the issue price of the Subordinated Debentures will be their stated principal amount unless (i) the Subordinated Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, in which case the issue price will be their "imputed principal amount," which generally is the sum of the present values of all payments due under the Subordinated Debentures, discounted from the date of payment to their issue date at the appropriate "applicable federal rate," or (ii) the Subordinated Debentures are issued in a so-called "potentially abusive situation" as defined in regulations under Section 1274 of the Code (including a situation involving a recent sales transaction), in which case the issue price of such Subordinated Debentures generally will be the fair market value of the Preferred Stock surrendered in exchange therefor.

  The stated redemption price at maturity of the Subordinated Debentures will equal the total of all payments required to be made thereon, other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually at a single fixed rate. Therefore, Subordinated Debentures that are issued when the Company has the option to pay interest thereon for certain periods in additional Subordinated Debentures will be treated as having been issued without any qualified stated interest; in that event, the sum of all interest payable pursuant to the stated interest rate on such Subordinated Debentures over the entire term would be treated as OID and included in income under a constant yield method by the holder, and the holder would not treat the receipt of stated interest on the Subordinated Debentures as interest for federal income tax purposes.

  An additional Subordinated Debenture (a "Secondary Debenture") issued in payment of interest with respect to an initially issued Subordinated Debenture (an "Initial Debenture") will not be considered as a payment made on the Initial Debenture and will be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the Secondary Debenture, the adjusted issue price of the Initial Debenture would be allocated between the Initial Debenture and the Secondary Debenture in proportion to their respective principal amounts. That is, upon the issuance of a Secondary Debenture with respect to an Initial Debenture, the Initial Debenture and the Secondary Debenture derived from the Initial Debenture are treated as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Debenture and the Secondary Debenture derived therefrom would be treated as having the same yield to maturity. Similar treatment would be applied when additional Subordinated Debentures are issued on Secondary Debentures.

  In the event the Subordinated Debentures are not issued with OID because they are issued at a time when the Company does not have the option to pay interest thereon in additional Subordinated Debentures and the redemption price of the Subordinated Debentures does not exceed their issue price by more than a de minimis amount, stated interest would be included in income by a holder in accordance with such holder's usual method of accounting.

BOND PREMIUM ON SUBORDINATED DEBENTURES

  If Preferred Stock is exchanged for Subordinated Debentures and the issue price of such Subordinated Debentures exceeds the amount payable at the maturity date (or earlier call date, if appropriate) of the Subordinated Debentures, such excess will be deductible by the holder of the Subordinated Debentures as amortizable bond premium over the term of the Subordinated Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, only if an election by the holder under Section 171 of the Code is made or is already in effect. This election is revocable only with the consent of the IRS and applies to all obligations owned or subsequently acquired by the holder. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Subordinated Debentures will be reduced. Except as may otherwise be provided in future regulations, under the Code the amortizable bond premium will be treated as an offset to interest income on the Subordinated Debentures rather than as a separate deduction item.

REDEMPTION OR SALE OF SUBORDINATED DEBENTURES

  Generally, any redemption or sale of Subordinated Debentures by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued, but previously untaxed, interest) and the holder's tax basis in the Subordinated Debentures. The tax basis of a holder who receives a Subordinated Debenture in exchange for Preferred Stock generally will be equal to the issue price of the Subordinated Debenture on the date the Subordinated Debenture is issued, plus any OID on the Subordinated Debenture included in the holder's income prior to sale or redemption of the Subordinated Debenture, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Subordinated Debenture and by payments other than payments of "qualified stated interest." Such gain or loss would be long-term capital gain or loss if the holder's holding period exceeded one year.

EXCHANGE OR REGISTRATION OF THE PREFERRED STOCK OR SUBORDINATED DEBENTURES

  Following the closing of the Offering, the Company agreed to effect an offer to exchange the Old Preferred Stock for New Preferred Stock that would be substantially identical in all material respects to the Old Preferred Stock, except that the New Preferred Stock would be registered and therefore would not be subject to transfer restriction. Alternatively, the Company may file a Shelf Registration Statement with respect to the Preferred Stock which, if effective, would permit its resale. If the Preferred Stock is exchanged for Subordinated Debentures, the foregoing provisions will be applicable to Subordinated Debentures.

HIGH YIELD DISCOUNT OBLIGATIONS

  Sections 163(e) and 163(i) of the Code provide rules that affect the tax treatment of certain high-yield discount obligations ("HYDOs"). The Subordinated Debentures may constitute HYDOs if their yield-to-maturity exceeds by more than five percentage points the applicable federal rate (the "AFR") for instruments with a similar maturity in effect for the calendar month in which the Subordinated Debentures are issued. If the Subordinated Debentures are HYDOs, the Company may not deduct any OID that accrues with respect to the Subordinated Debentures until it pays such amount in cash.

  In addition, to the extent that the Subordinated Debentures' yield-to-maturity exceeds the relevant AFR by more than six percentage points, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the AFR will not be deductible by the Company at any time and (ii) a corporate holder may be entitled to treat the portion of the interest that is not deductible by the Company as a dividend, which may then qualify for the dividends-received deduction provided by Section 243 of the Code (subject to applicable limitations). In such event, corporate holders of Subordinated Debentures should consult with their tax advisors as to the applicability of the dividends-received deduction. It is not possible to determine at the present time whether a Subordinated Debenture will be treated as a HYDO.

BACKUP WITHHOLDING

  In general, a noncorporate holder of Preferred Stock or Subordinated Debentures will be subject to backup withholding at the rate of 31% with respect to reportable payments of dividends, interest or OID accrued with respect to, or the proceeds of a sale, exchange or redemption of, Preferred Stock or Subordinated Debentures, as the case may be, if the holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income and receives certain notices to that effect from the IRS. Amounts paid as backup withholding do not constitute an additional tax and may be credited against the holder's federal income tax liabilities.

SUBSEQUENT PURCHASERS

  The foregoing does not discuss special rules which may affect the treatment of subsequent purchasers of Preferred Stock or Subordinated Debentures. For example, the market discount provisions of the Code may require a subsequent purchaser of a Subordinated Debenture at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Subordinated Debenture as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Subordinated Debenture until the holder disposes of the Subordinated Debenture in a taxable transaction.

POSSIBLE TAX LAW CHANGES

  Holders should be aware that in recent years legislation has been proposed in Congress and by the President which, if enacted in its proposed form, would affect the above summary of the federal income tax consequences. For example, on February 6, 1997, President Clinton's budget proposal (the "Proposal") was released. The Proposal includes, among other things, a provision that would reduce the corporate dividends-received deduction from 70% to 50% when the corporate holder owned less than 20% (by vote and value) of the stock of the issuer. In addition, the Proposal would deny a corporate holder a dividends-received deduction if certain holding period requirements are not satisfied over a 46-day (or a 91-day period for certain dividends on preferred stock) period immediately before or immediately after the holder becomes entitled to receive the dividend. The Proposal would also amend Section 1059 of the Code to require immediate gain recognition whenever, and to the extent that, the non-taxed portion of an extraordinary dividend exceeds the holder's tax basis in the stock with respect to which the extraordinary dividend is received. The Proposal would further amend Section 1059 of the Code to provide that a corporate shareholder will recognize gain immediately with respect to any redemption transaction treated in whole or in part as a dividend (under the rules described above under "--Redemption and Exchange of Preferred Stock") when the non-taxed portion of the dividend exceeds the basis of the stock surrendered, if the redemption transaction is treated as a dividend due to options of the Company being counted as stock ownership under the constructive ownership rules of Section 318 of the Code. It is impossible to predict whether the Proposal or other legislation will be enacted and in what form. Holders should consult their tax advisors concerning the Proposal and other possible changes to the tax laws.

                             PLAN OF DISTRIBUTION

  Each broker-dealer who holds Old Securities for its own account as a result of market-making activities or other trading activities and who receives New Securities in exchange for Old Securities pursuant to the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired as a result of market-making activities or other trading activities. The Company acknowledges and each holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of New Securities. The Company has agreed that starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Securities by broker-dealers. New Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Securities. Any broker-dealer that resells New Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

  The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes and one counsel for the holders of the Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                         BOOK-ENTRY; DELIVERY AND FORM

DEPOSITORY PROCEDURES

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

  DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Securities, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Securities representing the Notes or the number of shares of Preferred Stock and (ii) ownership of such interests in the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Securities).

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL SECURITIES WILL NOT HAVE SECURITIES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SECURITIES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS OF NOTES UNDER THE INDENTURE OR OF SHARES OF PREFERRED STOCK UNDER THE CERTIFICATE OF DESIGNATION FOR ANY PURPOSE.

  BENEFICIAL INTERESTS IN PREFERRED STOCK MAY NOT BE HELD THROUGH EUROCLEAR OR CEDEL.

THE EXCHANGE

  New Securities exchanged for Old Securities through the Book-Entry Transfer Facility may be represented by one or more Global Securities (the "New Global Securities"). One New Global Security will be issued with respect to each $200 million aggregate principal amount of the New Notes and one Global Security will be issued in respect of the New Preferred Stock. The New Global Securities will be deposited on the date of the closing of the Exchange Offer (the "Closing Date") with the Trustee in the case of the New Notes and the Registrar in the case of the New Preferred Stock, in each case as custodian of DTC and pursuant to a FAST Balance Certificate Agreement between the Trustee or the Registrar, as the case may be, and DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Security Holder").

  New Securities exchanged for Old Securities which are in the form of registered definitive certificates (the "Certificated Securities") will be issued in the form of Certificated Securities. Such Certificated Securities may, unless the New Global Securities has previously been exchanged for Certificated Securities, be exchanged for an interest in the New Global Securities representing the principal amount of New Securities being transferred.

  The Company expects that pursuant to procedures established by DTC, (i) upon deposit of the New Global Securities, DTC or its custodian will credit the accounts of Participants with portions of the principal amount of the New Global Securities and (ii) ownership of the New Securities evidenced by the New Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants), Participants and Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Securities evidenced by the New Global Securities will be limited to such extent.

  So long as the Global Security Holder is the registered owner of any New Securities, the Global Security Holder will be considered the sole holder of any New Security evidenced by the New Global Securities. Beneficial owners of interests in New Securities evidenced by the New Global Securities will not be considered the owners or holders thereof for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee or Registrar, as applicable, thereunder. Neither the Company nor the Trustee or Registrar will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the New Securities (including, without limitation, the beneficial ownership of interests in the New Securities).

  Payments in respect of the principal and interest or dividends, as applicable, on any New Securities registered in the name of the Global Security Holder on the applicable record date will be payable by the Trustee or Registrar, as applicable, to or at the direction of the Global Security Holder in its capacity as a registered holder thereof. The Company and the Trustee or Registrar, as applicable, may treat the persons in whose names New Securities, including the New Global Securities, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee or Registrar, as applicable, has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Securities. The Company believes, however, that it is the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in accordance with their respective holdings shown on the records of DTC. Payments by Participants to be beneficial owners of New Securities will be governed by standing instructions and customary practice and will be the responsibility of Participants or Indirect Participants (and not the responsibility of DTC, the Trustee, Registrar or the Company).

  Subject to certain conditions, any person having a beneficial interest in the New Global Securities may, upon request to the Trustee or Registrar, as the case may be, exchange such beneficial interest for New Securities in the form of Certificated Securities. Upon any such issuance, the Trustee or Registrar, as the case may be, is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, If (i) the Company notifies the Trustee or Registrar, as the case may be, in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, as its option, notifies the Trustee or Registrar, as the case may be, in writing that it elects to cause the issuance of Securities in the form of Certificated Securities, or (iii) the liquidation or bankruptcy of the Company, then, upon surrender by the New Global Security Holder of its New Global Securities, New Securities in such form will be issued to each person that the New Global Security Holder and DTC identify as being the beneficial owner of the related New Securities.

  Neither the Company, the Trustee nor the Registrar will be liable for any delay by the New Global Security Holder or DTC in identifying the beneficial owners of New Securities and the Company, the Trustee and Registrar may conclusively rely on, and will be protected in relying on, instructions from the New Global Security Holder or DTC for all purposes.

  Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the New Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Trustee nor the Registrar will have any responsibility for the performance by DTC, the

Participants or the Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Except for trades in the Notes involving only Euroclear and CEDEL participants, interests in the New Global Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers in respect of the Notes between accountholders in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers in respect of the Notes between the account holders in DTC, on the one hand, and account holders in Euroclear or CEDEL, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction in respect of the Notes meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the New Global Security in respect of the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and CEDEL account holders may not deliver instructions directly to the depositories for Euroclear or CEDEL

  Because of time zone differences, the securities account of a Euroclear or CEDEL account holder purchasing an interest in a New Global Security in respect of the Notes from an account holder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of DTC. Cash received in Euroclear or CEDEL as a result of sales of interests in a New Global Security in respect of the Notes by or through a Euroclear or CEDEL account holder to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Securities are credited and only in respect of such portion of the aggregate principal amount of the Securities as to which such Participant or Participants has or have given such direction. However, if any of the events described under "-- Exchange of Book Entry Securities for Certificated Securities" occurs, DTC reserves the right to exchange the New Global Securities for New Securities in certificated form and to distribute such New Securities to its Participants.

  The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the New Global Securities (in respect of the Notes only in the case of Euroclear and CEDEL) among account holders in DTC and account holders of Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers, the Registrar, the Exchange Agents or the Trustee nor any agent of the Company, the Initial Purchasers, the Registrar, the Exchange Agents or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants, indirect participants or account holders of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES

  A New Global Security is exchangeable for definitive New Securities in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the New Global Security and the Company thereupon fails to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act,
(ii) the Company, at its option, notifies the Trustee or Registrar, as the case may be, in writing that it elects to cause the issuance of the New Securities in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Securities. In all cases, certificated New Securities delivered in exchange for any New Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

                                 LEGAL MATTERS

  The validity of the issuance of the New Securities will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel for the Company.

                                    EXPERTS

  The consolidated financial statements and schedule of NTL Incorporated (formerly International CableTel Incorporated) and subsidiaries appearing in NTL Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  A substantial majority of the assets of the Company are located outside the United States. As a result, it may not be possible for holders of the Securities to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as (i) the United States court had jurisdiction over the original proceeding, (ii) the judgment is final and conclusive on the merits, (iii) the judgment does not contravene English public policy, (iv) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and (v) the judgment has not been obtained by fraud or in breach of the principles of natural justice. Based on the foregoing, there can be no assurance that Holders of Securities will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                         INDEX TO FINANCIAL STATEMENTS

Pro forma Condensed Consolidated Statement of Operations (Unaudited)..... F-2
Pro forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 (Unaudited)..................................... F-3
Notes to Pro forma Condensed Consolidated Statement of Operations (Unau-
 dited).................................................................. F-4

                               NTL INCORPORATED

     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS--(UNAUDITED)

  In May 1996, a wholly owned subsidiary of NTL Incorporated ("the Company"), entered into agreements (the "Agreements") to acquire all of the issued and outstanding stock of NTL Group Limited (together with its subsidiaries, the "NTL Group") in exchange for (i) cash of approximately (Pounds)200,000,000,
(ii) an additional cash payment of (Pounds)17,100,000 in October 1996, and
(iii) an agreement to pay (Pounds)35,000,000, subject to reduction, one year from closing. A substantial portion of the purchase price was financed (the "Financing") through (i) a bank facility of (Pounds)140,000,000 and (ii) a (Pounds)60,000,000 short term bank loan. The acquisition has been accounted for as a purchase. Accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill and is being amortized over 30 years.

  The Company obtained from the former shareholders of NTL Group Limited representations and warranties concerning the commercial and financial position of NTL Group and certain contingent liabilities and other obligations of NTL Group. The Company has the right to reduce the payment of (Pounds)35,000,000 to the former NTL Group Limited shareholders in the event that these representations and warranties are found to be untrue or inaccurate. Any such reduction will be determined in accordance with, and subject to the limitations set forth in, the Agreements either by agreement being reached between the parties or, failing agreement, by the determination of an appropriately qualified expert or a court of law. As the aggregate amount of such reductions can not exceed (Pounds)35,000,000, the Company has no further rights or recourse against the sellers for claims for damages for breaches of representations and warranties in excess of (Pounds)35,000,000. The Company is not currently aware of any reason that the payment will be reduced. In the event that the payment to the former shareholders of NTL Group Limited is reduced because of claims under the representations and warranties, or in the event that unknown liabilities exceed (Pounds)35,000,000 or arise after the (Pounds)35,000,000 payment is made, such events will be accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises."

  The following unaudited pro forma condensed consolidated statement of operations of the Company gives effect to the Agreements and the Financing. In accordance with SFAS No. 52, the statement of operations has been translated into dollars using the average exchange rate for the year ended December 31, 1996 ((Pounds)1 = $1.5616). The NTL Group historical statement of operations has been adjusted to reflect U.S. GAAP. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect of the Agreements and Financing as if they had occurred at the beginning of the period. The pro forma statement of operations has been prepared by the Company's management. The pro forma statement of operations may not be indicative of the results that actually would have occurred if the transactions had been in effect on the date indicated or which may be obtained in the future. The pro forma statement of operations should be read in conjunction with the consolidated financial statements and notes of the Company which are incorporated herein by reference.

                                NTL INCORPORATED

     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS--(UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                  NTL
                                    HISTORICAL   GROUP   ADJUSTMENTS   PRO FORMA
                                    ----------  -------  -----------   ---------
Revenues..........................  $ 228,343   $61,295                $ 289,638
Costs and expenses:
  Operating expenses..............    144,315    31,453                  175,768
  Selling, general and administra-
   tive...........................    114,992     7,536                  122,528
  Franchise fees..................     13,117       --                    13,117
  Corporate expenses..............     14,899       --                    14,899
  Depreciation and amortization...     98,653     3,878    $ 4,207 (a)   106,738
                                    ---------   -------    -------     ---------
Total costs and expenses..........    385,976    42,867      4,207       433,050
                                    ---------   -------    -------     ---------
Income (loss) from operations.....   (157,633)   18,428     (4,207)     (143,412)
Interest (expense)................   (137,032)   (1,670)    (6,749)(b)  (145,451)
Interest and other income.........     36,042       684        --         36,726
                                    ---------   -------    -------     ---------
Income (loss) before provision for
 income taxes and
 minority interests...............   (258,623)   17,442    (10,956)     (252,137)
Benefit (provision) for income
 taxes............................     (7,653)   (3,255)     3,255 (c)    (7,653)
                                    ---------   -------    -------     ---------
Income (loss) before minority in-
 terests..........................   (266,276)   14,187     (7,701)     (259,790)
Minority interests................     11,822       --         --         11,822
                                    ---------   -------    -------     ---------
Net income (loss).................  $(254,454)  $14,187    $(7,701)    $(247,968)
                                    =========   =======    =======     =========
Net (loss) per share..............  $   (8.20)      --         --      $   (7.99)
                                    =========   =======    =======     =========
Weighted average number of shares
 used in calculation
 of earnings per share............     31,041       --         --         31,041
                                    =========   =======    =======     =========

                               NTL INCORPORATED

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS--(UNAUDITED)

  For purposes of determining the effect of the Agreements and Financing on the Company's Condensed Consolidated Statement of Operations for the year ended December 31, 1996, the following pro forma adjustments have been made:

                                                               YEAR ENDED
                                                            DECEMBER 31, 1996
                                                            ------------------
                                                             (IN THOUSANDS)
  (a) Amortization of goodwill over 30 years and the
      depreciation of the excess of the fair value over
      book value of property and equipment acquired........           $ (4,207)
  (b) Interest expense on debt at 9.25% per annum for the
      short term debt and 7.91% per annum for the long term
      debt (the rates in effect at the consummation of the
      Financing)(1)........................................  $(8,488)
    Less interest on NTL debt retired......................    1,739
                                                            --------
                                                                        (6,749)
  (c) Estimated tax benefit from filing for group relief...              3,255
                                                                      --------
                                                                       $(7,701)
                                                                      ========

  The excess of the fair value over the book value of the property and equipment of approximately (Pounds)64,000,000 is being depreciated over the estimated lives of such property (50 years for the tower structures and 10 years for equipment).

  The goodwill was computed as follows:
  Cash paid to shareholders and to financial institutions
   ((Pounds)203,601,000)...................................... $348,667,000
  Cost and expenses of acquisition............................    3,696,000
  Additional payment (October 1996) ((Pounds)17,100,000)......   29,284,000
  Further additional payment (May 1997) ((Pounds)35,000,000)..   59,938,000
                                                               ------------ ---
    Total.....................................................  441,585,000
  Book value of net assets acquired...........................   69,558,000
  Excess of fair value of property and equipment over book
   value......................................................  108,985,000
                                                               ------------
    Goodwill.................................................. $263,042,000
                                                               ============

--------
(1) Each 1/8% per annum change in the interest rate would change interest expense by $390,000 for the year ended December 31, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   3
Prospectus Summary.........................................................   5
Risk Factors...............................................................  15
The Exchange Offer.........................................................  30
Use of Proceeds............................................................  37
Exchange Rates.............................................................  37
Capitalization.............................................................  38
Selected Consolidated Financial Information................................  39
The Company................................................................  41
Description of Notes.......................................................  45
Description of Preferred Stock and Subordinated Debentures.................  66
Registration Rights........................................................  78
Description of Certain Indebtedness .......................................  80
Description of Capital Stock...............................................  84
Certain Federal Income Tax
 Considerations............................................................  91
Plan of Distribution.......................................................  98
Book-Entry; Delivery and Form..............................................  99
Legal Matters.............................................................. 102
Experts.................................................................... 102
Enforceability of Civil Liabilities........................................ 102
Index to Financial Statements.............................................. F-1

  UNTIL . (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) DEALERS AFFECTING TRANSACTIONS IN THE NEW SECURITIES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


LOGO

                                  $400,000,000
                       10% SERIES B SENIOR NOTES DUE 2007

                     250,000 SHARES OF 13% SERIES B SENIOR
                    REDEEMABLE EXCHANGEABLE PREFERRED STOCK

      $250,000,000 13% SERIES B SUBORDINATED EXCHANGE DEBENTURES DUE 2009


                          --------------------------

                                   PROSPECTUS

                          --------------------------


                                          , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

  The Company's By-laws (the "By-laws") provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  The Company has entered into a director and officer indemnity agreement ("Indemnity Agreement") with each officer and director of the Company (an "Indemnitee"). Under the By-laws and these Indemnity Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 21. EXHIBITS.

  The following exhibits are filed as part of this Registration Statement:

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
    1.1      Purchase Agreement, dated February 7, 1997, by and among the
             Company and Donaldson, Lufkin & Jenrette Securities Corporation,
             Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith
             Incorporated, with respect to the Old Securities(12)
    2.1      Amended and Restated Agreement of Reorganization and Plan of
             Merger Agreement, dated as of May 28, 1993, by and between the
             Company and OCOM(2)
    2.2      Deed of Irrevocable undertaking dated March 28, 1996 by and among
             Addroute Limited, certain shareholders in the NTL Group Limited,
             NTL Group Limited and International CableTel Incorporated(8)
    2.3      Form of Offer Document dated March 28, 1996 of Addroute Limited for NTL Group Limited(8)
    2.4      Deed of Adjustment dated March 28, 1996 by and among Addroute
             Limited and Mercury Asset Management plc.(8)
    2.5      Share Exchange Agreement, dated as of August 30, 1996, by and among the Company, B/G Co., Booth American Company, Columbia
             Management, Inc. and Robert T. Goad(10)
    2.6      Share Purchase Agreement, dated October 7, 1996, by and among the
             Company, South Wales Electricity plc and Swalec Telco Investment
             Limited(10)
    3.1      Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment, dated June 5, 1996(9)
    3.2      Restated By-laws of the Company(2)
    4.1      Indenture, dated as of February 12, 1997, by and between the
             Company and The Chase Manhattan Bank, as Trustee, with respect to the Notes(12)
    4.2      Certificate of Designation, dated February 12, 1997, with respect to the Preferred Stock(12)
    4.3      Form of Indenture between the Company and The Chase Manhattan
             Bank, as Trustee, with respect to the Subordinated Debentures(12)
    4.4      Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette Securities
             Corporation, Chase Securities Inc. and Merrill Lynch, Pierce,
             Fenner & Smith Incorporated with respect to the Notes(12)
    4.5      Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette Securities
             Corporation, Chase Securities Inc. and Merrill Lynch, Pierce,
             Fenner & Smith Incorporated with respect to the Preferred
             Stock(12)
    4.6      Form of Notes (included in Exhibit 4.1)
    4.7      Form of Preferred Stock(12)
    4.8      Form of Subordinated Debentures (included in Exhibit 4.3)
    4.9      Indenture, dated as of June 12, 1996, by and between the Company and Chemical Bank, as Trustee, with respect to the 7% Convertible
             Notes(9)
    4.10     Registration Rights Agreement, dated June 12, 1996, by and among the Company and Donaldson, Lufkin & Jenrette Securities
             Corporation and Salomon Brothers Inc, with respect to the 7%
             Convertible Notes(9)
    4.11     Indenture, dated as of January 30, 1996, by and among the Company and Chemical Bank, as Trustee, with respect to the 11 1/2%
             Notes(8)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  4.12       Registration Rights Agreement, dated January 30, 1996, by and among the Company and Donaldson, Lufkin & Jenrette Securities
             Corporation, Salomon Brothers Inc and Chase Securities, Inc., with respect to the 11 1/2% Notes(8)
  4.13       Indenture, dated as of April 20, 1995, by and among the Company and Chemical Bank, as Trustee, with respect to the 12 3/4%
             Notes(3)
  4.14       First Supplemental Indenture, dated as of January 22, 1996, by and among the Company and Chemical Bank, as Trustee with respect to the Indenture included as Exhibit 4.13(8)
  4.15       Registration Agreement, dated April 13, 1995 by and among the
             Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette
             Securities Corporation and Goldman, Sachs & Co., with respect to the 12 3/4% Notes(3)
  4.16       Indenture, dated as of April 20, 1995, by and among the Company and Chemical Bank, as Trustee, with respect to the 7 1/4%
             Convertible Notes(4)
  4.17       Registration Agreement, dated April 12, 1995, by and among the
             Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette
             Securities Corporation and Goldman Sachs & Co., with respect to the 7 1/4% Convertible Notes(4)
  4.18       Indenture, dated as of October 1, 1993, by and among the Company and Chemical Bank, as Trustee with respect to the 10 7/8% Senior
             Notes(5)
  4.19       First Supplemental Indenture, dated January 23, 1996, by and among the Company and Chemical Bank, as Trustee, with respect to the
             Indenture included as Exhibit 4.18(8)
  4.20       Rights Agreement, dated as of October 1, 1993, between the Company and Continental Transfer & Trust Company, as Rights Agent(2)
  5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the
             legality of the securities being registered hereby
 10.1        Subscription Agreement dated as of April 8, 1993, by and among
             Insight Communications Company U.K., L.P. ("Insight"), OCOM and
             the Company(2)
 10.2        Amendment to Subscription Agreement, dated as of May 28, 1993, by and among Insight, OCOM and the Company(2)
 10.3        Letter Agreement, dated as of April 27, 1993, by and among
             Insight, OCOM and the Company(2)
 10.4        Letter Agreement, dated July 16, 1993, by and among Insight, OCOM and the Company(2)
 10.5        Agreement dated as of May 28, 1993 between Insight and OCOM(2)
 10.6        Form of Non-Competition Agreement(2)
 10.7        Compensation Plan--International CableTel Inc. 1993 Stock Option
             Plan(2)
 10.8        Compensation Plan--International CableTel Inc. 1993 Non-Employee
             Director Stock Option Plan(2)
 10.9        Compensation Plan--OCOM Corporation 1991 Stock Option Plan(2)
 10.10       Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)(3)
 10.11       Corporate Services Agreement, dated July 1, 1991, among CCL, New
             Par, a Delaware general partnership constituting the CCI/AirTouch
             Joint Venture, and OCOM (formerly known as LDCO)(3)
 10.12       Tax Sharing Agreement, dated July 1, 1991, between CCI and OCOM
             (formerly known as LDCO)(3)
 10.13       Service Agreement, dated May 1, 1992, between OCOM and LCI(3)
 10.14       The NTLIH Facilities Agreement, dated March 28, 1996, by and among
             NTLIH (formerly Addroute Limited), Chase Investment Bank Limited and The Chase Manhattan Bank, N.A.(8)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  10.15      Deed of Undertaking of the Registrant to NTLIH (formerly Addroute
             Limited) dated March 28, 1996 in relation to the Further
             Payment(8)
  11.1       Computation of Per Share Earnings(12)
  12.1       Computation of Ratio of Earnings to Fixed Charges and Combined
             Fixed Charges and Preferred Stock Dividends*
  21.1       Subsidiaries of the Company(12)
  23.1       Consent of Ernst & Young, LLP
  23.2       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 5.1)
  24.1       Powers of Attorney (included in the signature pages to the
             Registration Statement)*
  24.2       Power of Attorney of Warren Potash
  25.1       Form T-1 Statement of Eligibility of Trustee*
  99.1       Form of Letter of Transmittal in respect of the Notes
  99.2       Form of Letter of Transmittal in respect of the Preferred Stock
  99.3       Certificate of Designation, dated October 7, 1996, in respect of the Company's Convertible Preferred Stock(11)
  99.4       Prescribed Diffusion Service License, dated July 21, 1987, issued to British Cable Services Limited (now held by CableTel Surrey and
             Hampshire Limited) for the area of West Surrey and East Hampshire,
             England(6)
  99.5       Prescribed Diffusion Service License, dated December 3, 1990, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of Inverclyde, Scotland(6)
  99.6       Prescribed Diffusion Service License, dated December 3, 1990, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of Bearsden and Milngavie, Scotland(6)
  99.7       Prescribed Diffusion Service License, dated December 3, 1990, issued to Newport Cablevision Limited (renamed CableTel Newport)
             for the area of Newport, Wales(6)
  99.8       Prescribed Diffusion Service License, dated July 10, 1984, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of
             North Glasgow and Clydebank, Strathclyde, Scotland(6)
  99.9       Prescribed Diffusion Service License, dated December 3, 1990, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of Greater Glasgow, Scotland(6)
  99.10      Prescribed Diffusion Service License, dated December 3, 1990, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of Paisley and Renfrew, Scotland(6)
  99.11      Prescribed Diffusion Service License, dated December 3, 1990, issued to Cable and Satellite Television Holdings Ltd (renamed
             CableTel West Glamorgan Limited) for the area of West Glamorgan,
             Wales(6)

  99.12 Prescribed Diffusion Service License, dated December 3, 1990, issued to British Cable Services Limited for the area of Cardiff and Penarth, Wales (now held by CableTel Cardiff Limited)(6)
  99.13 Prescribed Diffusion Service License, dated December 3, 1990, issued to Kirklees Cable (renamed CableTel Kirklees) for the area of Huddersfield and Dewsbury, West Yorkshire, England(6)
  99.14 Prescribed Diffusion Service License, dated December 3, 1990, issued to CableVision Communications Company of Hertfordshire Ltd
             (renamed CableTel Hertfordshire Limited) for the area of Broxbourne and East Hertfordshire, England(6)
  99.15 Prescribed Diffusion Service License, dated December 3, 1990, issued to CableVision Communications Company Ltd (renamed CableTel
             Central Hertfordshire Limited) for the area of Central
             Hertfordshire, England(6)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  99.16      Prescribed Diffusion Service License, dated March 26, 1990, issued to CableVision Bedfordshire Limited (renamed CableTel Bedfordshire
             Ltd.) for the area of Luton and South Bedfordshire(6)
  99.17      Prescribed Diffusion Service License, dated December 3, 1990, issued to CableVision North Bedfordshire Ltd (renamed CableTel
             North Bedfordshire Ltd.) for the area of North Bedfordshire,
             England(6)
  99.18      Local Delivery Service License, dated October 2, 1995, issued to
             CableTel Northern Ireland Limited for Northern Ireland(6)
  99.19      Local Delivery Service License, dated December 6, 1995, issued to
             CableTel South Wales Limited for Glamorgan and Gwent, Wales(6)
  99.20      Local Delivery Service License, dated March 13, 1991, issued to
             Maxwell Cable TV Limited for Pembroke Dock, Dyfed, Wales (now held by Metro South Wales Limited)(6)
  99.21      Local Delivery Service License, dated March 15, 1991, issued to
             Maxwell Cable TV Limited for Camarthen, Wales (now held by Metro
             South Wales Limited)(6)
  99.22      Local Delivery Service License, dated March 15, 1991, issued to
             Maxwell Cable TV Limited for Milford Haven, Wales (now held by
             Metro South Wales Limited)(6)


  99.23      Local Delivery Service License, dated March 15, 1991, issued to
             Maxwell Cable TV Limited for Cwmgors (Amman Valley), West
             Glamorgan, Wales(6)
  99.24      Local Delivery Service License, dated March 15, 1991, issued to
             Maxwell Cable TV Limited for Ammanford, West Glamorgan, Wales(6)
  99.25      Local Delivery Service License, dated March 15, 1991, issued to
             Maxwell Cable TV Limited for Brecon, Gwent, Wales(6)
  99.26      Local Delivery Service License, dated March 15, 1991, issued to
             Maxwell Cable TV Limited for Haverfordwest, Preseli, Wales(6)
  99.27      Local Delivery Service License, dated March 15, 1991, issued to
             Maxwell Cable TV Limited for Neyland, Preseli, Wales (now held by
             Metro South Wales Limited)(6)
  99.28      License, dated January 11, 1991, issued to Cablevision
             Communications Company of Hertfordshire Ltd (renamed CableTel
             Hertfordshire Limited) for the Hertford, Cheshunt and Ware (Lea
             Valley) cable franchise, England(6)
  99.29      License, dated December 8, 1990, issued to Cablevision
             Communications Company Limited for Central Hertfordshire (renamed
             CableTel Central Hertfordshire Limited), England(6)
  99.30      License, dated August 23, 1989, issued to Cablevision Bedfordshire
             Limited for Bedford and surrounding areas, England(6)
  99.31      License, dated January 9, 1991, issued to Cablevision North
             Bedfordshire Ltd for North Bedfordshire, England(6)
  99.32      License, dated January 29, 1991, issued to Clyde Cablevision
             (renamed CableTel Glasgow) for the Inverclyde Cable Franchise,
             Scotland(6)
  99.33      License, dated January 29, 1991, issued to Clyde Cablevision
             (renamed CableTel Glasgow) for the Bearsden and Milngavie Cable
             Franchise, Scotland(6)
  99.34      License, dated January 29, 1991, issued to Clyde Cablevision
             (renamed CableTel Glasgow) for the Paisley and Renfrew Cable
             Franchise, Scotland(6)
  99.35      License, dated June 7, 1985, issued to Clyde Cablevision Ltd
             (renamed CableTel Glasgow) for North West Glasgow and Clydebank,
             Scotland(6)

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  99.36      License, dated January 29, 1991, issued to Clyde Cablevision
             (renamed CableTel Glasgow) for the Greater Glasgow cable
             franchise, Scotland(6)
  99.37      License, dated October 13, 1993, issued to Insight Communications
             Cardiff Limited (renamed CableTel Cardiff Limited) for Cardiff,
             Wales(6)
  99.38      License, dated January 22, 1991, issued to Newport Cablevision
             Limited (renamed CableTel Newport), for Newport Cable franchise
             Wales(6)
  99.39      License, dated May 18, 1990, issued to Cable and Satellite
             Television Holdings Limited (renamed CableTel West Glamorgan) for
             West Glamorgan, Wales(6)
  99.40      License, dated December 20, 1990, issued to Kirklees Cable
             (renamed CableTel Kirklees) for the Huddersfield and Dewsbury cable franchise, England(6)
  99.41      License, dated October 13, 1993, issued to Insight Communications
             Guildford Limited (renamed CableTel Surrey and Hampshire Limited)
             for the West Surrey/East Hampshire (Guildford) Cable Franchise,
             England(6)
  99.42      License, dated January 20, 1995, issued to CableTel Bedfordshire
             Ltd. for the area of South Bedfordshire, England(6)
  99.43      License, dated January 20, 1995, issued to CableTel North
             Bedfordshire Ltd. for the area of Bedford, England(6)
  99.44      License, dated January 20, 1992, issued to Cable and Satellite
             Television Holdings Limited (renamed CableTel West Glamorgan
             Limited) for the area of Swansea, Neath and Port Talbot, Wales(6)
  99.45      License, dated January 20, 1995, issued to Cabletel Hertfordshire
             Ltd. for the area of Hertford, Cheshunt and Ware (Lea Valley),
             England(6)
  99.46      License, dated January 20, 1995, issued to Cabletel Central
             Hertfordshire Ltd. for the area of Central Hertfordshire,
             England(6)
  99.47      License, dated July 21, 1995, issued to CableTel Kirklees(6)
  99.48      License, dated June 8, 1995, issued to CableTel Bedfordshire
             Ltd.(6)
  99.49      License, dated October 27, 1995, issued to Metro South Wales
             Limited for the area of Neyland, Wales(6)
  99.50      License, dated October 27, 1995, issued to Metro South Wales
             Limited for the area of Cwmgors, Wales(6)
  99.51      License, dated October 27, 1995, issued to Metro South Wales
             Limited for the area of Ammanford, Wales(6)
  99.52      License, dated October 27, 1995, issued to Metro South Wales
             Limited for the area of Carmarthen, Wales(6)
  99.53      License, dated October 27, 1995, issued to Metro South Wales
             Limited for the area of Haverfordwest, Wales(6)
  99.54      License, dated October 27, 1995, issued to Metro South Wales
             Limited for the area of Pembroke Dock, Wales(6)
  99.55      License, dated October 27, 1995, issued to Metro South Wales
             Limited for the area of Milford Haven, Wales(6)
  99.56      License, dated October 27, 1995, issued to CableTel South Wales
             Limited for the area of Glamorgan and Gwent, Wales(6)
  99.57      License, dated January 26, 1996, issued to Cabletel South Wales
             Limited, for part of the Glamorgan area(6)

--------
 (1) Incorporated by reference from the Company's Form 8-K, filed with the Commission on April 12, 1995.
 (2) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.
 (3) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.
 (4) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 33-92792.
 (5) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63572.
 (6) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 20, 1996.
 (7) Incorporated by reference from the Company's Form 10-K, filed with the Commission on March 22, 1996.
 (8) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-1010.
 (9) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-07879.
(10) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-16751.
(11) Incorporated by reference to the Company's Current Report on Form 8-K, filed on October 9, 1996.
(12) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 28, 1997.
 * Previously filed as part of this Registration Statement.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 22ND DAY OF MAY, 1997.

                                         NTL Incorporated

                                                  /s/ Richard J. Lubasch
                                         By: __________________________________
                                             RICHARD J. LUBASCH SENIOR VICE
                                             PRESIDENT--GENERAL COUNSEL AND
                                                       SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

                                      Chairman of the
               *                       Board and               May 22, 1997
------------------------------------   Treasurer
        GEORGE S. BLUMENTHAL

                                      President, Chief
               *                       Executive and           May 22, 1997
------------------------------------   Financial Officer
          J. BARCLAY KNAPP             and Director

                                      Vice President--
               *                       Controller              May 22, 1997
------------------------------------
           GREGG GORELICK

                                      Director
               *                                               May 22, 1997
------------------------------------
          SIDNEY R. KNAFEL

                                      Director
               *                                               May 22, 1997
------------------------------------
         TED H. MCCOURTNEY

                                      Director
               *                                               May 22, 1997
------------------------------------
             DEL MINTZ

                                      Director
               *                                               May 22, 1997
------------------------------------
          ALAN J. PATRICOF

                                      Director
               *                                               May 22, 1997
------------------------------------
           WARREN POTASH

                                      Director
               *                                               May 22, 1997
------------------------------------
         MICHAEL S. WILLNER

   /s/ Richard J. Lubasch
*By: __________________________

   NAME:RICHARD J. LUBASCH

      ATTORNEY-IN-FACT

   DATED: MAY 22, 1997

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
    1.1      Purchase Agreement, dated February 7, 1997, by and
             among the Company and Donaldson, Lufkin & Jenrette
             Securities Corporation, Chase Securities Inc. and
             Merrill Lynch, Pierce, Fenner & Smith Incorporated,
             with respect to the Old Securities(12)
    2.1      Amended and Restated Agreement of Reorganization and
             Plan of Merger Agreement, dated as of May 28, 1993, by
             and between the Company and OCOM(2)
    2.2      Deed of Irrevocable undertaking dated March 28, 1996 by
             and among Addroute Limited, certain shareholders in the
             NTL Group Limited, NTL Group Limited and International
             CableTel Incorporated(8)
    2.3      Form of Offer Document dated March 28, 1996 of Addroute
             Limited for NTL Group Limited(8)
    2.4      Deed of Adjustment dated March 28, 1996 by and among
             Addroute Limited and Mercury Asset Management plc.(8)
    2.5      Share Exchange Agreement, dated as of August 30, 1996,
             by and among the Company, B/G Co., Booth American
             Company, Columbia Management, Inc. and Robert T.
             Goad(10)
    2.6      Share Purchase Agreement, dated October 7, 1996, by and
             among the Company, South Wales Electricity plc and
             Swalec Telco Investment Limited(10)
    3.1      Restated Certificate of Incorporation of the Company,
             as amended by the Certificate of Amendment, dated June
             5, 1996(9)
    3.2      Restated By-laws of the Company(2)
    4.1      Indenture, dated as of February 12, 1997, by and
             between the Company and The Chase Manhattan Bank, as
             Trustee, with respect to the Notes(12)
    4.2      Certificate of Designation, dated February 12, 1997,
             with respect to the Preferred Stock(12)
    4.3      Form of Indenture between the Company and The Chase
             Manhattan Bank, as Trustee, with respect to the
             Subordinated Debentures(12)
    4.4      Registration Rights Agreement, dated February 12, 1997,
             by and among the Company and Donaldson, Lufkin &
             Jenrette Securities Corporation, Chase Securities Inc.
             and Merrill Lynch, Pierce, Fenner & Smith Incorporated
             with respect to the Notes(12)
    4.5      Registration Rights Agreement, dated February 12, 1997,
             by and among the Company and Donaldson, Lufkin &
             Jenrette Securities Corporation, Chase Securities Inc.
             and Merrill Lynch, Pierce, Fenner & Smith Incorporated
             with respect to the Preferred Stock(12)
    4.6      Form of Notes (included in Exhibit 4.1)
    4.7      Form of Preferred Stock(12)
    4.8      Form of Subordinated Debentures (included in Exhibit
             4.3)
    4.9      Indenture, dated as of June 12, 1996, by and between
             the Company and Chemical Bank, as Trustee, with respect
             to the 7% Convertible Notes(9)
    4.10     Registration Rights Agreement, dated June 12, 1996, by
             and among the Company and Donaldson, Lufkin & Jenrette
             Securities Corporation and Salomon Brothers Inc, with
             respect to the 7% Convertible Notes(9)
    4.11     Indenture, dated as of January 30, 1996, by and among
             the Company and Chemical Bank, as Trustee, with respect
             to the 11 1/2% Notes(8)

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
  4.12       Registration Rights Agreement, dated January 30, 1996,
             by and among the Company and Donaldson, Lufkin &
             Jenrette Securities Corporation, Salomon Brothers Inc
             and Chase Securities, Inc., with respect to the 11 1/2%
             Notes(8)
  4.13       Indenture, dated as of April 20, 1995, by and among the
             Company and Chemical Bank, as Trustee, with respect to
             the 12 3/4% Notes(3)
  4.14       First Supplemental Indenture, dated as of January 22,
             1996, by and among the Company and Chemical Bank, as
             Trustee with respect to the Indenture included as
             Exhibit 4.13(8)
  4.15       Registration Agreement, dated April 13, 1995 by and
             among the Company and Salomon Brothers Inc, Donaldson,
             Lufkin & Jenrette Securities Corporation and Goldman,
             Sachs & Co., with respect to the 12 3/4% Notes(3)
  4.16       Indenture, dated as of April 20, 1995, by and among the
             Company and Chemical Bank, as Trustee, with respect to
             the 7 1/4% Convertible Notes(4)
  4.17       Registration Agreement, dated April 12, 1995, by and
             among the Company and Salomon Brothers Inc, Donaldson,
             Lufkin & Jenrette Securities Corporation and Goldman
             Sachs & Co., with respect to the 7 1/4% Convertible
             Notes(4)
  4.18       Indenture, dated as of October 1, 1993, by and among
             the Company and Chemical Bank, as Trustee with respect
             to the 10 7/8% Senior Notes(5)
  4.19       First Supplemental Indenture, dated January 23, 1996,
             by and among the Company and Chemical Bank, as Trustee,
             with respect to the Indenture included as Exhibit
             4.18(8)
  4.20       Rights Agreement, dated as of October 1, 1993, between
             the Company and Continental Transfer & Trust Company,
             as Rights Agent(2)
  5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as
             to the legality of the securities being registered
             hereby
 10.1        Subscription Agreement dated as of April 8, 1993, by
             and among Insight Communications Company U.K., L.P.
             ("Insight"), OCOM and the Company(2)
 10.2        Amendment to Subscription Agreement, dated as of May
             28, 1993, by and among Insight, OCOM and the Company(2)
 10.3        Letter Agreement, dated as of April 27, 1993, by and
             among Insight, OCOM and the Company(2)
 10.4        Letter Agreement, dated July 16, 1993, by and among
             Insight, OCOM and the Company(2)
 10.5        Agreement dated as of May 28, 1993 between Insight and
             OCOM(2)
 10.6        Form of Non-Competition Agreement(2)
 10.7        Compensation Plan--International CableTel Inc. 1993
             Stock Option Plan(2)
 10.8        Compensation Plan--International CableTel Inc. 1993
             Non-Employee Director Stock Option Plan(2)
 10.9        Compensation Plan--OCOM Corporation 1991 Stock Option
             Plan(2)
 10.10       Form of Director and Officer Indemnity Agreement
             (together with a schedule of executed Indemnity
             Agreements)(3)
 10.11       Corporate Services Agreement, dated July 1, 1991, among
             CCL, New Par, a Delaware general partnership
             constituting the CCI/AirTouch Joint Venture, and OCOM
             (formerly known as LDCO)(3)
 10.12       Tax Sharing Agreement, dated July 1, 1991, between CCI
             and OCOM (formerly known as LDCO)(3)
 10.13       Service Agreement, dated May 1, 1992, between OCOM and
             LCI(3)

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
 10.14       The NTLIH Facilities Agreement, dated March 28, 1996,
             by and among NTLIH (formerly Addroute Limited), Chase
             Investment Bank Limited and The Chase Manhattan Bank,
             N.A.(8)
 10.15       Deed of Undertaking of the Registrant to NTLIH
             (formerly Addroute Limited) dated March 28, 1996 in
             relation to the Further Payment(8)
 11.1        Computation of Per Share Earnings(12)
 12.1        Computation of Ratio of Earnings to Fixed Charges and
             Combined Fixed Charges and Preferred Stock Dividends*
 21.1        Subsidiaries of the Company(12)
 23.1        Consent of Ernst & Young, LLP
 23.2        Consent of Skadden, Arps, Slate, Meagher & Flom LLP
             (included in Exhibit 5.1)
 24.1        Powers of Attorney (included in the signature pages to
             the Registration Statement)*
 24.2        Power of Attorney of Warren Potash
 25.1        Form T-1 Statement of Eligibility of Trustee*
 99.1        Form of Letter of Transmittal in respect of the Notes
 99.2        Form of Letter of Transmittal in respect of the
             Preferred Stock
 99.3        Certificate of Designation, dated October 7, 1996, in
             respect of the Company's Convertible Preferred
             Stock(11)
 99.4        Prescribed Diffusion Service License, dated July 21,
             1987, issued to British Cable Services Limited (now
             held by CableTel Surrey and Hampshire Limited) for the
             area of West Surrey and East Hampshire, England(6)
 99.5        Prescribed Diffusion Service License, dated December 3,
             1990, issued to Clyde Cablevision (renamed CableTel
             Glasgow) for the area of Inverclyde, Scotland(6)
 99.6        Prescribed Diffusion Service License, dated December 3,
             1990, issued to Clyde Cablevision (renamed CableTel
             Glasgow) for the area of Bearsden and Milngavie,
             Scotland(6)
 99.7        Prescribed Diffusion Service License, dated December 3,
             1990, issued to Newport Cablevision Limited (renamed
             CableTel Newport) for the area of Newport, Wales(6)
 99.8        Prescribed Diffusion Service License, dated July 10,
             1984, issued to Clyde Cablevision (renamed CableTel
             Glasgow) for the area of North Glasgow and Clydebank,
             Strathclyde, Scotland(6)
 99.9        Prescribed Diffusion Service License, dated December 3,
             1990, issued to Clyde Cablevision (renamed CableTel
             Glasgow) for the area of Greater Glasgow, Scotland(6)
 99.10       Prescribed Diffusion Service License, dated December 3,
             1990, issued to Clyde Cablevision (renamed CableTel
             Glasgow) for the area of Paisley and Renfrew,
             Scotland(6)
 99.11       Prescribed Diffusion Service License, dated December 3,
             1990, issued to Cable and Satellite Television Holdings
             Ltd (renamed CableTel West Glamorgan Limited) for the
             area of West Glamorgan, Wales(6)
 99.12       Prescribed Diffusion Service License, dated December 3,
             1990, issued to British Cable Services Limited for the
             area of Cardiff and Penarth, Wales (now held by
             CableTel Cardiff Limited)(6)
 99.13       Prescribed Diffusion Service License, dated December 3,
             1990, issued to Kirklees Cable (renamed CableTel
             Kirklees) for the area of Huddersfield and Dewsbury,
             West Yorkshire, England(6)
 99.14       Prescribed Diffusion Service License, dated December 3,
             1990, issued to CableVision Communications Company of
             Hertfordshire Ltd (renamed CableTel Hertfordshire
             Limited) for the area of Broxbourne and East
             Hertfordshire, England(6)

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
  99.15      Prescribed Diffusion Service License, dated December 3,
             1990, issued to CableVision Communications Company Ltd
             (renamed CableTel Central Hertfordshire Limited) for
             the area of Central Hertfordshire, England(6)
  99.16      Prescribed Diffusion Service License, dated March 26,
             1990, issued to CableVision Bedfordshire Limited
             (renamed CableTel Bedfordshire Ltd.) for the area of
             Luton and South Bedfordshire(6)
  99.17      Prescribed Diffusion Service License, dated December 3,
             1990, issued to CableVision North Bedfordshire Ltd
             (renamed CableTel North Bedfordshire Ltd.) for the area
             of North Bedfordshire, England(6)
  99.18      Local Delivery Service License, dated October 2, 1995,
             issued to CableTel Northern Ireland Limited for
             Northern Ireland(6)
  99.19      Local Delivery Service License, dated December 6, 1995,
             issued to CableTel South Wales Limited for Glamorgan
             and Gwent, Wales(6)
  99.20      Local Delivery Service License, dated March 13, 1991,
             issued to Maxwell Cable TV Limited for Pembroke Dock,
             Dyfed, Wales (now held by Metro South Wales Limited)(6)
  99.21      Local Delivery Service License, dated March 15, 1991,
             issued to Maxwell Cable TV Limited for Camarthen, Wales
             (now held by Metro South Wales Limited)(6)
  99.22      Local Delivery Service License, dated March 15, 1991,
             issued to Maxwell Cable TV Limited for Milford Haven,
             Wales (now held by Metro South Wales Limited)(6)
  99.23      Local Delivery Service License, dated March 15, 1991,
             issued to Maxwell Cable TV Limited for Cwmgors (Amman
             Valley), West Glamorgan, Wales(6)
  99.24      Local Delivery Service License, dated March 15, 1991,
             issued to Maxwell Cable TV Limited for Ammanford, West
             Glamorgan, Wales(6)
  99.25      Local Delivery Service License, dated March 15, 1991,
             issued to Maxwell Cable TV Limited for Brecon, Gwent,
             Wales(6)
  99.26      Local Delivery Service License, dated March 15, 1991,
             issued to Maxwell Cable TV Limited for Haverfordwest,
             Preseli, Wales(6)
  99.27      Local Delivery Service License, dated March 15, 1991,
             issued to Maxwell Cable TV Limited for Neyland,
             Preseli, Wales (now held by Metro South Wales
             Limited)(6)
  99.28      License, dated January 11, 1991, issued to Cablevision
             Communications Company of Hertfordshire Ltd (renamed
             CableTel Hertfordshire Limited) for the Hertford,
             Cheshunt and Ware (Lea Valley) cable franchise,
             England(6)
  99.29      License, dated December 8, 1990, issued to Cablevision
             Communications Company Limited for Central
             Hertfordshire (renamed CableTel Central Hertfordshire
             Limited), England(6)
  99.30      License, dated August 23, 1989, issued to Cablevision
             Bedfordshire Limited for Bedford and surrounding areas,
             England(6)
  99.31      License, dated January 9, 1991, issued to Cablevision
             North Bedfordshire Ltd for North Bedfordshire,
             England(6)
  99.32      License, dated January 29, 1991, issued to Clyde
             Cablevision (renamed CableTel Glasgow) for the
             Inverclyde Cable Franchise, Scotland(6)
  99.33      License, dated January 29, 1991, issued to Clyde
             Cablevision (renamed CableTel Glasgow) for the Bearsden
             and Milngavie Cable Franchise, Scotland(6)
  99.34      License, dated January 29, 1991, issued to Clyde
             Cablevision (renamed CableTel Glasgow) for the Paisley
             and Renfrew Cable Franchise, Scotland(6)

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
  99.35      License, dated June 7, 1985, issued to Clyde
             Cablevision Ltd (renamed CableTel Glasgow) for North
             West Glasgow and Clydebank, Scotland(6)
  99.36      License, dated January 29, 1991, issued to Clyde
             Cablevision (renamed CableTel Glasgow) for the Greater
             Glasgow cable franchise, Scotland(6)
  99.37      License, dated October 13, 1993, issued to Insight
             Communications Cardiff Limited (renamed CableTel
             Cardiff Limited) for Cardiff, Wales(6)
  99.38      License, dated January 22, 1991, issued to Newport
             Cablevision Limited (renamed CableTel Newport), for
             Newport Cable franchise Wales(6)
  99.39      License, dated May 18, 1990, issued to Cable and
             Satellite Television Holdings Limited (renamed CableTel
             West Glamorgan) for West Glamorgan, Wales(6)
  99.40      License, dated December 20, 1990, issued to Kirklees
             Cable (renamed CableTel Kirklees) for the Huddersfield
             and Dewsbury cable franchise, England(6)
  99.41      License, dated October 13, 1993, issued to Insight
             Communications Guildford Limited (renamed CableTel
             Surrey and Hampshire Limited) for the West Surrey/East
             Hampshire (Guildford) Cable Franchise, England(6)
  99.42      License, dated January 20, 1995, issued to CableTel
             Bedfordshire Ltd. for the area of South Bedfordshire,
             England(6)
  99.43      License, dated January 20, 1995, issued to CableTel
             North Bedfordshire Ltd. for the area of Bedford,
             England(6)
  99.44      License, dated January 20, 1992, issued to Cable and
             Satellite Television Holdings Limited (renamed CableTel
             West Glamorgan Limited) for the area of Swansea, Neath
             and Port Talbot, Wales(6)
  99.45      License, dated January 20, 1995, issued to Cabletel
             Hertfordshire Ltd. for the area of Hertford, Cheshunt
             and Ware (Lea Valley), England(6)
  99.46      License, dated January 20, 1995, issued to Cabletel
             Central Hertfordshire Ltd. for the area of Central
             Hertfordshire, England(6)
  99.47      License, dated July 21, 1995, issued to CableTel
             Kirklees(6)
  99.48      License, dated June 8, 1995, issued to CableTel
             Bedfordshire Ltd.(6)
  99.49      License, dated October 27, 1995, issued to Metro South
             Wales Limited for the area of Neyland, Wales(6)
  99.50      License, dated October 27, 1995, issued to Metro South
             Wales Limited for the area of Cwmgors, Wales(6)
  99.51      License, dated October 27, 1995, issued to Metro South
             Wales Limited for the area of Ammanford, Wales(6)
  99.52      License, dated October 27, 1995, issued to Metro South
             Wales Limited for the area of Carmarthen, Wales(6)
  99.53      License, dated October 27, 1995, issued to Metro South
             Wales Limited for the area of Haverfordwest, Wales(6)
  99.54      License, dated October 27, 1995, issued to Metro South
             Wales Limited for the area of Pembroke Dock, Wales(6)
  99.55      License, dated October 27, 1995, issued to Metro South
             Wales Limited for the area of Milford Haven, Wales(6)

 EXHIBIT NO.                       DESCRIPTION                        PAGE NO.
 -----------                       -----------                        --------
  99.56      License, dated October 27, 1995, issued to CableTel
             South Wales Limited for the area of Glamorgan and
             Gwent, Wales(6)
  99.57      License, dated January 26, 1996, issued to Cabletel
             South Wales Limited, for part of the Glamorgan area(6)

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 (1) Incorporated by reference from the Company's Form 8-K, filed with the
     Commission on April 12, 1995.
 (2) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.
 (3) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.
 (4) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 33-92792.
 (5) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63572.
 (6) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 20, 1996.
   (7)Incorporated by reference from the Company's Form 10-K, filed with the
                         Commission on March 22, 1996.
 (8) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-1010.
 (9) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-07879.
(10) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-16751.
(11) Incorporated by reference to the Company's Current Report on Form 8-K, filed on October 9, 1996.
(12) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 28, 1997.
 * Previously filed as part of this Registration Statement.